Form 10-K405, Exhibit 13
period 1998-12-31
WEST ESSEX BANCORP INC
filed 1999-03-31
CIK 1063438

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
----------------------------------------------

     The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

                                                            AT DECEMBER 31,
                                          ---------------------------------------------------
                                              1998      1997      1996      1995      1994
                                          ----------- --------- --------- --------  ---------
                                                           (IN THOUSANDS)
SELECTED CONSOLIDATED FINANCIAL DATA:
Total assets(1).........................    $328,609  $299,025  $235,969  $223,165  $199,580
Loans receivable, net(2)................     140,272   112,735    82,134    85,031    84,611
SECURITIES AVAILABLE-FOR-SALE(3):
 Investment securities, net.............       8,282     7,081     1,647     1,932     1,857
SECURITIES HELD-TO-MATURITY(3):
 Investment securities, net.............      36,873    22,929    22,476    18,482     7,498
 Mortgage-backed securities, net........     110,376   130,174   113,254   100,032    89,300
Deposits(1).............................     238,313   238,192   179,946   178,392   164,181
Borrowed money..........................      42,101    30,300    23,650    17,000    10,000
Total stockholders' equity..............      46,754    29,275    28,452    26,856    24,477

                                                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                   1998     1997     1996     1995      1994
                                               ---------- -------- -------- -------- --------
                                                                (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income ..................               $21,315   $18,116  $16,467  $15,735  $13,235
Interest expense .................                12,219     9,656    8,300    7,618    5,121
                                                 -------   -------  -------  -------  -------
 Net interest income .............                 9,096     8,460    8,167    8,117    8,114
Provision for (recapture of) loan
  losses .........................                  (131)      487      232      510     (247)
                                                 -------   -------  -------  -------  -------
   Net interest income after
   provision for loan losses .....                 9,227     7,973    7,935    7,607    8,361
Noninterest income ...............                   529       373      476      332       32
Noninterest expense(4) ...........                 7,607     7,173    5,919    4,446    4,648
                                                 -------   -------  -------  -------  -------
Income before income taxes(4) ....                 2,149     1,173    2,492    3,493    3,745
Income taxes(4) ..................                   752       436      836    1,221      977
                                                 -------   -------  -------  -------  -------
Net income .......................               $ 1,397   $   737  $ 1,656  $ 2,272  $ 2,768
                                                 =======   =======  =======  =======  =======

                                                        (continued on next page)

                                                           AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                          1998     1997     1996     1995      1994
                                                       ---------  ------  -------  -------  -------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS(5):
   Return on average assets(4) .....................       0.44%    0.29%    0.74%    1.07%    1.44%
   Return on average stockholders' equity(4) .......       4.10     2.51     5.95     8.84    11.98
   Average stockholders' equity
    /average assets ................................      10.75    11.55    12.37    12.09    11.98
   Interest rate spread(6) .........................       2.48     2.87     3.15     3.34     3.92
   Net interest margin(7) ..........................       3.01     3.44     3.74     3.93     4.33
   Non-interest expenses to average assets(4) ......       2.40     2.82     2.63     2.09     2.41
   Stockholders' equity to assets ..................      14.23     9.79    12.06    12.03    12.26
   Efficiency ratio(8) .............................      71.41    57.04    56.58    52.86    50.37
REGULATORY CAPITAL RATIOS(5):
   Tangible capital ................................      10.44     7.98    12.06    12.02    12.26
   Core capital ....................................      10.44     7.98    12.06    12.02    12.26
   Risk-based capital ..............................      28.81    26.10    39.15    37.50    35.89
ASSET QUALITY RATIOS(5):
   Non-performing loans to total assets ............       0.67     0.84     1.26     0.96     1.55
   Non-performing loans to total loans
     receivable ....................................       1.46     2.16     3.51     2.46     3.52
   Non-performing assets to total assets ...........       0.84     1.24     1.85     1.57     2.48
   Allowance for loan losses to
    non-performing loans ...........................      78.47    75.19    52.70    55.84    40.00
   Average interest-earning assets to average
   interest-bearing liabilities ....................     112.99   114.39   115.46   115.94   114.86
 Net interest income after provision for
   loan losses to non-interest expenses(4) .........     121.30   111.15   134.06   171.10   179.88
NUMBER OF FULL-SERVICE CUSTOMER
   FACILITIES ......................................          8        8        5        5        5

____________________________
(1) The increase in assets in fiscal 1997 was due primarily to the purchase of three branch offices from Summit Bank.
(2) The allowance for loan losses at December 31, 1998, 1997, 1996, 1995 and 1994 was $1.7 million, $1.9 million, $1.6 million, $1.2 million and $1.2 million, respectively.
(3) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of December 31, 1993.
(4) Includes, for the year ended December 31, 1996, the SAIF Special Assessment of $1.1 million and the related income tax benefit of $395,000. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expenses would be 1.05%, 8.47%, 2.14% and 164.59%, respectively for the year ended December 31, 1996. Includes, for the year ended December 31, 1998 and 1997, amortization expense related to the excess of cost over assets acquired from Summit Bank of $593,000 and $1.7 million, respectively, and the related income tax benefit of $213,000 and $627,000, respectively. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expense would be 0.56%, 5.21%, 2.21% and 131.55%, respectively, for the year ended December 31, 1998 and 0.73%, 6.30%, 2.13% and 146.83%, respectively, for the year ended December 31, 1997.
(5) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(6) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) The efficiency ratio represents non-interest expenses, excluding the SAIF Special Assessment, impairment loss and amortization relating to intangible assets and loss on REO, divided by the sum of net interest and non-interest income excluding income on REO and security gain/loss.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

     West Essex Bancorp, Inc. ("the Company"), is the stock holding company for West Essex Bank ("the Bank"). The Company is headquartered in Caldwell, New Jersey and its principal business currently consists of the operations of the Bank. West Essex Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated October 2, 1998, owns a majority of the Company's outstanding common stock. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's provision for loan losses and fees and other service charges. The Bank's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, the cost of foreclosed real estate operations, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

FORWARD-LOOKING STATEMENTS

     This Annual Report on Form 10-K contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS

     The principal objectives of the Bank's interest rate risk management is to evaluate the interest rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors has established an Asset/Liability Committee, which is responsible for reviewing asset/liability policies and interest rate risk position. The Asset/Liability Committee meets at least on a quarterly basis, reports trends and interest rate risk position to the Board of Directors and reviews with the Board its activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio, and the effect the changes in interest rates will have on the Bank's portfolio and exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank.

     In recent years the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination of long-term mortgage loans, and (ii) offsetting the effects of holding fixed-rate mortgage loans by purchasing adjustable-rate mortgage-backed securities.

     The Bank continues to seek opportunities to originate for its portfolio one-to four-family residential mortgage loans, as well as other loans, in its primary market area of Essex, Morris and Bergen Counties, New Jersey. The Bank's total loan portfolio had decreased as a percent of the Bank's total assets from 1993 through 1996 when loan originations, primarily due to intense competition in the Bank's market area for loan originations, began to decrease. Further, due to the relatively low interest rate environment that has existed in recent years, the Bank has originated primarily fixed-rate one- to four-family mortgage loans. The Bank's purchase of adjustable-rate mortgage-backed securities, as well as various debt obligations of federal, state and local governments, has enabled the Bank to effectively manage its interest rate risk. At December 31, 1998, the Bank had $110.4 million or 33.6% of total assets in mortgage-backed securities classified as held-to-maturity, and $45.2 million or 13.7% of total assets in investment securities, of which $8.3 million or 2.5% of total assets were classified as available-for-sale. At the same date, the Bank's loans receivable, net, totalled $140.3 million or 42.7% of total assets.

     NET PORTFOLIO VALUE. The Bank's interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank's NPV over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank's quarterly Thrift Financial Reports.

The following table sets forth the Bank's NPV as of December 31, 1998, as calculated by the OTS.

   CHANGE IN                                        NPV AS % OF PORTFOLIO
INTEREST RATES          NET PORTFOLIO VALUE            VALUE OF ASSETS
                   -------------------------------  ----------------------
IN BASIS POINTS                   $          %         NPV
(RATE SHOCK)         AMOUNT     CHANGE     CHANGE     RATIO    CHANGE (1)
---------------    ---------  ---------  ---------  --------- ------------
                                 (DOLLARS IN THOUSANDS)
     400             18,608   (22,631)     (55)%   6.33%       (632)
     300             24,930   (16,310)     (40)    8.25        (441)
     200             30,976   (10,263)     (25)    9.97        (268)
     100             36,468    (4,771)     (12)   11.45        (121)
    Static           41,239                       12.66
    (100)            45,048     3,809        9    13.55          89
    (200)            48,804     7,564       18    14.39         173
    (300)            53,691    12,452       30    15.46         281
    (400)            59,029    17,790       43    16.59         393

_________________________
(1)  Expressed in basis points.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Company at December 31, 1998, and for the years ended December 31, 1998, 1997 and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from average month-end balances except for the average balances of other interest-earning assets and borrowed money, which are derived from average daily balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                                                         AT DECEMBER 31, 1998
                                                      --------------------------

                                                                      YIELD/
                                                          BALANCE      COST
                                                      -------------- -----------
                                                        (DOLLARS IN THOUSANDS)
ASSETS:
   Interest-earning assets:
   Loans receivable ..............................        $141,989       7.58%
   Mortgage-backed securities ....................         110,376       6.63
   Investment securities(1) ......................          45,156       6.69
   Other interest-earning assets .................          17,431       4.88
                                                          --------
     Total interest-earning assets ...............         314,952       6.99
   Allowance for loan losses .....................          (1,717)
   Non-interest-earning assets ...................          15,374
                                                          --------
     Total assets ................................        $328,609
                                                          ========
LIABILITIES AND RETAINED EARNINGS:
 Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits .............................        $ 20,695       1.30
     Savings and club accounts ...................          60,306       2.52
     Certificates of deposit .....................         141,169       5.26
                                                          --------
       Total interest-bearing deposits ...........         222,170       4.15
   Borrowed money ................................          42,010       5.69
                                                          --------
     Total interest-bearing liabilities ..........         264,180       4.39
 Non-interest bearing deposits ...................          16,143
 Other non-interest-bearing liabilities ..........           1,532
                                                          --------
     Total liabilities ...........................         281,855
 Retained earnings ...............................          46,754
                                                          --------
   Total liabilities and retained earnings .......        $328,609
                                                          ========
 Interest rate spread ............................                       2.60%
                                                                         ====
 Net interest-earning assets .....................        $ 50,772
                                                          ========
 Ratio of average interest-earning assets to average
   interest-bearing liabilities                               1.19x
                                                          ========

__________________
(1) Includes securities available for sale.

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------------------
                                                        1998                          1997                         1996
                                              --------------------------   --------------------------  ---------------------------
                                                                  AVERAG                       AVERAG                       AVERAG
                                              AVERAGE                E     AVERAGE                E     AVERAGE                E
                                              BALANCE   INTEREST  YIELD/   BALANCE   INTEREST  YIELD/   BALANCE   INTEREST  YIELD/
                                                                   COST                         COST                         COST
                                              --------  --------  ------   --------  --------  ------   -------   --------  ------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS:
 Interest-earning assets:
     Loans receivable.......................  $129,416   $10,083   7.79%   $ 97,277   $ 7,908   8.13%  $ 85,973   $ 7,268    8.45%
     Mortgage-backed securities.............   121,346     7,853   6.47     114,996     7,909   6.88    101,196     6,983    6.90
     Investment securities(1)...............    39,195     2,695   6.88      26,774     1,897   7.09     23,035     1,701    7.38
     Other interest-earning assets..........    12,419       684   5.51       7,019       401   5.71      8,130       515    6.33
                                              --------   -------           --------   -------          --------   -------
       Total interest-earning assets........   302,376    21,315   7.05     246,016    18,115   7.36    218,334    16,467    7.54
                                                         -------                      -------                     -------
     Allowance for loan losses..............    (1,832)                      (1,739)                     (1,354)
     Other non-interest-earning assets......    16,503                       10,422                       8,126
                                              --------                     --------                    --------
       Total assets.........................  $317,047                     $254,699                    $225,106
                                              ========                     ========                    ========
LIABILITIES AND RETAINED EARNINGS:
 Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand.................................  $ 20,412       339   1.66%   $ 16,360       293   1.79%  $ 14,736       269    1.83%
     Savings and club.......................    62,120     1,672   2.69      53,221     1,357   2.55     51,138     1,278    2.50
     Certificates of deposit................   142,714     7,736   5.42     119,272     6,439   5.40    105,141     5,602    5.33
                                              --------   -------           --------   -------          --------   -------
       Total interest-bearing
        deposits............................   225,246     9,747   4.33     188,853     8,089   4.28    171,015     7,149    4.18
   Borrowed money...........................    42,364     2,472   5.84      26,223     1,566   5.97     18,092     1,151    6.36
                                              --------   -------           --------   -------          --------   -------
     Total interest-bearing
      liabilities...........................   267,610    12,219   4.57     215,076     9,655   4.49    189,107     8,300    4.39
                                                         -------                      -------                     -------
 Non-interest-bearing deposits..............    13,219                        8,503                       6,943
 Other non-interest bearing
  liabilities...............................     2,121                        1,711                       1,203
                                              --------                     --------                    --------
     Total liabilities......................   282,950                      225,290                     197,253
 Stockholders' equity.......................    34,097                       29,409                      27,853
                                              --------                     --------                    --------
     Total liabilities and retained
      earnings..............................  $317,047                     $254,699                    $225,106
                                              ========                     ========                    ========
 Net interest income/interest rate
  spread....................................             $ 9,096   2.48%              $ 8,460   2.87%             $ 8,167    3.15%
                                                         =======   ====               =======   ====              =======    ====
 Net interest-earning assets/net
  yield on interest-earning assets..........  $ 34,766             3.01%   $ 30,940             3.44%  $ 29,227              3.74%
                                              ========             ====    ========             ====   ========              ====
 Ratio of interest-earning assets to
  interest-bearing liabilities..............      1.13x                        1.14x                       1.15x
                                              ========                     ========                    ========

_____________________________________
(1)   Includes securities available for sale.

     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume
(changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                         YEAR ENDED                             YEAR ENDED
                                                      DECEMBER 31, 1998                      DECEMBER 31, 1997
                                                         COMPARED TO                           COMPARED TO
                                                          YEAR ENDED                            YEAR ENDED
                                                      DECEMBER 31, 1997                      DECEMBER 31, 1996
                                              ---------------------------------    ------------------------------------
                                               INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                     DUE TO                               DUE TO
                                              --------------------                 ----------------------
                                               VOLUME        RATE        NET        VOLUME          RATE         NET
                                              --------      ------     --------    --------       -------      --------
                                                                           (IN THOUSANDS)
Interest income:
 Loans receivable...........................    $2,518       $(343)    $2,175      $  923          $(283)        $  640
 Mortgage-backed securities.................       427        (483)       (56)        946            (20)           926
 Investment securities......................       856         (58)       798         265            (69)           196
 Other interest-earning assets..............       298         (15)       283         (66)           (48)          (114)
                                                ------       -----     ------      ------          -----         ------
Total.......................................     4,098        (898)     3,200       2,068           (420)         1,648
                                                ------       -----     ------      ------          -----         ------
Interest expense:
 Demand deposits(1).........................        69         (23)        46          30             (6)            24
 Savings and club accounts..................       237          78        315          53             26             79
 Certificates of deposit....................     1,273          24      1,297         762             75            837
 Borrowed money.............................       941         (35)       906         489            (74)           415
                                                ------       -----     ------      ------          -----         ------
Total.......................................     2,520          44      2,564       1,334             21          1,355
                                                ------       -----     ------      ------          -----         ------

Net change in net interest income...........    $1,578       $(942)    $  636      $  734          $(441)        $  293
                                                ======       =====     ======      ======          =====         ======

________________________
(1) Includes NOW and Money Market accounts.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Total assets were $328.6 million at December 31, 1998, compared to $299.0 million at December 31, 1997, an increase of $29.6 million, or 9.9%. The increase in assets was funded primarily by an increase in FHLB borrowings of $11.7 million and net proceeds of $16.6 million from the initial public stock offering.

     Cash and cash equivalents, primarily interest-bearing deposits with the FHLB, increased $7.7 million to $16.4 million at December 31, 1998 from $8.7 million at December 31, 1997. The increase in cash and cash equivalents was funded primarily by the increase in borrowed money and serves to increase the Bank's liquidity position.

     In the aggregate, mortgage-backed securities and investment securities, including available-for-sale and held-to-maturity issues, totalled $155.5 million at December 31, 1998, a decrease of $4.7 million from $160.2 million at December 31, 1997. Such decrease was used to help fund increased lending. Mortgage-backed securities, all of which are held-to-maturity, decreased $19.8 million due to repayments. Investment securities held-to-maturity increased $13.9 million, primarily due to security purchases and investment securities available-for-sale increased $1.2 million, primarily due to security purchases. At December 31, 1998, 75.0% of the investment securities, including available-for-sale and held-to-maturity, consisted of U.S. Government and Agency obligations, while 95.7% of the mortgage-backed securities portfolio consisted of Fannie Mae ("FNMA"), Freddie Mac ("FHLMC") and Ginnie Mae ("GNMA") issues. Investment securities available for sale included $7.3 million of U.S. Treasury notes and $1.0 million of U.S. Government Agency notes while investment securities held-to-maturity consisted of $1.5 million of U.S. Treasury notes, $24.1 million of U.S. Government Agency notes, $10.9 million in trust preferred securities and $388,000 in municipal bond anticipation notes.

     Loans receivable increased $27.6 million to $140.3 million at December 31, 1998 from $112.7 million at December 31, 1997. The increase was primarily in the one- to four-family mortgage loan category, which increased $27.2 million. At December 31, 1998, 88.6% of the outstanding balance of loans in the portfolio consisted of one- to four-family loans, compared to 87.3% at December 31, 1997.

     Deposits totaled $238.3 million at December 31, 1998, an increase of $121,000 or 0.05%, over the $238.2 million balance at December 31, 1997.

     Borrowed money increased $11.7 million to $42.0 million at December 31, 1998, as compared to $30.3 million at December 31, 1997. Based on the lower cost of wholesale funds as compared to comparable maturity retail deposits, management chose to fund the asset growth discussed above with additional FHLB borrowings. During the year ended December 31, 1998, short-term borrowings totalling $18.0 million and current maturities of long-term borrowings of $7.4 million were repaid, while $37.1 million in borrowings with three to ten year maturities and an average interest rate of 5.57% were incurred.

     Stockholders' equity increased $17.5 million or 59.7%, to $46.8 million, primarily due to $16.6 million of net proceeds from the initial public stock offering and the retention of net income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET INCOME. Net income for 1998 was $1.40 million, an increase of $660,000 from $737,000 in 1997. The increase was primarily the result of four factors. The amortization of the excess of cost over assets acquired in connection with the October 1997 purchase of deposits from Summit Bank totalled $593,000 in 1998, or $1.15 million less than the comparable 1997 figure of $1.74 million, which included a $1.59 million loss upon the reassessment of the carrying value of this asset at the end of 1997. Charitable contribution expense totalled $863,000 in 1998, an increase of $849,000 over the 1997 amount of $14,000.
$842,000 of the 1998 charitable contribution expense related to the initial funding of the West Essex Bancorp Charitable Foundation, a charitable foundation established in connection with the Company's initial public stock offering, with a $100,000 cash contribution and a contribution by the Company of 74,214 shares of Company common stock. In 1998, a $131,000 recapture of provision for loan losses represented an improvement of $618,000 over the provision of $487,000 recorded in 1997. Finally, loss on real estate owned decreased by $240,000 to $140,000 in 1998 as compared to $380,000 in 1997. The aforementioned four factors combined to increase income before income taxes and net income by $1.16 million and $742,000, respectively. The remaining decrease of $82,000 in net income was the result of increased non-interest expenses, exclusive of those discussed above, partially offset by increased non-interest income, and the income tax effect thereon.

     INTEREST INCOME. Total interest income increased 17.7% to $21.3 million for 1998 as compared to $18.1 million for 1997. The increase was due to a $56.4 million or 22.9% increase in average interest-earning assets during 1998, which more than offset a drop of 31 basis points in the yield earned thereon to 7.05% in 1998 from 7.36% in 1997. Increased average balances and decreased yield were experienced in all categories of interest-earning assets. The increased average balances of earning assets were the result of increased loan originations and securities purchases funded by the $16.6 million net proceeds of the Company's 1998 initial public stock offering, the Summit deposit purchase of late 1997 and increased FHLB borrowings.

     Interest income on loans during 1998 increased by $2.2 million, or 27.5%, to $10.1 million when compared to $7.9 million during 1997. During the years ended December 31, 1998 and 1997, the yield earned on the loan portfolio was 7.79% and 8.13%, respectively. The average balance of loans outstanding during the years ended December 31, 1998 and 1997 totalled $129.4 million and $97.3 million, respectively. The decreased yield is the result of the lower market interest rates prevailing during 1998. The increased average balance during 1998 is the result of the continued increase in loan origination efforts, including the use of outside mortgage brokers, which began in 1997. Originations were $50.5 million in 1998, up from $47.1 million in 1997.

     Interest on mortgage-backed securities, all of which are held-to-maturity, decreased $56,000 or 0.7%, during 1998 to $7.91 million compared to $7.85 million for 1997. During the year ended December 31, 1998, the average balance of mortgage-backed securities outstanding increased $6.3 million, or 5.5%, to $121.3 million when compared to $115.0 million for 1997. The yield earned on the mortgage-backed securities portfolio decreased to 6.47% in 1998 from 6.88% in 1997. The decrease in the average yield on mortgage-backed securities during 1998 resulted primarily from lower market interest rates.

     Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, increased by $798,000, or 42.1%, to $2.7 million for 1998, when compared to $1.9 million for 1997. The increase resulted from an increase of $12.4 million, or 46.4%, in the average balance of the investment securities portfolio, which more than offset a decrease of 21 basis points in the yield earned on the investment securities portfolio to 6.88% in 1997 from 7.09% in 1997. The increased average balance is the result of purchases during 1998 while the decreased yield is due to the lower market rates available thereon.

     Interest on other interest-earning assets totalled $684,000 and $401,000 during 1998 and 1997, respectively. The yield earned on other interest-earning assets decreased to 5.51% in 1998 from 5.71% in 1997, which partially offset an increase of $5.4 million, or 76.9%, in the average balance of other interest-earning assets outstanding. The increased average balance in 1998 is due to the temporary investment of net proceeds of the initial public stock offering in overnight deposits.

     INTEREST EXPENSE. Interest expense on deposits increased $1.7 million, or 13.1% to $9.74 million during 1998 compared to $8.09 million for 1997. The increase during 1998 was attributable to an increase of five basis points in the average cost of interest-bearing deposits to 4.33% for 1998 from 4.28% or 1997, along with an increase of $36.4 million, or 19.3%, in the average balance of interest-bearing deposits outstanding. The increased average balance of interest-bearing deposits primarily reflects the purchase of deposits from Summit during October 1997.

     Interest expense on borrowed money increased $906,000, or 57.9%, to $2.5 million during 1998 compared to $1.6 million for 1997. The increase during 1998 was attributable to an increase of $16.1 million in the average balance of borrowings outstanding, partially offset by a decrease of 13 basis points in the cost of borrowings to 5.84% for 1998 from 5.97% for 1997. The increased average balance reflects management's increased use of borrowed funds to leverage the balance sheet. The decreased interest rate on borrowings resulted from the paydown of older debt having higher interest rates as well as the lower interest rates available on new borrowings obtained in 1998.

     NET INTEREST INCOME. Net interest income for 1998 increased $636,000, or 7.5%, to $9.1 million in 1998 from $8.5 million in 1997. The net interest rate spread decreased to 2.48% in 1998 from 2.87% in 1997 and the interest rate margin decreased to 3.01% in 1998 from 3.44% in 1997. These decreases primarily resulted from a 31 basis point decrease in the yield earned on interest-earning assets to 7.05% in 1998 from 7.36% in 1997 coupled with an eight basis point increase in the cost of average interest-bearing liabilities to 4.57% in 1998 from 4.49% in 1997. Despite the decreases in interest rate spread and margin, the Company was able to improve net interest income by increasing net interest-earning assets by $3.8 million and by leveraging the balance sheet through increased borrowings.

     PROVISION FOR LOAN LOSSES. During 1998, the Bank recorded a recapture of $131,000 from the allowance for loan losses as a credit to provision for loan losses. During 1997, the Bank provided $487,000 for loan losses. The recaptured allowance of $131,000 in 1998 represented 6.9% of the allowance for loan loses at the end of 1997 and reflected the $405,000 or 16.3% decrease in loans delinquent ninety days or more and the reduced uncertainty involving circumstances discussed in the third succeeding paragraph. At December 31, 1998 and 1997, the Bank's loan portfolio included loans totalling $2.1 million and $2.5 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan loses amounted to $1.72 million at December 31, 1998, representing 1.20% of total loans and 82.4% of loans delinquent ninety days or more compared to an allowance of $1.89 million at December 31, 1997, representing 1.62% of total loans and 75.7% of loans delinquent ninety days or more. During 1998 and 1997, the Bank charged off loans aggregating $37,000 and $166,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

     The Bank has established a standardized process to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. The process incorporates credit reviews and gives consideration to areas of exposure such as concentrations of credit, local economic conditions, trends in delinquencies, collateral coverage, the composition of the performing and non-performing loan portfolios, and other risks inherent in the loan portfolio.

     Specific allocations of the allowance for loan losses are identified by individual loan based upon a detailed credit review of each such loan. General loan loss allowances are allocated to pools of loans categorized by type and assigned allowance percentages which take into effect past charge off history, industry averages and current trends and risks. Finally, an unallocated portion of the allowance is maintained to account for the general inherent risk in the loan portfolio, known circumstances which are not addressed in the allocated portion of the allowance (such as the increased dependence on outside mortgage brokers for originations), and the necessary imprecision in the determination of the allocation portion of the allowance.

     The allowance for loan losses includes specific, general and unallocated allowances of $492,000, $817,000 and $408,000, respectively, at December 31, 1998, as compared to $605,000, $761,000 and $518,000, respectively, at December 31, 1997. The decrease in the specific allowance primarily reflects the continuing resolution of loans related to a large condominium project which has been in default since 1993 and is presently subject to bankruptcy proceedings and a lawsuit. The uncertainty in regard to these credits is also accounted for in the unallocated allowance in amounts which decrease as the ability to clearly quantify the specific losses increases. Another factor included in the unallocated allowance at December 31, 1998 and 1997 is the large volume of loan originations generated by the Bank by outside mortgage brokers during 1998 and 1997 as compared to no such loans in prior years. The Company believes the use of outside brokers increases the inherent risks in the loan portfolio. The general allowance increased primarily due to the $26.9 million increase in the loan portfolio.

     NON-INTEREST INCOME. Non-interest income increased by $156,000, or 41.8% to $529,000 during 1998 as compared to $373,000 for 1997. The increase in non-interest income during 1998 resulted primarily from a $20,000 loss on sale of securities available for sale during 1997 compared to none in 1998, and increases in fees and service charges of $93,000 and miscellaneous income of $43,000. The increase during the 1998 period in fees and service charges resulted primarily from the increased number of deposit accounts services since the October 1997 Summit Bank deposit purchase.

     NON-INTEREST EXPENSES. Non-interest expenses increased $434,000, or 6.1% to $7.6 million during 1998 compared to $7.2 million for 1997. During 1997, in conjunction with the purchase of three branches and related deposit liabilities from Summit Bank, the Bank recorded $7.6 million in excess of cost over assets acquired. The amortization of the excess of cost over assets acquired in connection with the October 1997 purchase of deposits from Summit Bank totalled $593,000 in 1998, or $1.15 million less than the comparable 1997 figure of $1.74 million, which included a $1.59 million loss upon the reassessment of the carrying value of this asset at the end of 1997. Charitable contribution expense totalled $863,000 in 1998, an increase of $849,000 over the 1997 amount of $14,000. $842,000 of the 1998 charitable contribution expense related to the initial funding of the West Essex Bancorp Charitable Foundation, a charitable foundation established in connection with the Company's initial public stock offering, with a $100,000 cash contribution and a contribution by the Company of 74,214 shares of Company common stock. Loss on real estate owned decreased by $240,000 to $140,000 in 1998 as compared to $380,000 in 1997, due to a reduction in loss provisions recorded to $131,000 in 1998 from $373,000 in 1997.
Excluding the aforementioned factors, non-interest expenses were $6.0 million in 1998, or $974,000 higher than the $5.0 million comparable amount or 1997. This increase of 19.3% is attributable to the growth of the Company, which is reflected by a 24.5% growth in average total assets and an increase in business locations from five to eight effective October 1997. In accordance with the foregoing, salaries and employee benefits increased $255,000 or 9.0%, occupancy and equipment expenses increased $253,000 or 34.1% and miscellaneous expenses increased $445,000 or 33.4%. Included in miscellaneous expenses, among other things, are legal fees, accounting and auditing fees, director fees, FHLB demand deposit charges, insurance costs, telephone expenses and stationery and supplies expenses and expenses associated with Year 2000 compliance issues.

     INCOME TAXES. Income tax expense totalled $752,000 and $436,000 during 1998 and 1997, respectively. The increase in 1998 resulted primarily from an increase in pre-tax income of $976,000 and from the purchase, in 1998, of trust preferred securities which are afforded favorable income tax treatment under the internal revenue code. The Bank's effective income tax rate was 35.0% in 1998 and 37.2% in 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     NET INCOME. Net income for 1997 was $737,000, a decrease of $919,000 from $1.7 million in 1996. The primary factors in the decrease of net income were a $1.74 million amortization expense, which primarily related to a $1.6 million loss recorded, on the excess of the cost over assets acquired in connection with the purchase of deposits from Summit in 1997, the $1.1 million one-time special assessment in 1996 to recapitalize the SAIF, and a $380,000 loss on REO in 1997 versus income of $21,000 on REO in 1996. The combined effect of these three factors was to decrease income before income taxes and net income by $1.05 million and $670,000, respectively. The remaining $249,000 decrease in net income was the result of increases in provisions for loan losses and non-interest expense, along with a decrease in non-interest income, which more than offset an increase in net interest income and a decrease in income taxes.

     INTEREST INCOME. Total interest income increased 10.0% to $18.1 million for 1997 as compared to $16.5 million for 1996. The increase was due to a $27.7 million or 12.7% increase in average interest-earning assets during 1997, which more than offset a drop of 18 basis points in the yield earned thereon to 7.36% in 1997 from 7.54% in 1996. Increased average balances and decreased yield were experienced in all categories of interest-earning assets. The increased average balances of earning assets were the result of increased loan originations and securities purchases funded by the Summit deposit purchase and increased FHLB borrowings.

     Interest income on loans during 1997 increased by $640,000, or 8.8%, to $7.9 million when compared to $7.3 million during 1996. During the years ended December 31, 1997 and 1996, the yield earned on the loan portfolio was 8.13% and 8.45%, respectively. The average balance of loans outstanding during the years ended December 31, 1997 and 1996, totalled $97.3 million and $86.0 million, respectively. The decreased yield is the result of the lower market interest rates prevailing during 1997. The increased average balance during 1997 is the result of increased loan origination efforts, including the use of outside mortgage brokers. Originations rose to $47.1 million in 1997 from $15.1 million in 1996.

     Interest on mortgage-backed securities, all of which are held-to-maturity, increased $926,000 or 13.3%, during 1997 to $7.9 million compared to $7.0 million for 1996. During the year ended December 31, 1997, the average balance of mortgage-backed securities outstanding increased $13.8 million, or 13.6%, to $115.0 million when compared to $101.2 million for 1996. The yield earned on the mortgage-backed securities portfolio decreased marginally to 6.88% in 1997 from 6.90% in 1996. The increase in the average balance of mortgage-backed securities during 1997 resulted primarily from purchases of mortgage-backed securities which more than offset principal repayments.

     Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, increased by $196,000, or 11.5%, to $1.9 million for 1997, when compared to $1.7 million for 1996. The increase resulted from an increase of $3.7 million, or 16.2%, in the average balance of the investment securities portfolio, which more than offset a decrease of 29 basis points in the yield earned on the investment securities portfolio to 7.09% in 1997 from 7.38% in 1996. The increased average balance and decreased yield were both the result of the purchase during 1997 of $7.0 million in U.S. Government securities available-for-sale yielding 6.08%.

     Interest on other interest-earning assets totalled $401,000 and $515,000 during 1997 and 1996, respectively. The yield earned on other interest-earning assets decreased to 5.71% in 1997 from

6.33% in 1996, which augmented a decrease of $1.1 million, or 13.7%, in the average balance of other interest-earning assets outstanding.

     INTEREST EXPENSE. Interest expense on deposits increased $940,000, or 13.1% to $8.1 million during 1997 compared to $7.1 million for 1996. The increase during 1997 was attributable to an increase of ten basis points in the Bank's average cost of interest-bearing deposits to 4.28% for 1997 from 4.18% for 1996, along with an increase of $17.8 million, or 10.4%, in the average balance of interest-bearing deposits outstanding. The increased cost reflects a seven basis point increase in the cost of certificates of deposit as well as the increase of such certificates to 63.2% of average interest-bearing deposits in 1997 from 61.5% during 1996. The increased average balance of interest-bearing deposits primarily reflects the purchase of deposits from Summit during 1997.

     Interest expense on borrowed money increased $415,000, or 36.1%, to $1.6 million during 1997 compared to $1.2 million for 1996. The increase during 1997 was attributable to an increase of $8.1 million in the average balance of borrowings outstanding, partially offset by a decrease of 39 basis points in the Bank's cost of borrowings to 5.97% for 1997 from 6.36% for 1996. The increased average balance reflects management's increased use of borrowed funds to leverage the balance sheet. The decreased interest rate on borrowings resulted from the paydown of older debt having higher interest rates as well as the lower interest rates available on new borrowings obtained in 1997.

     NET INTEREST INCOME. Net interest income for 1997 increased $293,000, or 3.6%, to $8.5 million in 1997 from $8.2 million in 1996. The Bank's net interest rate spread decreased to 2.87% in 1997 from 3.15% in 1996 and its interest rate margin decreased to 3.44% in 1997 from 3.74% in 1996. These decreases primarily resulted from an 18 basis point decrease in the yield earned on interest-earning assets to 7.36% in 1997 from 7.54% in 1996 coupled with a ten basis point increase in the cost of average interest-bearing liabilities to 4.49% in 1997 from 4.39% in 1996. Despite the decreases in interest rate spread and margin, the Bank was able to improve net income by increasing net interest-earning assets by $1.7 million and by leveraging the balance sheet through a deposit purchase and increased borrowings.

     PROVISION FOR LOAN LOSSES. During 1997 and 1996, the Bank provided $487,000 and $232,000, respectively, for loan losses. The increased provision was primarily due to the growth in the loan portfolio, which increased $31.6 million during 1997 as compared to a $2.8 million decline during 1996. In addition, an unexpected recovery of $132,000 related to a loan charged off in 1995 was received. The crediting of this amount to the allowance reduced the level of provisions for loss needed in 1996. At December 31, 1997 and 1996, the Bank's loan portfolio included loans totalling $2.5 million and $2.9 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.9 million at December 31, 1997, representing 1.62% of total loans and 75.7% of loans delinquent ninety days or more compared to an allowance of $1.6 million at December 31, 1996, representing 1.85% of total loans and 54.5% of loans delinquent ninety days or more. During 1997, the Bank charged off loans aggregating $166,000. During 1996, no loans were charged off. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

     The Bank has established a standardized process to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. The process incorporates credit reviews and gives consideration to areas of exposure such as concentrations of credit, local economic conditions, trends in delinquencies, collateral coverage, the composition of the performing and non-performing loan portfolios, and other risks inherent in the loan portfolio.

     Specific allocations of the allowance for loan losses are identified by individual loan based upon a detailed credit review of each such loan. General loan loss allowances are allocated to pools of loans categorized by type and assigned allowance percentages which take into effect past charge-off history, industry averages and current trends and risks. Finally, an unallocated portion of the allowance is maintained to account for the general inherent risk in the loan portfolio, known circumstances which are not addressed in the allocated portion of the allowance (such as the increased dependence on outside mortgage brokers for originations), and the necessary imprecision in the determination of the allocation portion of the allowance.

     The allowance for loan losses includes specific, general and unallocated allowances of $605,000, $761,000 and $518,000, respectively, at December 31, 1997, as compared to $555,000, $493,000 and $516,000, respectively, at December 31, 1996. The increase in the specific allowance primarily reflects the continuing resolution of loans related to a large condominium project which has been in default since 1993 and is presently subject to bankruptcy proceedings and a lawsuit. The uncertainty in regard to these credits is also accounted for in the unallocated allowance in amounts which decrease as the ability to clearly quantify the specific losses increases. Another factor included in the unallocated allowance at December 31, 1997 is the large volume of loan originations generated for the Bank by outside mortgage brokers during 1997 as compared to no such loans in prior years. The Company believes the use of outside brokers increases the inherent risk in the loan portfolio. The general allowance increased primarily due to the $31.6 million increase in the loan portfolio.

     NON-INTEREST INCOME. Non-interest income decreased by $103,000, or 21.6%, to $373,000 during 1997 as compared to $476,000 for 1996. The decrease in non-interest income during 1997 resulted primarily from a $20,000 loss on sales of securities available for sale during 1997 as compared to a $103,000 gain in 1996, $21,000 in income on REO recorded in 1996 compared to none in 1997, and a decrease in miscellaneous income of $22,000, which was partially offset by increases in fees and service charges of $63,000. The increase during the 1997 period in the fees and service charges resulted from a revised service fee schedule on various depository services.

     NON-INTEREST EXPENSES. Non-interest expenses increased $1.3 million, or 21.2%, to $7.2 million during 1997 compared to $5.9 million for 1996. During 1997, in conjunction with the purchase of three branches and related deposit liabilities from Summit, the Bank recorded $7.6 million in excess of cost over assets acquired. Amortization expense of $1.7 million, including a loss of $1.6 million, as previously noted, was recorded during 1997 on this asset. Additionally, on September 30, 1996, legislation was enacted which, among other things, imposed a one-time special assessment on SAIF member institutions, including the Bank. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank, during the 1996 period, took a charge of $1.1 million as a result of such assessment. Non-interest expenses, excluding the above-mentioned amortization expense on excess of cost over assets acquired and the one-time SAIF assessment, increased $610,000, or 12.7%, to $5.4 million during 1997 compared to $4.8 million for 1996.

     Salaries and employee benefits increased $226,000 or 8.6%, occupancy and equipment expenses increased $87,000 or 13.2% and miscellaneous expenses increased $132,000 or 12.2%. The combined $445,000 increase in these areas is largely attributable to the three branches acquired from Summit during 1997 and the related increase in operating costs. Included in miscellaneous expenses, among other things, are legal fees, accounting and auditing fees, director fees, FHLB demand deposit charges, insurance costs, telephone expenses and stationery and supplies expenses.

     Loss on REO totalled $380,000 in 1997 compared to income of $21,000 recorded in 1996, which resulted primarily from an increase of $328,000 in loss provisions recorded on properties in the REO portfolio, to $373,000 in 1997 from $45,000 in 1996, and an $87,000 decrease in gain on sales of properties to $30,000 in 1997 from $117,000 in 1996. $264,000 of the $373,000 in loss provisions recorded in 1997 relates to one commercial property and was based upon a market price opinion given in October 1997 by a major realtor.

     Advertising expense increased to $128,000 in 1997 compared to $78,000 in 1996 as increased advertising was utilized in regard to the acquisition of the three Summit branches, as well as to advertise the Bank's mortgage products.

     Partially offsetting the increases in salaries and employee benefit, occupancy and equipment expenses, miscellaneous expenses and loss on real estate owned was a $265,000 decrease in federal deposit insurance premium related to the reduction of the deposit insurance assessment rate.

     INCOME TAXES. Income tax expense totalled $436,000 and $836,000 during 1997 and 1996, respectively. The increase in 1997 resulted primarily from an increase in pre-tax income of $1.3 million and from the utilization, in 1996, of a $103,000 capital loss carryforward. The Bank's effective income tax rate was 37.2% in 1997 and 33.5% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and
investment securities and FHLB borrowings.   The Bank uses the funds generated
to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's currently required liquidity ratio is 4.0%. At December 31, 1998, 1997, 1996, 1995 and 1994, the Bank's
regulatory liquidity ratios were 7.38%, 9.44%, 10.96%, 13.04% and 11.89%, respectively.

     At December 31, 1998, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $33.0 million, or 10.4%, of total adjusted assets, which is above the required level of $4.7 million, or 1.5%; core capital of $33.0 million, or 10.4%, of total adjusted assets, which is above the required level of $12.6 million, or 4%; and risk-based capital of $34.5 million, or 28.8%, of risk-weighted assets, which is above the required level of $9.6 million, or 8%.

     The most liquid assets are cash and cash equivalents and investment securities available for sale. The levels of these assets are dependent on operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and cash equivalents and investment securities available for sale totalled $24.7 million, or 7.5% of total assets.

     The Company and the Bank have other sources of liquidity if a need for additional funds arises, including FHLB borrowings. At December 31, 1998, the Bank had $42.0 million in borrowings outstanding from the FHLB. Depending on market conditions, the pricing of deposit products and FHLB borrowings, the Bank may continue to rely on FHLB borrowing to fund asset growth.

     At December 31, 1998, the Bank had commitments to originate and purchase loans and fund unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $13.6 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Account ("IRA") accounts, which are scheduled to mature in less than one year from December 31, 1998, totalled $118.3 million. The Bank expects that substantially all of the maturing certificate accounts will be retained by the Bank at maturity.

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "98" is stored on the system and represents 1998. The Company has been identifying potential problems associated with the "Year 2000" issue and has implemented a plan designated to ensure that all software used in connection with the Company's business will manage and manipulate data involving the transition with data from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. The Bank has prepared a critical issues schedule with a timeline and assigned responsibilities. In addition, the Bank recognizes that its ability to be Year 2000 compliant is dependent upon the cooperation of its vendors. The Bank is requiring its computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned a program of testing for compliance. The Bank has received representations from its primary third party vendors that they will have resolved any Year 2000 problems in their software by March 31, 1999 and anticipates that all of its major vendors also will have resolved any Year 2000 problems in their software by March 31, 1999. All Year 2000 issues for the Bank, including proxy testing, are expected to be addressed by March 31, 1999 and any problems would be remedied by June 30, 1999. The Bank is in the process of preparing a contingency plan which it intends to have completed by June, 30, 1999, as federal regulations require. The plan will detail what steps the Bank will follow should major system interruptions such as lack of electrical power, no telecommunications, no heating system and the like should manifest itself at the turn of the century. The Bank believes that its costs related to Year 2000 will be approximately $185,000. To date, the Bank has spent in excess of $100,000 of this amount on various hardware and software upgrades. There can be no assurances, however, that such plan or the performance by the Bank's vendors will be effective to remedy all potential problems. To the extent the Company's systems are not fully Year 2000 compliant, there can be no assurances that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Further, any Year 2000 failure on the part of the Bank's customers could result in additional expense or loss to the Bank. The Bank also plans to work with its customers to address any potential Year 2000 problems. In this area, the Bank has mailed a written survey to its commercial loan customers to help it determine the extent, if any, that Year 2000 may have on their business or their ability to make any loan payments. To date, all surveys have been returned and any problems noted are being addressed. Additionally, as a related matter, the Bank will carefully consider whether a potential commercial loan applicant is Year 2000 compliant by requiring the applicant to complete the survey as part of its underwriting criteria.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In September 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has determined that this statement does not currently have any impact on the Company's information reporting.

     EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement supersedes the disclosure requirements in FASB statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement addresses disclosures only. It does not address measurement or recognition and, as such, does not have any impact on consolidated financial condition or operations. The disclosure requirements of SFAS No. 132 are effective for fiscal years beginning after December 15, 1997. SFAS No. 132 was implemented in 1998 and the required disclosure provided in the consolidated financial statements for all applicable periods.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of SFAS No. 133, the transfer of any held-to-maturity security into either the available-for-sale or trading category and the transfer of any available-for-sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company and the Bank, which do not intend to adopt SFAS No. 133 earlier than required.

     R                         RADICS & CO., LLC
--------------------------------------------------------------------------------
Established       Certified Public Accountants & Consultants
   1993



                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------


To The Board of Directors and Stockholders
West Essex Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of West Essex Bancorp, Inc. (the "Bancorp") and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of West Essex Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                      /s/ Radics & Co, LLC

February 5, 1999


     55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                      973-575-9696     Fax: 973-575-9695
                           Internet: www.radics.com

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                                                                                                   December 31,
                                                                                        ------------------------------------
Assets                                                               Note(s)                    1998               1997
------                                                          ----------------        ---------------      --------------
Cash and amounts due from depository institutions                                        $    1,547,464      $    1,832,548

Interest-bearing deposits in other banks                                                     14,823,967           6,863,570
                                                                                         --------------      --------------


       Total cash and cash equivalents                              1 and 18                 16,371,431           8,696,118

Securities available for sale                                      1, 3 and 18                8,282,450           7,080,550
Investment securities held to maturity                             1, 4 and 18               36,873,165          22,928,866
Mortgage-backed securities held to maturity                      1, 5, 12 and 18            110,376,072         130,174,291
Loans receivable                                                   1, 6 and 18              140,272,203         112,734,741
Real estate owned                                                    1 and 7                    582,138           1,214,840
Premises and equipment                                               1 and 8                  2,947,374           3,122,584
Federal Home Loan Bank of New York stock                               12                     2,607,300           2,183,800
Accrued interest receivable                                        1, 9 and 18                2,004,809           2,012,197
Excess of cost over assets acquired                                 1 and 10                  5,236,116           5,828,884
Other assets                                                           15                     3,055,825           3,047,961
                                                                                         --------------      --------------

       Total assets                                                                      $  328,608,883      $  299,024,832
                                                                                         ==============      ==============

Liabilities and Stockholders' Equity
------------------------------------

Liabilities
-----------

Deposits                                                            11 and 18            $  238,312,941      $  238,192,141
Borrowed money                                                      12 and 18                42,009,880          30,300,000
Advance payments by borrowers for taxes and insurance                                           921,958             772,429
Other liabilities                                                   14 and 15                   610,050             485,553
                                                                                         --------------      --------------

       Total liabilities                                                                    281,854,829         269,750,123
                                                                                         --------------      --------------
                                                                                                      -                   -
Commitments and contingencies                                       16 and 18

Stockholders' Equity                                              1, 2, 13, 14 and 15
--------------------


Preferred stock (par value $.01), 1,000,000 shares
  authorized; no shares issued or outstanding                                                         -                   -
Common stock (par value $.01), 9,000,000 shares
  authorized; 4,197,233 shares issued and outstanding                                            41,972                   -
Additional paid-in capital                                                                   17,339,291                   -
Retained earnings - substantially restricted                                                 30,507,475          29,210,175
Common stock acquired by Employee Stock Ownership
  Plan ("ESOP")                                                                              (1,326,233)                  -
Accumulated other comprehensive income - Unrealized
  gain on securities available for sale, net of income taxes                                    191,549              64,534
                                                                                         --------------      --------------

       Total stockholders' equity                                                            46,754,054          29,274,709
                                                                                         --------------      --------------

       Total liabilities and stockholders' equity                                        $  328,608,883      $  299,024,832
                                                                                         ==============      ==============

See notes to consolidated financial statements.

                   WEST ESSEX BANCORP, INC, AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                                                               Year Ended December 31,
                                                                            --------------------------------------------------------

                                                                     Note(s)         1998                1997               1996
                                                                     ---------  ----------------  ----------------   ---------------
Interest income:
     Loans                                                           1 and 6      $ 10,082,633         $ 7,908,541       $ 7,268,237
     Mortgage-backed securities                                         1            7,852,565           7,908,940         6,982,443
     Investment securities                                              1            2,216,231           1,661,624         1,598,858
     Securities available for sale                                      1              478,981             235,529           101,961
     Other interest-earning assets                                                     684,273             400,842           515,475
                                                                                  ------------         -----------       -----------

             Total interest income                                                  21,314,683          18,115,476        16,466,974
                                                                                  ------------         -----------       -----------


Interest expense:
     Deposits                                                          11            9,747,271           8,089,473         7,148,794
     Borrowed money                                                                  2,471,538           1,566,165         1,151,419
                                                                                  ------------         -----------       -----------

             Total interest expense                                                 12,218,809           9,655,638         8,300,213
                                                                                  ------------         -----------       -----------


Net interest income                                                                  9,095,874           8,459,838         8,166,761
Provision for (recapture of) loan losses                                6             (130,630)            487,015           232,103
                                                                                  ------------         -----------       -----------

Net interest income after provision for (recapture of) loan losses                   9,226,504           7,972,823         7,934,658
                                                                                  ------------         -----------       -----------


Non-interest income:
     Fees and service charges                                                          366,319             273,443           210,286
     (Loss) gain on sale of securities available for sale            1 and 3                 -             (20,245)          102,752
     Income on real estate owned                                     1 and 7                 -                   -            20,563
     Other                                                                             163,331             120,039           141,996
                                                                                  ------------         -----------       -----------

             Total non-interest income                                                 529,650             373,237           475,597
                                                                                  ------------         -----------       -----------


Non-interest expenses:
     Salaries and employee benefits                                    14            3,103,230           2,847,886         2,621,753
     Net occupancy expense of premises                              1 and 17           334,699             245,879           228,411
     Equipment                                                          1              659,998             495,742           426,179
     Loss on real estate owned                                       1 and 7           140,277             379,870                 -
     Charitable contributions                                           2              863,434              14,401            13,947
     Federal insurance premium                                         17              136,025             114,755         1,478,029
     Amortization of intangibles                                       10              592,768           1,743,062                 -
     Other                                                                           1,776,386           1,331,346         1,149,977
                                                                                  ------------         -----------       -----------

             Total non-interest expenses                                             7,606,817           7,172,941         5,918,296
                                                                                  ------------         -----------       -----------


Income before income taxes                                                           2,149,337           1,173,119         2,491,959
Income taxes                                                        1 and 15           752,037             436,279           835,951
                                                                                  ------------         -----------       -----------

Net income                                                                        $  1,397,300         $   736,840       $ 1,656,008
                                                                                  ============         ===========       ===========

Net income per common share - basic and diluted                         1         $       0.34 (1)          N/A (1)          N/A (1)
                                                                                 =============         ===========       ===========

Weighted average number of common shares
  outstanding - basic and diluted                                       1            4,062,395 (1)          N/A (1)          N/A (1)
                                                                                 =============         ===========       ===========

See notes to consolidated financial statements.

(1) West Essex Bank converted to stock form on October 2, 1998.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                -----------------------------------------------


                                                                          Year Ended December 31,
                                                                  ------------------------------------
                                                                    1998          1997         1996
                                                                  ----------   ----------   ----------
Net income                                                        $1,397,300   $  736,840   $1,656,008
                                                                  ----------   ----------   ----------

Other comprehensive income, net of income taxes:
     Unrealized holding gains on securities
          available for sale, net of income taxes
          of $71,384, $36,269, and $ -0-, respectively               127,015       65,387       20,679

     Reclassification adjustment
          for realized losses (gains) on securities
          available for sale, net of income taxes
          of $ -0-, $ -0- and $21,939, respectively                   -            20,245      (80,813)
                                                                  ----------   ----------   ----------

Other comprehensive income                                           127,015       85,632      (60,134)
                                                                  ----------   ----------   ----------

Comprehensive income                                              $1,524,315   $  822,472   $1,595,874
                                                                  ==========   ==========   ==========


See notes to consolidated financial statements.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

                                                                                                                  Retained
                                                                                            Additional           Earnings -
                                                                          Common             Paid-In           Substantially
                                                                          Stock              Capital             Restricted
                                                                     ----------------   ------------------   ------------------
Balance - December 31, 1995                                              $   -          $       -               $   26,817,327

Net income for the year ended December 31, 1996                              -                  -                    1,656,008

Unrealized loss on securities available
 for sale, net of income taxes                                               -                  -                    -
                                                                     ----------------   ------------------   ------------------
Balance - December 31, 1996                                                  -                  -                   28,473,335

Net income for the year ended December 31, 1997                              -                  -                      736,840

Unrealized gain on securities available
  for sale, net of income taxes                                              -                  -                    -
                                                                     ----------------   ------------------   ------------------
Balance - December 31, 1997                                                  -                  -                   29,210,175

Net income for the year ended December 31, 1998                              -                  -                    1,397,300

Net proceeds from initial public stock offering                              41,972           17,340,088             -

Common stock acquired by ESOP                                                -                  -                    -

ESOP shares committed to be released                                         -                      (797)            -

Initial capitalization of mutual holding company                             -                  -                     (100,000)

Unrealized gain on securities available for sale, net
  of income taxes                                                            -                  -                    -
                                                                     ----------------   ------------------   ------------------
Balance - December 31, 1998                                              $   41,972      $    17,339,291          $ 30,507,475
                                                                     ================   ==================   ==================

                                                                                             Accumulated
                                                                     Common Stock               Other                  Total
                                                                     Acquired by            Comprehensive          Stockholders'
                                                                         ESOP                   Income                Equity
                                                                 --------------------    --------------------    ----------------
Balance - December 31, 1995                                       $       -                        $  39,036         $ 26,856,363

Net income for the year ended December 31, 1996                           -                            -                1,656,008

Unrealized loss on securities available
 for sale, net of income taxes                                            -                          (60,134)             (60,134)

Balance - December 31, 1996                                               -                          (21,098)          28,452,237

Net income for the year ended December 31, 1997                           -                            -                  736,840

Unrealized gain on securities available
  for sale, net of income taxes                                           -                           85,632               85,632
                                                                 --------------------    --------------------    ----------------
Balance - December 31, 1997                                               -                           64,534           29,274,709

Net income for the year ended December 31, 1998                           -                            -                1,397,300

Net proceeds from initial public stock offering                           -                            -               17,382,060

Common stock acquired by ESOP                                             (1,473,584)                  -               (1,473,584)

ESOP shares committed to be released                                         147,351                   -                  146,554

Initial capitalization of mutual holding company                          -                            -                 (100,000)

Unrealized gain on securities available for sale, net
  of income taxes                                                         -                          127,015              127,015
                                                                 --------------------    --------------------    ----------------

Balance - December 31, 1998                                       $       (1,326,233)              $ 191,549         $ 46,754,054
                                                                 ====================    ====================    ================

See notes to consolidated financial statements.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------------
                                                                                       1998            1997               1996
                                                                                  --------------  ----------------   ---------------
Cash flows from operating activities:
      Net income                                                                   $  1,397,300       $    736,840     $  1,656,008
      Adjustments to reconcile net income
       to net cash provided by operating activities:
           Depreciation and amortization of premises and equipment                      278,355            230,524          207,456
           Net accretion of premiums, discounts and deferred loan fees                 (245,904)          (127,373)        (137,517)
           Amortization of intangibles                                                  592,768          1,743,062                -
           Provision for (recapture of) loan losses                                    (130,630)           487,015          232,103
           Provision for losses on real estate owned                                    130,630            372,985           45,000
           Loss (gain) on sale of securities available for sale                               -             20,245         (102,752)
           (Gain) on sale of real estate owned                                           (5,386)           (30,080)        (117,201)
           (Gain) on trade-in of automobile                                             (16,401)                 -                -
           Deferred income tax (benefit)                                                (11,944)          (725,335)         (36,609)
           Decrease (increase) in accrued interest receivable                             7,388           (360,770)           1,946
           (Increase) in other assets                                                   (67,304)           (11,726)          (3,327)
           (Decrease) increase in interest payable on deposits                          (29,160)            90,624           24,530
           Increase (decrease) in other liabilities                                     124,497         (2,815,465)       3,009,284
           Contribution of common stock                                                 742,140                  -                -
           ESOP shares committed to be released                                         146,554                  -                -
                                                                                   ------------       ------------     ------------

               Net cash provided by (used in) operating activities                    2,912,903           (389,454)       4,778,921
                                                                                   ------------       ------------     ------------

Cash flows from investing activities:
      Proceeds from maturities of securities available for sale                               -                  -          100,000
      Proceeds from sales of securities available for sale                                    -          1,588,229          202,752
      Proceeds from repayments on and calls of securities available for sale                  -            115,272           91,875
      Purchases of securities available for sale                                     (1,000,000)        (7,033,784)         (88,202)
      Proceeds from maturities and calls of investment securities held to maturity    9,889,845         10,000,000        7,000,000
      Purchases of investment securities held to maturity                           (23,640,389)       (10,399,678)     (10,997,500)
      Principal repayments on mortgage-backed securities held to maturity            41,586,542         20,084,461       17,384,271
      Purchases of mortgage-backed securities held to maturity                      (21,891,969)       (37,026,167)     (30,569,541)
      Purchase of loans receivable                                                     (280,707)                 -       (1,621,000)
      Net (increase) decrease in loans receivable                                   (26,973,831)       (31,617,835)       4,010,899
      Proceeds from sales of real estate owned                                          503,458            483,300          392,228
      Proceeds from other payments received on real estate owned                          4,000             39,602           15,500
      Capitalized cost of real estate owned                                                   -             (6,665)               -
      Additions to premises and equipment                                               (86,744)          (352,753)        (332,949)
      Purchase of Federal Home Loan Bank of New York stock                             (423,500)          (513,400)        (161,400)
                                                                                   ------------       ------------     ------------

               Net cash (used in) investing activities                              (22,313,295)       (54,639,418)     (14,573,067)
                                                                                   ------------      -------------     ------------

Cash flows from financing activities:
      Net proceeds from initial public stock offering                                16,639,920                  -                -
      Initial capitalization of mutual holding company                                 (100,000)                 -                -
      Common stock acquired by ESOP                                                  (1,473,584)                 -                -
      Net increase in deposits                                                          149,960          7,148,632        1,528,768
      Net (decrease) increase in short-term borrowed money                          (18,000,000)        12,000,000        6,000,000
      Proceeds of long-term borrowed money                                           38,000,000          3,000,000        9,000,000
      Repayment of long-term borrowed money                                          (8,290,120)        (8,350,000)      (8,350,000)
      Net increase (decrease)  in
       advance payments by borrowers for taxes and insurance                            149,529            150,239           (4,102)
      Cash received in connection with branch purchases                                       -         42,021,857                -
                                                                                   ------------      -------------     ------------

               Net cash provided by financing activities                             27,075,705         55,970,728        8,174,666
                                                                                   ------------      -------------     ------------

Net increase (decrease) in cash and cash equivalents                                  7,675,313            941,856       (1,619,480)
Cash and cash equivalents - beginning                                                 8,696,118          7,754,262        9,373,742
                                                                                   ------------      -------------     ------------

Cash and cash equivalents - ending                                                 $ 16,371,431      $   8,696,118     $  7,754,262
                                                                                   ============      =============     ============

See notes to consolidated financial statements.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                                         YEAR ENDED DECEMBER 31,
                                                                          -----------------------------------------------------
                                                                                1998              1997               1996
                                                                          -----------------  ----------------   ---------------
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Income taxes                                                           $     860,000      $   1,035,078       $ 1,023,150
                                                                             =============      =============       ===========

      Interest                                                               $  12,241,337      $   9,501,814       $ 8,171,056
                                                                             =============      =============       ===========

Supplemental schedule of noncash investing activities:
      Unrealized gain (loss) on securities
            available or sale, net of income taxes                           $     127,015      $      85,632       $   (60,134)
                                                                             =============      =============       ===========

      Loans receivable transferred to real estate owned                      $           -      $     679,914       $   377,285
                                                                             =============      =============       ===========

      Assets acquired in connection with branch purchases:
           Loans receivable                                                  $           -      $      54,693       $         -
           Premises and equipment                                                        -          1,360,000                 -
           Excess of cost over assets acquired                                           -          7,571,946                 -
           Other assets                                                                  -                457                 -
                                                                             -------------      -------------       -----------

                                                                             $           -      $   8,987,096       $         -
                                                                             =============      =============       ===========

      Liabilities acquired in connection with branch purchases:
           Deposits                                                          $           -      $  51,007,382       $         -
           Other liabilities                                                             -              1,571                 -
                                                                             -------------      -------------       -----------

                                                                             $           -      $  51,008,953       $         -
                                                                             =============      ============        ===========


See notes to consolidated financial statements.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

     Basis of consolidated financial statement presentation
     ------------------------------------------------------

     The consolidated financial statements include the accounts of West Essex Bancorp, Inc. ("Bancorp"), the Bancorp's wholly owned subsidiary, West Essex Bank ("Bank") and the Bank's wholly owned subsidiary, West Essex Insurance Agency, Inc. ("Subsidiary"), and have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of real estate owned and the recoverability of excess of cost over assets acquired. Management believes that the allowance for loan losses is adequate and that real estate owned and excess of cost over assets acquired are appropriately valued. While management uses available information to recognize losses on loans and real estate owned and to assess the recoverability of excess of cost over assets acquired, future additions to the allowance for loan losses or further writedowns of real estate owned and excess of cost over assets acquired may be necessary based on changes in economic and market conditions in the Bank's market area.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and real estate owned valuations. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns based on their judgments about information available to them at the time of their examination.

     Cash and cash equivalents
     -------------------------

     Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks with original maturities of three months or less.

     Investments and mortgage-backed securities
     ------------------------------------------

     Debt securities over which there exists positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

     Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd.)
---------------------------------------------

     Loans receivable
     ----------------

     Loans receivable are stated at unpaid principal balances less the allowance for loan losses and net deferred loan (costs) fees. Interest is calculated by the use of the actuarial method.

     The Bank defers loan origination fees and certain direct loan origination costs and amortizes such amounts, using a method which approximates the level-yield method, as an adjustment of yield over the contractual lives of the related loans.

     Uncollectible interest on loans that are contractually delinquent ninety days or more is charged off and the related loans placed on nonaccrual status, or, alternatively, an allowance for uncollectible interest is established by a charge to interest income equal to all interest previously accrued. Under either method, income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

     Allowance for loan losses
     -------------------------

     An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

     The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and estimated fair value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the allowance for loan losses may be necessary.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
---------------------------------------------

     Allowance for loan losses  (Cont'd)
     -------------------------

     A loan evaluated for impairment is deemed to be impaired when based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

     Real estate owned
     -----------------

     Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is recorded at the lower of cost or fair value at date of acquisition and thereafter carried at the lower of such initially recorded amount or fair value less estimated selling costs. Costs incurred in developing or preparing properties for sale are capitalized. Income and expense related to the holding and operating of properties are recorded in operations. Gains and losses from sales of such properties are recognized as incurred.

     Concentration of risk
     ---------------------

     The Bank's real estate and lending activity is concentrated in real estate and loans secured by real estate located in the State of New Jersey

     Premises and equipment
     ----------------------

     Premises and equipment are comprised of land, at cost, and buildings and improvements, leasehold improvements and furnishings and equipment, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives.

          Buildings and improvements         10 to 50 years
          Leasehold improvements             Shorter of useful life
                                             or term of lease
          Furnishing and equipment           3 to 10 years

     Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy costs in the consolidated statements of income.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
---------------------------------------------

     Excess of cost over assets acquired
     -----------------------------------

     The cost in excess of the fair value of net assets acquired was recorded on October 17, 1997 in conjunction with the acquisition of certain assets and assumption of certain liabilities of three branch offices of another financial institution. This asset primarily consists of core deposit intangibles, which represent the intangible value of depositor relationships assumed in the transaction, and is being amortized to expense over a ten-year period by use of the straight-line method.

     On a periodic basis, management reviews the excess of cost over assets acquired and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of such asset. In such instances, impairment, if any, is measured on a discounted estimated cash flow basis.

     Interest-rate risk
     ------------------

     The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to purchase securities and to make loans secured by real estate. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

     Income taxes
     ------------

     The Bancorp and Subsidiaries file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

     Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. The income tax effect of these temporary differences is accounted for as deferred income taxes applicable to future periods.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
---------------------------------------------

     Net income per share
     --------------------

     Basic and diluted net income per share were computed in 1998 by dividing net income for the year ended December 31, 1998 by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Such amounts were calculated based upon income for the entire year 1998, although the Bank converted to Stock form on October 2, 1998, and the weighted average number of shares outstanding since October 2, 1998 as if such shares were outstanding during all of 1998. Diluted net income per share did not differ from basic net income per share as there were no contracts or securities excercisable or which could be converted into common stock which would have a diluted effect.

     Reclassification
     ----------------

     Certain amounts as of and for the year ended December 31, 1997 and 1996 have been reclassified to conform with the current year's presentation.

2. REORGANIZATION TO MUTUAL HOLDING COMPANY FORM OF ORGANIZATION
----------------------------------------------------------------

The Bancorp is a business corporation formed at the direction of the Bank under the laws of the United States on October 2, 1998. On October 2, 1998: (i) the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank in the mutual holding company form of organization;
(ii) the Bank issued all of its outstanding capital stock to the Company; and
(iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share, 1,772,898 of common stock to certain eligible account holders of the Bank who had subscribed for such shares, by issuing 2,350,121 shares of Common Stock to West Essex Bancorp, M.H.C. ("MHC"), a mutual holding company formed at the direction of the Bank (collectively, the "Reorganization and Offering") and by contributing 74,214 shares of Common Stock to West Essex Bancorp Charitable Foundation (the "Foundation"). The MHC was initially funded with $100,000 received from the Bank. The Reorganization and Offering resulted in net proceeds of $16.6 million, after expenses of $1.1 million. The Bancorp also established the Foundation, which is dedicated to the communities served by the Bank. In connection with the Reorganization and Offering, the Common Stock contributed by the Bancorp to the Foundation at a value of $742,140, along with $100,000 in cash, was charged to charitable contribution expense.

In addition to the 9,000,000 authorized shares of Common Stock, the Bancorp authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of December 31, 1998, there were no shares of Preferred Stock issued.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

3.   SECURITIES AVAILABLE FOR SALE
----------------------------------

                                                                            December 31, 1998
                                                     ----------------------------------------------------------
                                                       Amortized             Gross Unrealized         Carrying
                                                                        -------------------------
                                                          Cost            Gains          Losses        Value
                                                     ---------------    ---------     -----------   -----------
United States Government obligations:
     Due after one year through five years              $ 6,983,248     $ 300,452     $      -       $7,283,700
     Due after ten years                                  1,000,000           -            1,250        998,750
                                                        -----------     ---------     -----------    ----------

                                                        $ 7,983,248     $ 300,452     $    1,250     $8,282,450
                                                        ===========     =========     ==========     ==========

                                                                            December 31, 1997
                                                     ----------------------------------------------------------
                                                       Amortized             Gross Unrealized         Carrying
                                                                        -------------------------
                                                          Cost            Gains          Losses        Value
                                                     ---------------    ---------     -----------   -----------
United States Government obligations:
     Due after one year through five years              $ 6,979,747     $ 100,803     $       -      $7,080,550
                                                        ===========     =========     ===========    ==========

The following table presents details of sales of securities available for sale:


                                           Year Ended December 31,
                               ----------------------------------------------
                                   1998            1997             1996
                               ------------    -------------    -------------
Sales proceeds                 $      -          $ 1,588,229        $ 202,752
Gross gains                           -                  -            102,752
Gross losses                          -               20,245              -

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


4.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------

                                                                              December 31, 1998
                                                     -----------------------------------------------------------------
                                                       Carrying              Gross Unrealized             Estimated
                                                                      ------------------------------
                                                         Value            Gains           Losses         Fair Value
                                                     --------------   -------------   --------------   ---------------
U.S. Government (including agencies):
    Due in one year or less                            $    999,854      $   8,896       $      -        $  1,008,750
    After one year through five years                     2,000,000          1,250              -           2,001,250
    After five years through ten years                   14,000,000         67,341              -          14,067,341
    After ten years                                       8,582,551        287,313           63,067         8,806,797
                                                       ------------      ---------       ----------      ------------

                                                         25,582,405        364,800           63,067        25,884,138
                                                       ------------      ---------       ----------      ------------

Obligations of states and municipalities:
    Due in one year or less                                 150,000            -                -             150,000
    After ten years                                         237,859            -                 11           237,848
                                                       ------------      ---------       ----------      ------------

                                                            387,859            -                 11           387,848
                                                       ------------      ---------       ----------      ------------

Trust preferred securities due after ten years           10,902,901            -            284,151        10,618,750
                                                       ------------      ---------       ----------      ------------

                                                       $ 36,873,165      $ 364,800       $  347,229      $ 36,890,736
                                                       ============      =========       ==========      ============


                                                                              December 31, 1997
                                                     -----------------------------------------------------------------
                                                       Carrying              Gross Unrealized             Estimated
                                                                      ------------------------------
                                                         Value            Gains           Losses         Fair Value
                                                     --------------   -------------   --------------   ---------------
U.S. Government (including agencies):
    Due in one year or less                            $  2,000,150       $  59,850       $     -         $  2,060,000
    After one year through five years                     3,999,622          11,315             -            4,010,937
    After five years through ten years                   12,000,000         116,247             -           12,116,247
    After ten years                                       4,929,094         222,270             -            5,151,364
                                                       ------------       ---------       ---------       ------------

                                                       $ 22,928,866       $ 409,682       $     -         $ 23,338,548
                                                       ============       =========       =========       ============

There were no sales of investment securities held to maturity during the years ended December 31, 1998, 1997 and 1996.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                                                  December 31, 1998
                                                         -----------------------------------------------------------------------
                                                             Carrying               Gross Unrealized               Estimated
                                                                             ------------------------------
                                                              Value              Gains            Losses          Fair Value
                                                         ----------------    --------------    ------------    -----------------
Government National Mortgage Association                  $   58,815,923       $   684,197      $          -      $   59,500,120
Federal Home Loan Mortgage Corporation                        26,698,689           323,089             3,333          27,018,445
Federal National Mortgage Association                         20,100,956           167,237             1,375          20,266,818
Collateralized mortgage obligations                            4,754,425             4,325            37,500           4,721,250
Other                                                              6,079                 -                 -               6,079
                                                          --------------       -----------      ------------      --------------

                                                          $  110,376,072       $ 1,178,848      $     42,208      $  111,512,712
                                                          ==============       ===========      ============      ==============

                                                                                   December 31, 1997
                                                         -----------------------------------------------------------------------
                                                             Carrying               Gross Unrealized               Estimated
                                                                             ------------------------------
                                                              Value              Gains            Losses          Fair Value
                                                         ----------------    --------------    ------------    -----------------
Government National Mortgage Association                  $   78,657,282       $ 1,158,307      $     40,774      $   79,774,815
Federal Home Loan Mortgage Corporation                        26,551,191           275,562            77,959          26,748,794
Federal National Mortgage Association                         24,958,646           191,719                 -          25,150,365
Other                                                              7,172                 -                 -               7,172
                                                          --------------       -----------      ------------      --------------

                                                           $ 130,174,291       $ 1,625,588      $    118,733      $  131,681,146
                                                          ==============       ===========      ============      ==============

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1998, 1997 and 1996.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


6.   LOANS RECEIVABLE
---------------------

                                                                                           December 31,
                                                                               -------------------------------------
                                                                                    1998                 1997
                                                                               ---------------        --------------
Real estate mortgage:
      Conventional                                                               $ 127,710,491        $  99,474,155
      FHA insured                                                                      358,942              257,285
      VA guaranteed                                                                    152,725              457,155
                                                                                 -------------        -------------

                                                                                   128,222,158          100,188,595
                                                                                 -------------        -------------

Agency for International Development                                                    48,510               58,875
                                                                                 -------------        -------------

Construction and land development                                                    4,393,956            6,484,920
                                                                                 -------------        -------------

Consumer:
      Passbook or certificate                                                          401,484              550,169
      Equity                                                                         9,631,219            8,491,437
      Second mortgage                                                                        -               62,595
      Automobile                                                                       273,888              259,097
      Credit reserve                                                                    31,053               31,480
                                                                                 -------------        -------------

                                                                                    10,337,644            9,394,778
                                                                                 -------------        -------------

         Total loans                                                               143,002,268          116,127,168
                                                                                 -------------        -------------

Less:   Loans in process                                                             1,311,520            1,437,016
         Allowance for loan losses                                                   1,716,790            1,885,021
         Net deferred loan (costs) fees                                               (298,245)              70,390
                                                                                 -------------        -------------

                                                                                     2,730,065            3,392,427
                                                                                 -------------        -------------

                                                                                 $ 140,272,203        $ 112,734,741
                                                                                 =============        =============

The Bank has granted loans to officers and directors of the Bank and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,549,000 and $1,200,000 at December 31, 1998 and 1997, respectively. During the year ended December 31, 1998, new loans granted and repayments totalled $382,000 and $33,000, respectively.

At December 31, 1998, 1997 and 1996, loans serviced for the benefit of others totalled approximately $27,000, $53,000 and $72,000, respectively.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

6. LOANS RECEIVABLE  (Cont'd.)
-------------------

Nonperforming loans consist of nonaccrual and renegotiated loans. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced or where other significant concessions have been made due to a borrower's financial difficulties. Interest on renegotiated loans is accrued to interest income.

Nonperforming loans were as follows:

                                                                                        December 31,
                                                                       -----------------------------------------
                                                                          1998             1997           1996
                                                                       ----------        --------       --------
                                                                                      (In Thousands)
Nonaccrual                                                             $    2,084        $   2,413      $  2,869
Renegotiated                                                                   94               94            99
                                                                       ----------        ---------      --------

                                                                       $    2,178        $   2,507      $  2,968
                                                                       ==========        =========      ========

The impact of nonperforming loans on interest income is as follows:

                                                                                     Year Ended December 31,
                                                                       -------------------------------------------
                                                                           1998             1997            1996
                                                                       ----------        ---------        --------
                                                                                         (In Thousands)
Interest income if performing in accordance with original terms          $    191        $     234        $    278
Interest income actually recorded                                              29               57              74
                                                                        ---------        ---------        --------

Interest income lost                                                   $      162        $     177        $    204
                                                                       ==========        =========        ========

The following is an analysis of the allowance for loan losses:

                                                                                     Year Ended December 31,
                                                                       ---------------------------------------------------
                                                                           1998              1997              1996
                                                                       -------------     --------------   ----------------
Balance - beginning                                                      $ 1,885,021       $ 1,563,991        $ 1,199,888
Provision (credited) charged  to operations                                 (130,630)          487,015            232,103
Loans charged off to allowance                                               (37,451)         (165,985)                 -
Recovery of loan previously charged off                                            -                 -            132,000
                                                                         -----------       -----------        -----------

                                                                         $ 1,716,940       $ 1,885,021        $ 1,563,991
                                                                         ===========       ===========       ============

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

6. LOANS RECEIVABLE  (Cont'd.)
-------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                                                          December 31,
                                                                       ------------------------------------------
                                                                              1998          1997            1996
                                                                       --------------    -------------- ---------
                                                                                         (In Thousands)
Recorded investment in impaired loans:
    With recorded allowances                                            $   1,159          $ 1,344      $   1,505
    Without recorded allowances                                               303              304            304
                                                                       ----------          -------      ---------

            Total impaired loans                                            1,462            1,648          1,809
    Related allowance for loan losses                                         442              580            435
                                                                       ----------          -------      ---------

            Net impaired loans                                          $   1,020          $ 1,068      $   1,374
                                                                       ==========          ========     =========


For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans totalled $1,537,000 , $1,916,000 and $1,567,000, respectively. During the years ended December 31, 1998 and 1997, no interest income was recognized on such loans during the time each loan was impaired. During the year ended December 31, 1996, interest income of $11,000, all on the cash basis, was recognized on such loans during the time each loan was impaired.


7. REAL ESTATE OWNED
--------------------

                                                                                             December 31,
                                                                                     ------------------------------
                                                                                       1998              1997
                                                                                     ------------     -------------
Acquired in settlement of loans                                                        $ 582,138      $ 1,388,840
Allowance for losses                                                                           -          174,000
                                                                                      ----------      -----------

                                                                                       $ 582,138      $ 1,214,840
                                                                                      ==========      ===========

The following is an analysis of the allowance for losses:


                                                                              Year Ended December 31,
                                                                   -----------------------------------------------
                                                                     1998              1997              1996
                                                                   ------------   --------------       -----------
Balance - beginning                                                   $ 174,000        $  98,000        $   98,000
Provisions charged to operations                                        130,630          372,985            45,000
Losses charged to allowance                                            (304,630)        (296,985)          (45,000)
                                                                      ----------      -----------      ------------

Balance - ending                                                      $       -        $ 174,000        $   98,000
                                                                      ==========      ===========      ============

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

7.   REAL ESTATE OWNED (Cont'd)
----------------------

The following is an analysis of the (loss) income on real estate owned:

                                                                              Year Ended December 31,
                                                                ---------------------------------------------------
                                                                     1998              1997              1996
                                                                ----------------   --------------   ---------------
Gain on sale, net                                                    $    5,386        $  30,080         $ 117,201
Carrying costs, net of rental income                                    (15,033)         (36,965)          (51,638)
Provision for losses                                                   (130,630)        (372,985)          (45,000)
                                                                     ----------        ---------         ---------
                                                                     $ (140,277)       $(379,870)        $  20,563
                                                                     ==========        =========         =========

8.   PREMISES AND EQUIPMENT
---------------------------

                                                                                             December 31,
                                                                                   --------------------------------
                                                                                       1998              1997
                                                                                   --------------   ---------------
Land                                                                                $   979,315       $   979,315
                                                                                    -----------       -----------
Buildings and improvements                                                            2,171,300         2,159,938
Less accumulated depreciation                                                           858,469           778,047
                                                                                    -----------       -----------
                                                                                      1,312,831         1,381,891
                                                                                    -----------       -----------
Leasehold improvements                                                                  112,754           112,754
Less accumulated amortization                                                           111,077           110,017
                                                                                    -----------       -----------

                                                                                          1,677             2,737
                                                                                    -----------       -----------
Furnishings and equipment                                                             2,654,522         2,575,464
Less accumulated depreciation                                                         2,000,971         1,816,823
                                                                                    -----------       -----------
                                                                                        653,551           758,641
                                                                                    -----------       -----------
                                                                                    $ 2,947,374       $ 3,122,584
                                                                                    ===========       ===========

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


9. ACCRUED INTEREST RECEIVABLE
------------------------------

                                                                       December 31,
                                                               ---------------------------
                                                                    1998           1997
                                                               -------------    -----------
Loans                                                          $   736,133      $   690,706
Mortgage-backed securities                                         661,895          852,519
Investments and other                                              620,352          479,574
                                                               ------------     -----------

                                                                 2,018,380        2,022,799
Less allowance for uncollected interest on loans                    13,571           10,602
                                                               ------------     -----------

                                                               $ 2,004,809      $ 2,012,197
                                                               ============     ===========


10. EXCESS OF COST OVER ASSETS ACQUIRED
---------------------------------------

On October 17, 1997, the Bank acquired three branch locations from another financial institution. The amounts related to the transaction are reflected separately in the consolidated statement of cash flows for the year ended December 31, 1997. The $7,571,946 excess of cost over assets acquired initially recorded was based upon the amount of deposits the Bank had acquired. The deposits purchased declined at a rate significantly in excess of that expected before stabilizing by December 31, 1997. Management performed a reassessment of the carrying value of this asset and, as a result, a loss of $1,585,313 was recorded. Such loss is included in "Amortization of intangibles" in the consolidated statement of income for the year ended December 31, 1997.


11. DEPOSITS
------------

                                                                             December 31,
                                      -------------------------------------------------------------------------------------------
                                                          1998                                          1997
                                      -------------------------------------------   ---------------------------------------------
                                         Weighted                                      Weighted
                                          Average                                       Average
                                           Rate            Amount        Percent         Rate           Amount          Percent
                                      ------------  -----------------  ----------   ------------   -----------------   ----------
Demand accounts:
       Non-interest-bearing                 0.00%      $  16,142,250        6.77           0.00%      $  11,371,513         4.78
       Interest-bearing                     1.30%         20,695,238        8.69           1.84%         21,662,441         9.09
                                                      --------------     -------                     --------------      -------

                                            0.73%         36,837,488       15.46           1.18%         33,033,954        13.87
Savings and club accounts                   2.52%         60,306,242       25.30           2.60%         62,834,205        26.38
Certificates of deposit                     5.26%        141,169,211       59.24           5.51%        142,323,982        59.75
                                                      --------------     -------                     --------------      -------

                                            3.87%      $ 238,312,941      100.00           4.14%      $ 238,192,141       100.00
                                                      ==============     =======                     ==============      =======


The amount of certificates of deposit with balances of $100,000 or more at December 31, 1998 and 1997 were approximately $17,656,000 and $19,327,000, respectively.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


11. DEPOSITS  (Cont'd.)
-----------------------

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                            December 31,
                                    ------------------------------
                                        1998             1997
                                    -------------    -------------
One year or less                      $ 118,317        $ 114,233
After one to three years                 19,572           25,309
After three years                         3,280            2,782
                                      ---------        ---------

                                     $  141,169        $ 142,324
                                      =========        =========


A summary of interest on deposits is as follows (in thousands):

                                                        Year Ended December 31,
                                                ----------------------------------------
                                                 1998             1997             1996
                                                --------        --------         -------
Demand accounts                                  $   339         $   293          $   269
Savings and club accounts                          1,672           1,357            1,278
Certificates of deposit                            7,736           6,439            5,602
                                                --------        --------         --------

                                                 $ 9,747         $ 8,089          $ 7,149
                                                ========        ========         ========

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


12.   BORROWED MONEY
--------------------

                                                                                            December 31,
                                                            -----------------------------------------------------------------------
                                                                            1998                                  1997
                                                            -----------------------------------    --------------------------------
                                                               Weighted                               Weighted
                                                                Average                                Average
                                                                 Rate               Amount              Rate              Amount
                                                            ---------------     --------------     ---------------     ------------
Securities sold under agreements to
 to repurchase maturing within three months                              -%       $          -             5.82%        $18,000,000

Convertible advances (a):
     due May 14, 2001                                                 5.55%          2,000,000                -%                  -
     due March 24, 2008                                               5.33%         10,000,000                -%                  -
     due March 25, 2008                                               5.59%         10,000,000                -%                  -
     due May 12, 2008                                                 5.23%          3,000,000                -%                  -

Monthly amortizing advances:
     Payable in forty-nine monthly principal
      and interest installments of $96,286 and
      a final payment of $192,818 on
      February 24, 2003                                               5.84%          4,339,572                -%                  -

     Payable in 109 monthly principal
      and interest installments of $55,591 and
      a final payment of $111,347 on
      February 25, 2008                                               6.03%          4,720,308                -%                  -

Term advances maturing during:
     1998                                                                -%                  -             6.38%          7,350,000
     1999                                                             6.50%          4,350,000             6.50%          4,350,000
     2000                                                             6.99%            600,000             6.95%            600,000
     2008                                                             5.58%          3,000,000                -%                  -
                                                                                --------------                         ------------

                                                                      5.69%       $ 42,009,880             6.08%       $ 30,300,000
                                                                                ==============                         ============



(a) Convertible at lender option to replacement funding at then current rates on February 12, 1999, March 24, 2001, March 25, 2003 and May 12, 1999,
    respectively, and quarterly thereafter.


Certain information concerning borrowed money is summarized as follows:


                                                                             Year Ended December 31,
                                                            -------------------------------------------------------
                                                                 1998                1997               1996
                                                            ----------------    ---------------    ----------------
Average balance outstanding                                    $42,364,000        $26,223,000         $18,092,000
Maximum month-end balance outstanding                           52,145,000         43,675,000          23,650,000
Average interest rate                                                 5.84%              5.97%               6.36%

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


12.   BORROWED MONEY  (Cont'd.)
--------------------

At December 31, 1998 and 1997, the borrowings were secured by pledges of the Bank's investment in the capital stock of the FHLB totalling $2,607,300 and $2,183,800, respectively, and mortgage-backed securities held to maturity with an aggregate carrying value of $53,785,000 and $39,870,000, respectively.


13.   REGULATORY CAPITAL
------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per generally accepted accounting principles ("GAAP") and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                                                           December 31,
                                                                   --------------------------
                                                                      1998           1997
                                                                   -----------    -----------
                                                                        (In Thousands)
GAAP capital                                                        $ 38,428        $ 29,275
Less: excess of cost over assets acquired                             (5,236)         (5,829)
Less: unrealized gain on debt securities                                (192)            (65)
                                                                   -----------    -----------

Core and tangible capital                                             33,000          23,381
Add: loan valuation allowance, as limited                              1,500           1,185
                                                                   -----------    -----------

       Total regulatory capital                                     $ 34,500        $ 24,566
                                                                   ===========    ===========

                   WEST ESSEX BANCORP, INC, AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13.  REGULATORY CAPITAL (Cont'd)
-----------------------

                                                         As of December 31, 1998
                              ------------------------------------------------------------------------------
                                                                                          To Be Well
                                                                                         Capitalized
                                                                                         Under prompt
                                                             Minimum Capital              Corrective
                                       Actual                 Requirements            Actions Provisions
                              -------------------------  ------------------------  -------------------------
                                Amount        Ratio        Amount       Ratio        Amount        Ratio
                              ------------  -----------  -----------  -----------  ------------  -----------
                                                          (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)    $   34,500       28.81%    $    9,580        8.00%     $  11,975        10.00%

Tier 1 Capital
 (to risk-weighted assets)        33,000       27.56%             -           -          7,185         6.00%

Core (Tier 1) Capital
 (to adjusted total assets)       33,000       10.44%        12,649        4.00%        15,811         5.00%

Tangible Capital
 (to adjusted total assets)       33,000       10.44%         4,743        1.50%             -            -

                                                        As of December 31, 1997
                              ------------------------------------------------------------------------------
                                                                                          To Be Well
                                                                                         Capitalized
                                                                                         Under prompt
                                                             Minimum Capital              Corrective
                                       Actual                 Requirements            Actions Provisions
                              -------------------------  ------------------------  -------------------------
                                Amount        Ratio        Amount       Ratio        Amount        Ratio
                              ------------  -----------  -----------  -----------  ------------  -----------
                                                          (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)    $  24,566       26.10%     $ 7,530         8.00%     $ 9,412        10.00%

Tier 1 Capital
 (to risk-weighted assets)       23,381       24.84%           -            -        5,647         6.00%

Core (Tier 1) Capital
 (to adjusted total assets)      23,381        7.98%      11,726         4.00%      14,657         5.00%

Tangible Capital
 (to adjusted total assets)      23,381        8.00%       4,397         1.50%           -           -

As of December 4, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

14.  BENEFIT PLANS
     -------------

             Pension Plan
             ------------

             The Bank has a non-contributory pension plan covering all eligible employee. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

             The following table sets forth the plan's funded status:

                                                                                               December 31,
                                                                                       ----------------------------
                                                                                          1998              1997
                                                                                       -----------       ----------
             Actuarial present value of benefit obligation, including
              vested benefits of  $2,977,510 and $2,658,587, respectively.             $ 3,016,288       $ 2,709,212
                                                                                       ===========       ===========
             Projected benefit obligation - beginning                                  $ 3,257,644       $ 2,789,153
             Service cost                                                                  116,891           109,752
             Interest cost                                                                 217,015           206,416
             Actuarial loss                                                                132,101           237,865
             Benefits paid                                                                 (97,951)          (84,989)
             Settlements                                                                    (3,233)             (553)
                                                                                       -----------       -----------

             Projected benefit obligation - ending                                       3,622,467         3,257,644
                                                                                       -----------       -----------
             Plan assets at fair value - beginning                                       2,984,086         2,534,416
             Actual return on assets                                                       367,471           361,720
             Employer's contributions                                                      142,827           173,492
             Benefits paid                                                                 (97,951)          (84,989)
             Settlements                                                                    (3,233)             (553)
                                                                                       -----------       -----------

             Plan assets at fair value - ending                                          3,393,200         2,984,086
                                                                                       -----------       -----------

             Projected benefit obligation in excess of plan assets                         229,267           273,558
             Unrecognized net transition obligation                                       (158,227)         (189,872)
             Unrecognized past service cost                                                (70,937)          (80,492)
             Unrecognized net gain                                                         156,686           131,598
                                                                                       -----------       -----------

             Accrued pension cost included in other liabilities                        $   156,789       $   134,792
                                                                                       ===========       ===========

The following table sets forth the components of net perodic pension cost:

                                                                                                      Year Ended December 31,
                                                                                   -------------------------------------------------
                                                                                        1998              1997             1996
                                                                                   ---------------- ----------------- --------------
             Net periodic pension cost included the following components:
                  Service cost                                                     $    116,891        $  109,752       $ 130,573
                  Interest cost                                                         217,015           206,416         187,634
                  Expected return on plan assets                                       (210,282)         (180,400)       (155,308)
                  Amortization of net transition obligation                              31,645            31,645          31,645
                  Amortization of past service cost                                       9,553             9,553           9,553
                                                                                   ------------        ----------       ---------
             Net periodic pension cost
               included in salaries and employee benefits                          $   164,822         $  176,966       $ 204,097
                                                                                   ===========         ==========       =========

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


14.   BENEFIT PLANS
-------------------

     Pension Plan  (Cont'd.)
     -----------------------

Assumptions used to develop the net periodic pension cost were as follows:

                                                                                         Year Ended December 31,
                                                                        -----------------------------------------------------------
                                                                            1998                  1997                   1996
                                                                        ----------------    -----------------        --------------
             Discount rate                                                   6.75%                7.50%                   7.00%
             Expected long-term rate of return                               7.00%                7.00%                   7.00%
             Rate of increase in  compensation levels                        4.50%                5.50%                   5.00%

ESOP
----

Effective upon the consummation of the Bank's reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $1,473,854 in proceeds from a term loan obtained from the Bancorp to purchase 147,768 shares of Bancorp common stock in the open market. The term loan principal is payable over ten equal annual installments through December 31, 2007. Interest on the term loan is fixed at a rate of 8.25%. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $146,554 for the year ended December 31, 1998.

     The ESOP shares at December 31, 1998 were as follows:

          Allocated shares                                14,777
          Shares committed to be released                      -
          Unreleased shares                              132,991
                                                      ----------
          Total ESOP shares                              147,768
                                                      ==========
          Fair value of unreleased shares             $1,255,103
                                                      ==========

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

15.   INCOME TAXES
------------------

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from taxable income an allowance for bad debts based upon the more favorable of:
(i) a method based on the Bank's actual loss experience (the "experience" method); or (ii) a method based on eight percent of taxable income before such deduction, less certain adjustments and subject to certain limitations (the "percentage of taxable income" method). Effective January 1, 1996, the Bank may use either the experience method or the specific charge off method. See Note 16 to consolidated financial statements. Retained earnings at December 31, 1998, include approximately $6.8 million of such bad debt allowance for which federal income taxes have not been provided.

The components of income taxes are summarized as follows:

                                                                        Year Ended December 31,
                                                            -----------------------------------------------
                                                                1998             1997             1996
                                                            ------------      ------------      -----------
       Current tax expense:
           Federal income                                   $    676,231      $  1,066,590      $   801,976
           State income                                           87,750            95,024           70,584
                                                            ------------      ------------      -----------

                                                                 763,981         1,161,614          872,560
                                                            ------------      ------------      -----------
       Deferred tax (benefit) expense:
           Federal income                                         (6,746)         (664,857)         (33,554)
           State income                                           (5,198)          (60,478)          (3,055)
                                                            ------------      ------------      -----------

                                                                 (11,944)         (725,335)         (36,609)
                                                            ------------      ------------      -----------

                                                            $    752,037      $    436,279      $   835,591
                                                            ============      ============      ===========

                  WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



15.  INCOME TAXES (Cont'd.)
---------------------------

The components of the net deferred income tax asset are as follows:

                                                                                       December 31,
                                                                              -------------------------------
                                                                                  1998             1997
                                                                              --------------   --------------
       Deferred tax assets:
           Allowance for loan losses                                          $     650,010    $     777,563
           Benefit plans                                                             49,569           24,535
           Goodwill                                                                 610,762          581,747
           Charitable contribution carryforward                                     209,717                -
           Other                                                                     19,142           16,538
                                                                              -------------    -------------

               Total deferred tax assets                                          1,539,200        1,400,383
                                                                              -------------    -------------

       Deferred tax liabilities:
           Deferred loan origination fees, net                                      162,415           36,940
           Unrealized gain on securities available for sale                         107,653           36,269
           Other                                                                      1,398                -
                                                                              -------------    -------------

               Total deferred tax liabilities                                       271,466           73,209
                                                                              -------------    -------------

               Net deferred tax asset included in other assets                $   1,267,734    $   1,327,174
                                                                              =============    =============


Refundable income taxes totalling $129,079 and $88,904 are included in other assets at December 31, 1998 and 1997, respectively. Income taxes payable totalling $1,754 and $39,069 are included in other liabilities at December 31, 1998 and 1997, respectively.

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                        Year Ended December 31,
                                                            -------------------------------------------------
                                                                 1998             1997             1996
                                                            ---------------   --------------   --------------
       Federal income tax                                   $   730,775       $    398,860     $    847,266
       Increases (reductions) in taxes resulting from:
           Non-deductible capital loss                                -              6,883                -
           Utilization of capital loss carryforward                   -                  -          (34,936)
           New Jersey savings institution tax,
            net of federal income tax effect                     54,484             22,800           44,569
           Other items, net                                     (33,222)             7,736          (20,948)
                                                            -----------       ------------     ------------

       Effective income tax                                 $   752,037       $    436,279     $    835,951
                                                            ===========       ============     ============

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


16.  COMMITMENTS AND CONTINGENCIES
----------------------------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement the Bank has in those particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 1998 and 1997, the Bank had $7,209,000 and $1,324,000,
respectively, in outstanding commitments to originate and purchase loans. The outstanding commitments at December 31, 1998 include $3,204,000 for fixed rate mortgage loans with interest rates ranging from 6.625% to 8.00%, $495,000 for adjustable rate mortgage loans with an initial rate of 6.75%, $2,128,000 for construction loans at fixed rates ranging from 8.25% to 8.50%, $107,000 for home equity loans at fixed rates ranging from 7.25% to 7.375%, $225,000 for floating rate equity lines of credit with initial rates of 7.25% to 7.50% and $1,050,000 for the purchase of loan participations consisting of adjustable rate loans on which the initial rates will be fixed at funding for five years at either 1.60% or 2.00% above the Federal Home Loan Bank CIP advance rate and will adjust every fifth year thereafter.

At December 31, 1998 and 1997, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $4,970,000 and $4,137,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under the program ranges from 0.50% below to 1.75% above the prime rate published in The Wall Street Journal on the last day of the preceding month.

At December 31, 1998 and 1997 undisbursed funds from approved unsecured lines of credit under the Credit Reserve program totalled $75,000 and $99,000, respectively. Funds drawn on these lines are assessed interest at a rate of 15.00%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes commercial and residential real estate.

At December 31, 1998, the Bank was committed to purchase a $2,000,000 Federal Home Loan Mortgage Corporation bond at par. This security carries a 6.75% fixed interest rate and matures in January 2014, though it may be called, at par, as early as April 1999. In addition, the Bank is committed to purchase a $500,000 participation in a Federal National Mortgage Association mortgage-backed security, the terms of which have not yet been determined.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


16. COMMITMENTS AND CONTINGENCIES (Cont'd.)
-------------------------------------------

Rentals under a long-term operating lease for a branch office amounted to approximately $49,000, $50,000 and $50,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, the minimum rental commitment under this noncancellable lease expiring in October, 2003 is $269,082, consisting of $55,672 for each of the years 1999 through 2002 and $46,394 for 2003.

The Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

During the year ended December 31, 1997, the Bank became a defendant in a litigation matter under which it is accused of breach of contract, fraud and violation of the New Jersey Consumer Fraud Act. The lawsuit is related to a condominium construction project which the Bank halted financing on due to borrower default. The Bank denies the material allegations set forth in the Complaint. The Bank filed a motion to dismiss the contract claims and to re-plead the fraud claims. On February 20, 1998, the Superior Court of New Jersey denied the Bank's motion to dismiss the contract claims, but granted the Bank's motion required plaintiffs to re-plead the fraud counts with particularity. On March 13, 1998, the plaintiffs filed an amended complaint and, on April 8, 1998, the Bank filed its answer to the amended complaint. The plaintiffs are seeking amoung other things, compensatory damages, punitive damages in the amount of $5,000,000 and reimbursement of costs and legal fees associated with this matter. The Bank's ultimate liability, if any, which might arise from the disposition of these claims cannot presently be determined. Accordingly, no provision for any liablility that may result upon adjudication has been recognized in the consolidated financial statements.

The Bank is also a party to various litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position or operations of the Bancorp.


17.  LEGISLATIVE MATTERS
------------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and was tax deductible. The Bank took a charge of $1,098,000 as a result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. Currently, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


17. LEGISLATIVE MATTERS (Cont'd.)
---------------------------------

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis.


18. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used by the Bank for the purposes of this disclosure. Estimated fair values have been determined by the Bank using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the Bank's financial instruments are set forth below:

     Cash and cash equivalents and accrued interest receivable
     ---------------------------------------------------------

     The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value.


     Securities
     ----------

     The fair values for securities available for sale, investment securities held to maturity and mortgage-backed securities held to maturity are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.


     Loans
     -----

     The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.


     Deposits
     --------

     For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For certificates of deposit, fair value is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

     Borrowed money
     --------------

     Fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


18. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
-----------------------------------------------------------

     Commitments to extend credit
     ----------------------------

     The fair value of credit commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The carrying values and estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                                                             December 31,
                                                          ----------------------------------------------------
                                                                   1998                       1997
                                                          -------------------------  -------------------------
                                                           Carrying      Estimated    Carrying     Estimated
                                                             Value      Fair Value     Value      Fair Value
                                                          ------------  -----------  -----------  ------------
      Financial assets
      ----------------

      Cash and cash equivalents                           $  16,371     $ 16,371     $  8,696     $   8,696
      Securities available for sale                           8,282        8,282        7,081         7,081
      Investment securities held to maturity                 36,873       36,891       22,929        23,339
      Mortgage-baked securities held to maturity            110,376      111,513      130,174       131,681
      Loans receivable                                      140,272      145,855      112,735       114,021
      Accrued interest receivable                             2,005        2,005        2,012         2,012

      Financial liabilities
      ---------------------

      Deposits                                              238,313      239,702      238,192       239,241
      Borrowed money                                         42,010       41,843       30,300        30,337

      Commitments
      -----------

      Loan origination and purchase                           7,209        7,209        1,324         1,324
      Unused lines of credit                                  5,045        5,045        4,236         4,236
      Security purchase                                       2,500        2,500            -             -

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


18. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
-----------------------------------------------------------

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, real estate owned and advance payments by borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.



19. PARENT ONLY FINANCIAL INFORMATION
-------------------------------------

West Essex Bancorp, Inc. operates its wholly owned subsidiary, West Essex Bank. The earnings of the subsidiary are recognized by the holding company using the equity method of accounting. Accordingly, earnings of the subsidiary are recorded as increases in the investment in the subsidiary. The following are the condensed financial statements for West Essex Bancorp, Inc. (Parent company only) as of December 31, 1998 and for the period from October 2, 1998 (inception) to December 31, 1998.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

19.  PARENT ONLY FINANCIAL INFORMATION (Cont'd)
-----------------------------------------------

                            STATEMENT OF CONDITION
                            ----------------------

                                                        December 31,
                                                            1998
                                                       -------------
Assets:
        Cash and due from banks                        $      95,743
        Interest-bearing deposits                          5,855,678
        Securities held to maturity                          907,315
        Loan receivable from the Bank                      1,294,464
        Investment in subsidiaries                        38,427,846
        Other assets                                         213,911
                                                       -------------

               Total assets                            $  46,794,957
                                                       =============

Liabilities:
        Due to subsidiaries                            $      39,149
        Other liabilities                                      1,754
                                                       -------------

                                                              40,903

Stockholders' equity                                      46,754,054
                                                       -------------

Total liabilities and stockholders' equity             $  46,794,957
                                                       =============

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


19.  PARENT ONLY FINANCIAL INFORMATION (Cont'd)
-----------------------------------------------

                            STATEMENT OF OPERATIONS
                            -----------------------

                                                                 From Inception
                                                                 October 2, 1998
                                                                 to December 31,
                                                                       1998
                                                                 ---------------
Dividend from the Bank                                                $ 100,000
Interest income                                                          73,912
                                                                      ---------

          Total income                                                  173,912
                                                                      ---------

Charitable contributions                                                842,140
Other expenses                                                            4,259
                                                                      ---------

          Total expenses                                                846,399
                                                                      ---------

Loss before income tax (benefit) and equity in
   undistributed earnings of subsidiaries                              (672,487)
Income tax (benefit)                                                   (261,251)
                                                                      ---------

Loss before equity in undistributed
  earnings of subsidiaries                                             (411,236)
Equity in undistributed
  earnings of subsidiaries                                              329,268
                                                                      ---------

Net loss                                                              $ (81,968)
                                                                      =========

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

19.  PARENT ONLY FINANCIAL INFORMATION (Cont'd)
----------------------------------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                                                                                                         From Inception
                                                                                                        October 2, 1998
                                                                                                        to December 31,
                                                                                                              1998
                                                                                                       -------------------
Cash flows from operating activities:
        Net loss                                                                                            $     (81,968)
        Adjustments to reconcile net loss to net cash
          provided by operating activities:
               Accretion of discount                                                                                 (525)
               Contribution of common stock to foundation                                                         742,140
               Other, net                                                                                        (173,008)
               Equity in undistributed earnings of subsidiaries                                                  (329,268)
                                                                                                             ------------

                      Net cash provided by operating activities                                                   157,371
                                                                                                             ------------

Cash flows from investing activities:
        Purchase of securities held to maturity                                                                  (906,790)
        Increase in loan receivable from Bank                                                                  (1,294,464)
                                                                                                             ------------

                      Net cash (used in) investing activities                                                  (2,201,254)
                                                                                                             ------------

Cash flows from financing activities:
        Net proceeds from issuance of common stock                                                              7,995,304
                                                                                                             ------------

                      Net cash provided by financing activities                                                 7,995,304
                                                                                                             ------------

Net increase in cash and cash equivalents                                                                       5,951,421

Cash and cash equivalents - beginning                                                                                   -
                                                                                                             ------------

Cash and cash equivalents - ending                                                                           $  5,951,421
                                                                                                             ============

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

     20.  QUARTERLY FINANCIAL DATA (UNAUDITED)
     -----------------------------------------

                                                                                      Quarter Ended
                                                      ------------------------------------------------------------------------
                                                        March 31,           June 30,        September 30,        December 31,
                                                           1998               1998               1998                1998
                                                      ---------------    -------------    -----------------   ----------------
                                                                       (In thousands, except for per share amounts)
Total interest income                                     $  5,115          $   5,342          $   5,460             $   5,398
Total interest expense                                       2,870              3,117              3,216                 3,016
                                                          --------          ---------          ---------             ---------

Net interest income                                          2,245              2,225              2,244                 2,382

Provision for (recapture of) loan losses                       (22)                 -                (19)                  (90)
Non-interest income                                            140                121                133                   135
Non-interest expenses                                        1,636              1,607              1,632                 2,732
Income taxes                                                   260                257                278                   (43)
                                                          --------          ---------          ---------             ---------

Net income (loss)                                         $    511          $     482          $     486             $     (82)
                                                          ========          =========          =========             =========
Net income (loss) per share - basic
  and diluted                                                 N/A (1)            N/A (1)            N/A (1)          $   (0.02)
                                                          ========          =========          =========             =========

Weighted average number of
  common shares outstanding -
  basic and diluted                                           N/A (1)            N/A (1)            N/A (1)              4,062 (1)
                                                          ========          =========           ========             =========
                                                                                      Quarter Ended
                                                      ------------------------------------------------------------------------
                                                        March 31,           June 30,        September 30,        December 31,
                                                           1997               1997               1997                1997
                                                      ---------------    -------------    -----------------   ----------------
                                                                                   (In thousands)
Total interest income                                    $  4,252          $   4,358          $   4,547             $   4,958
Total interest expense                                      2,152              2,259              2,465                 2,779
                                                         --------          ---------          ---------             ---------
Net interest income                                         2,100              2,099              2,082                 2,179

Provision for (recapture of) loan losses                       55                187                248                    (3)
Non-interest income                                           113                 96                 59                   105
Non-interest expenses                                       1,351              1,350              1,187                 3,285
Income taxes (benefit)                                        284                235                262                  (345)
                                                         --------          ---------          ---------             ---------

Net income (loss)                                        $    523          $     423          $     444             $    (653)
                                                         ========          =========           ========             =========

Net income (loss) per share                                  N/A (1)            N/A (1)            N/A (1)               N/A (1)
                                                         ========          =========           ========             =========

Weighted average number of
  common shares outstanding                                  N/A (1)            N/A (1)            N/A (1)               N/A (1)
                                                         ========          =========           ========             =========

(1)  Converted to stock form on October 2, 1998.

                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


21. IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

At the date of initial application of SFAS No. 133, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. An entity will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item, or its variable interest payments as the cash flow hedged transactions, in a hedge of the exposure to changes in market interest rates, changes in foreign currency exchange rates, or changes in the overall fair value. (SFAS No. 133 precludes a held-to-maturity security from being designated as the hedged item in a fair value hedge of market interest rate risk or the risk of changes in its overall fair value and precludes the variable cash flows of a held-to-maturity security from being designated as the hedged transaction in a cash flow hedge of market interest rate risk). SFAS No. 133 provides that such transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, the quarter ended March 31, 2000 for the Bancorp and subsidiaries. Initial application shall be as of the beginning of an entity's
fiscal quarter.   Earlier application of all of the provisions of SFAS No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of SFAS No. 133 are not permitted.

Management of the Bancorp and subsidiaries has not yet determined when SFAS No. 133 will be implemented, but does not believe the ultimate implementation of SFAS No. 133 will have a material impact on their consolidated financial position or results of operations.

                                                          DIRECTORS AND OFFICERS
                                                          ----------------------

    Directors of
West Essex Bancorp, Inc.                     Principal Officers of                   Principal Officers of
  and West Essex Bank                      West Essex Bancorp, Inc.                    West Essex Bank
------------------------                   ------------------------                  ---------------------
William J. Foody                           Leopold W. Montanaro                      Leopold W. Montanaro
 Chairman of Board                          President and Chief                       President & Chief
 Managing Partner,                          Executive Officer                         Executive Officer
 Trammell Crow                             Dennis A. Petrello                        Dennis A. Petrello
Leopold W. Montanaro                        Executive Vice President                  Executive Vice President
 President & CEO                            and Chief Financial Officer               and Chief Financial Officer
 West Essex Bank                           Charles E. Filippo                        Charles E. Filippo
Everett N. Leonard                          Executive Vice President                  Executive Vice President
 Retired,                                  Craig L. Montanaro                         and Chief Lending Officer
 Verona Boro Administrator                   Senior Vice President                    Craig L. Montanaro
John J. Burke                               and Secretary and Treasurer               Senior Vice President
 President                                                                            and Secretary and Treasurer
 JJ Burke & Associates                                                               Michael T. Sterrazza
David F. Brandley, Esq.                                                               Vice President and Controller
 Partner in the law Firm of                                                          Lisa A. Mulligan
 Brandley & Kleppe                                                                    Vice President & Personnel Officer
James P. Vreeland                                                                    Donna Duess
 Retired New Jersey                                                                   Vice President
 State Senator                                                                       John E. Gerasimow
                                                                                      Vice President



INVESTOR AND CORPORATE INFORMATION
----------------------------------

CORPORATE HEADQUARTERS
West Essex Bancorp, Inc.
417 Bloomfield Avenue, Caldwell, New Jersey 07006
(973) 226-7911

ANNUAL MEETING

The annual meeting of shareholders will be held at 10:00 a.m. on Wednesday, April 21, 1999 at the Radisson Hotel, Route 46 East, Fairfield, New Jersey 07006. Shareholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K

A copy of West Essex Bancorp, Inc's annual report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Dominic Tangredi, Compliance Officer.

STOCK TRANSFER/REGISTER

Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce, Cranford, New Jersey 07203 (908) 241-9880. Allow three weeks for a reply.

SPECIAL COUNSEL

Muldoon, Murphy and Faueette LLP, 5101 Wisconsin Avenue, NW, Washington, DC
20016.

INDEPENDENT ACCOUNTANTS

Radics & Co., L.L.C. Route 46 East, Pine Brook, New Jersey, 07058.

INQUIRIES

Security analysts, retail brokers and shareholders seeking financial information should contact Dennis A. Petrello, Executive Vice President and Chief Financial Officer, Requests for written materials can be forwarded to the attention of Mr. Dominic Tangredi, Investor Relations Department.

STOCK INFORMATION

West Essex Bancorp, Inc., is traded on the NASDAQ National Market under the ticker symbol "WEBK." As of December 31, 1998, West Essex Bancorp, Inc. had 4,197,233 shares of common stock outstanding and approximately 614 shareholders of record.

STOCK PRICE

                                                              1998
                                             QUARTER          HIGH        LOW
                                             -------          ----        ---
                                             4/th/ Quarter    $10,125     $9.25

The following table illustrates West
Essex Bancorp, Inc.'s high and low
closing stock prices on the NASDAQ
National Market during 1998.

WEST ESSEX BANCORP, INC.

CORPORATE HEADQUARTERS

417 Bloomfield Avenue
Caldwell, New Jersey 07006
(973) 226-7911

BANK OFFICES

MONTVILLE
267 Changebridge Road
Pine Brook, NJ 07058
(973) 575-7080

FRANKLIN LAKES
574 Franklin Avenue
Franklin Lakes, NJ 07417
(201) 891-5500

PLEASANT VALLEY WAY
487 Pleasant Valley Way
West Orange, NJ 07052
(973) 731-4630

TORY CORNER
216 Main Street
West Orange, NJ 07052
(973) 325-1230

OLD TAPPAN
207 Old Tappan Road
Old Tappan, NJ 07675
(201) 767-0007

NORTHVALE
119 Paris Avenue
Northvale, NJ 07647
(201) 768-7800

RIVER VALE
653 Westwood Avenue
River Vale, NJ 07675
(201) 664-3700