Form 10-K, Exhibit 13
period 1999-12-31
WEST ESSEX BANCORP INC
filed 2000-03-30
CIK 1063438

EXHIBIT 13.0

               Portions of the 1999 Annual Report to Stockholders

                                TABLE OF CONTENTS


West Essex Bancorp, Inc. is a $348.3 million savings and loan holding company headquartered in Caldwell, New Jersey. Through its subsidiary, West Essex Bank, the Company operates 8 banking offices in Essex, Morris and Bergen County. Founded in 1915, West Essex Bank is a federally-chartered FDIC-insured stock savings bank.

Financial Highlights .......................................................  1

President's Message ........................................................  2

Selected Consolidated Financial and Other Data .............................  4

Management's Discussion and Analysis of Financial Condition and
    Results of Operations ..................................................  6

Management Responsibility Statement ........................................ 20

Independent Auditor's Report ............................................... 21

Consolidated Statements of Financial Condition ............................. 22

Consolidated Statements of Income .......................................... 23

Consolidated Statements of Comprehensive Income ............................ 24

Consolidated Statements of Changes in Stockholders' Equity ................. 25

Consolidated Statements of Cash Flows ...................................... 26

Notes to Consolidated Financial Statements ................................. 28

Directors and Officers ..................................................... 60

Investor and Corporate Information  ........................  Inside Back Cover

                                   WEST ESSEX BANCORP, INC.
                                     FINANCIAL HIGHLIGHTS
                     (Dollar amounts in thousands, except per share date)

                                                     At or for the Year Ended December 31,
                                                   ------------------------------------------
                                                      1999           1998            1997
                                                   -----------    -----------     -----------
Total assets ..................................    $   348,307    $   328,609     $   299,025
Total investment and mortgage-backed securities        165,729        155,532         160,184
Total loans receivable ........................        156,196        143,002         116,127
Allowance for loan losses .....................          1,400          1,717           1,885
Total deposits ................................        234,978        238,313         238,192
Borrowed money ................................         64,340         42,101          30,300
Total stockholders' equity ....................         47,110         46,754          29,275
Net interest income ...........................         10,891          9,096           8,460
Provision for (recapture of) loan losses ......           --             (131)            487
Net income (1)(2) .............................          3,043          1,397             737
Basic and diluted earnings per share (1)(3) ...           0.76           0.34             N/A
Book value per share ..........................          11.62          11.14             N/A
Average interest rate spread ..................           2.66%          2.48%           2.87%
Return on average assets (1)(2) ...............           0.89%          0.44%           0.29%
Return on average stockholders' equity (1)(2) .           6.46%          4.10%           2.51%
Common shares outstanding at year end .........      4,054,357      4,197,233             N/A


(1) Results for 1998 include $842,000 of charitable contributions representing the initial funding by the Company of the West Essex
        Bancorp Charitable Foundation. Exclusive of this contribution, net income would have been $1,936,000, or $0.48 per share, which reflects a return on average assets of 0.61% and a return on average stockholders' equity of 5.68%.

(2) Results for 1997 include a $1.6 million loss recorded on the excess of cost over assets acquired in conjunction with deposits purchased from another institution. Exclusive of this loss, net income would have been $1,752,000, which reflects a return on average assets of 0.69% and a return on average stockholders' equity of 5.96%.

(3)     Assumes the stock conversion was completed on January 1, 1998.

                            WEST ESSEX BANCORP, INC.
                                  ANNUAL REPORT
                               PRESIDENT'S MESSAGE


         In reviewing 1999, our first full year as a publicly traded company, we recorded excellent growth in earnings per share and return on equity. I am also pleased to report a substantial increase in cash earnings, net interest income and total assets. Also, a smooth transition into the year 2000 occurred despite speculation by many of a Y2K meltdown.

         While we are excited about our long-term growth opportunities for West Essex Bank, our enthusiasm is quieted by the reaction of the marketplace to the equities of financial companies. With the equity market seemingly focused on the Internet community, it appears large and small cap banks and financial companies have been relegated to the rear of the marketplace for the time being. Having said this, we believe West Essex Bancorp is well positioned to continuously seek out opportunities that enhance shareholder value. With a solid financial base and prudent management we will strive to grow the earnings and assets of the Company in a qualitative manner thereby enhancing the Company's franchise value.

         Management's vision is to make West Essex Bank the community bank of choice in each location where we are established. Our mission is to demonstrate through product delivery and excellent service, how we can strengthen the economic and social fabric of our community. While mergers and acquisitions continue to reduce the number of banks in the country, we continue to see the demand for community-oriented institutions such as ours. We are excited about the opportunities of the new millennium and the rapid changes that technology is providing and look forward to capitalizing on these factors.

         Significant highlights for the Company in 1999 include the initiation of a $.30 per share annual dividend on our common stock, asset growth of $19.7 million to $348.3 million and loan and investment growth of $23.2 million to $319.1 million. Net income rose from $1.4 million in 1998 to $3.0 million in 1999, an increase of 118%. Cash earnings increased significantly from $1.8 million in 1998 to $3.4 million in 1999, an increase of 93%. Loan originations for 1999 totaled $43.2 million, and our loan to deposit ratio increased to 66% from 60% in the prior period. Finally, as of December 31, 1999, core deposits represented 40.4% of deposit account balances.

         Other measures of performance include improvements in the return on average assets to .89% from 0.44% in the prior period and an increase in the return an average equity to 6.46% from 4.10%. Also very important was the significant improvement in the Company's efficiency ratio from 71.41% for 1998 to 54.45% for 1999. Earnings per share (diluted), also increased to $0.76 in 1999 from $0.34 for 1998. Net interest margin increased to 3.31% from 3.01% at the same time that operating expenses to average assets decreased to 2.00% for 1999 from 2.40% for 1998.

         In August of 1999, the Company received regulatory approval to repurchase up to 15% of it's publicly traded common shares. Through the end of 1999, the Company was successful in repurchasing approximately 79% of those shares. While limited liquidity in the Company's stock has impeded the Company's efforts to repurchase its shares, the Company is committed to aggressively managing its excess capital through stock repurchases.

         In the year ahead, the Company will continue to seek means to enhance stockholder value through continued stock repurchases, balance sheet growth, a possible increase in our cash dividends, possible branch expansion, and other reasonable opportunities that may become available to the Company. The Bank's web site, which initially will only provide information to customers, will ultimately allow transactions. Through our service provider, our web site will give us the ability to deliver not only our current products and services to our customer base, but new products and services as well, including on-line banking and the ability to pay bills over the Internet.

         We remain optimistic about our long-term outlook, especially with the recent passage of financial modernization legislation permitting banking institutions to engage in any financial activities complementing the financial service industry. We will continue to focus on those opportunities and markets that are in alignment with the strategic position and objectives of West Essex Bancorp.

         I would be remiss if I did not recognize the efforts and contributions of our very dedicated directors, officers and staff who continue to work to achieve the goals and aspirations of the Company, its shareholders and customers and we will continue as always to remain grateful for the confidence and loyalty you have placed in us.

                                                         Sincerely,


                                                         /s/Leopold W. Montanaro
                                                         -----------------------
                                                         Leopold W. Montanaro
                                                         President & CEO

WEST ESSEX BANCORP, INC.

Selected Consolidated Financial and Other Data
----------------------------------------------

         The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

                                                             At December 31,
                                          --------------------------------------------------------
                                            1999        1998        1997        1996         1995
                                          --------    --------    --------    --------    --------
                                                               (In Thousands)
Selected Consolidated Financial Data:
Total assets (1) ....................     $348,307    $328,609    $299,025    $235,969   $223,165
Loans receivable, net (2) ...........     153,276     140,272     112,735      82,134      85,031

Securities available-for-sale:
     Investment securities, net .....       2,924       8,282       7,081       1,647       1,932

Securities held-to-maturity:
     Investment securities, net .....      41,582      36,873      22,929      22,476      18,482
     Mortgage-backed securities, net      121,223     110,376     130,174     113,254     100,032
Deposits (1) ........................     234,978     238,313     238,192     179,946     178,392
Borrowed money ......................      64,340      42,101      30,300      23,650      17,000
Total stockholders' equity ..........      47,110      46,754      29,275      28,452      26,856

                                                               For the Years Ended December 31,
                                                   --------------------------------------------------------
                                                      1999        1998        1997        1996        1995
                                                   --------    --------    --------    --------    --------
                                                                         (In Thousands)
Selected Operating Data:
Interest income ...............................    $ 22,751    $ 21,315     $ 18,116    $ 16,467    $ 15,735
Interest expense ..............................      11,860      12,219        9,656       8,300       7,618
                                                   --------    --------     --------    --------    --------

     Net interest income ......................      10,891       9,096        8,460       8,167       8,117
Provision for (recapture of) loan
  losses ......................................        --          (131)         487         232         510
                                                   --------    --------     --------    --------    --------
     Net interest income after ................
       provision for (recapture of) loan losses      10,891       9,227        7,973       7,935       7,607
Noninterest income ............................         685         529          373         476         332
Noninterest expense (3) .......................       6,869       7,607        7,173       5,919       4,446
                                                   --------    --------     --------    --------    --------

Income before income taxes (3) ................       4,707       2,149        1,173       2,492       3,493
Income taxes (3) ..............................       1,664         752          436         836       1,221
                                                   --------    --------     --------    --------    --------

Net income ....................................    $  3,043    $  1,397     $    737    $  1,656    $  2,272
                                                   ========    ========     ========    ========    ========

                                                        (continued on next page)

                                                                At or For the Years Ended December 31,
                                                          ----------------------------------------------
                                                           1999      1998      1997       1996     1995
                                                          ------    ------    ------    ------    ------
Selected Financial Ratios and Other Data:
Performance Ratios (4):
        Return on average assets (3) ..............         0.89 %    0.44 %    0.29 %    0.74 %    1.07 %
        Return on average stockholders' equity (3)          6.46      4.10      2.51      5.95      8.84
        Average stockholders' equity
          /average assets .........................        13.73     10.75     11.55     12.37     12.09
        Interest rate spread (5) ..................         2.66      2.48      2.87      3.15      3.34
        Net interest margin (6) ...................         3.31      3.01      3.44      3.74      3.93
        Non-interest expenses to average assets (3)         2.00      2.40      2.82      2.63      2.09
        Stockholders' equity to total assets ......        13.53     14.23      9.79     12.06     12.03
        Efficiency ratio (7) ......................        54.45     71.41     57.04     56.58     52.86

Regulatory Capital Ratios (4):
        Tangible capital ..........................        10.69     10.44      7.98     12.06     12.02
        Core capital ..............................        10.69     10.44      7.98     12.06     12.02
        Risk-based capital ........................        28.55     28.81     26.10     39.15     37.50

Asset Quality Ratios (4):
        Non-performing loans to total assets ......         0.25      0.67      0.84      1.26      0.96
        Non-performing loans to total loans
          receivable ..............................         0.57      1.46      2.16      3.51      2.46
        Non-performing assets to total assets .....         0.51      0.84      1.24      1.85      1.57
        Allowance for loan losses to
          non-performing loans ....................       158.37     78.47     75.19     52.70     55.84
        Average interest-earning assets to average
          interest-bearing liabilities ............       117.99    112.99    114.39    115.46    115.94
        Net interest income after provision for
          loan losses to non-interest expenses (3)        158.55    121.30    111.15    134.06    171.10

Number of full-service customer facilities ........         8         8         8         5         5


(1) The increase in assets in fiscal 1997 was due primarily to the purchase of three branch offices from Summit Bank.
(2) The allowance for loan losses at December 31, 1999, 1998, 1997, 1996, and 1995 was $1.4 million, $1.7 million, $1.9 million, $1.6 million, and $1.2 million, respectively.
(3) Includes, for the year ended December 31, 1996, the SAIF Special Assessment of $1.1 million and the related income tax benefit of $395,000. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expenses would be 1.05%, 8.47% 2.14% and 164.59%, respectively, for the year ended December 31, 1996. Includes, for the years ended December 31, 1999, 1998 and 1997, amortization expense related to the excess of cost over assets acquired from Summit Bank of $593,000, $593,000, and $1.7 million, respectively, and the related income tax benefit of $213,000,

        $213,000 and $627,000, respectively. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expense would be 1.00%, 7.26%, 1.83% and 173.53%, respectively, for the year ended December 31, 1999, 0.56%, 5.21%, 2.21% and 131.55%, respectively, for the year ended December 31, 1998 and 0.73%, 6.30%, 2.13% and 146.83%, respectively, for the year ended December 31, 1997.
(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The interest rate spread represents the difference between the weighted average yield on average interest- earning assets and the weighted average cost of average interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents non-interest expenses, excluding the SAIF special Assessment, impairment loss and amortization relating to intangible assets and loss on REO, divided by the sum of net interest and non-interest income excluding income on REO and security gain/loss.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         West Essex Bancorp, Inc. ("the Company"), is the stock holding company for West Essex Bank ("the Bank"). The Company is headquartered in Caldwell, New Jersey and its principal business currently consists of the operations of the Bank. West Essex Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated October 2, 1998, owns 58.0% of the Company's outstanding common stock. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's provision for loan losses and fees and other service charges. The Bank's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, the cost of foreclosed real estate operations, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

Forward-Looking Statements

         This Annual Report on Form 10-K contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Management of Interest Rate Risk and Market Risk Analysis

         The principal objectives of the Company's interest rate risk management is to evaluate the interest rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors of the Bank has established an Asset/Liability Committee, which is responsible for reviewing asset/liability policies and interest rate risk position. The Asset/Liability Committee meets at least on a quarterly basis, reports trends and interest rate risk position to the Board of Directors and reviews with the Board its activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio, and the effect the changes in interest rates will have on the Bank's portfolio and exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         To manage its interest rate risk and help offset the originations of long-term fixed rate mortgage loans, the Company has employed the following strategies: (i) utilizing adjustable-rate mortgage-backed securities to offset the effect of holding long-term fixed rate mortgage loans and (ii) lengthening the maturities of both borrowed money and deposits.

         The Bank continues to seek opportunities to originate for its portfolio one-to four-family residential mortgage loans, as well as other loans, in its primary market area of Essex, Morris and Bergen Counties, New Jersey. The Bank's total loan portfolio had decreased as a percent of the Bank's total assets from 1993 through 1996 when loan originations, primarily due to intense competition in the Bank's market area for loan originations, began to decrease. To address this situation, the Bank began to pursue loan originations more aggressively and began, in 1997, to use outside mortgage brokers to generate increased volume. During 1999, the Bank, as part of its efforts to generate new loans, moved to aggressively promote its loan products by using newspaper advertisements and by instituting an incentive program with its employees. The latter program proved highly successful and will be continued in 2000. Further, due to the relatively low interest rate environment that has existed in recent years, the Bank has originated primarily fixed-rate one-to four-family mortgage loans. The Bank's purchase of adjustable-rate mortgage-backed securities, as well as various shorter term debt obligations of federal, state and local governments, has enabled the Company to effectively manage its interest rate risk. At December 31, 1999, the Company had $121.2 million or 34.8% of total assets in mortgage-backed securities classified as held-to-maturity, and $44.5 million or 12.8% of total assets in investment securities, of which $2.9 million or 0.8% of total assets were classified as available-for-sale. At the same date, loans receivable, net, totalled $153.3 million or 44.0% of total assets.

         Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expect cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produced its analysis based upon data submitted on the Bank's quarterly Thrift Financial Reports.

The following table sets forth the Bank's NPV as of December 31, 1999, as calculated by the OTS.

                                                                                                       NPV as % of Portfolio
                   Change in                           Net Portfolio Value                                  Value of Assets
                Interest Rates               ------------------------------------------              ---------------------------
                In Basis Points                                $                  %                   NPV
                 (Rate Shock)                Amount          Change             Change               Ratio            Change (1)
                 ------------                ------          ------             ------               -----            ----------
                     300                   $ 10,792         $ (21,276)             (66)%               3.53 %            (605)
                     200                     18,266           (13,802)             (43)                5.79              (379)
                     100                     25,444            (6,624)             (21)                7.82              (176)
                    Static                   32,068              -                   -                 9.58                  -
                    (100)                    37,248             5,180               16                10.87               129
                    (200)                    40,539             8,470               26                11.61               203
                    (300)                    41,334             9,265               29                11.71               213

(1) Expressed in basis points.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                  Average Balance Sheet. The following table sets forth certain information relating to the Company at December 31, 1999, and for the years ended December 31, 1999, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from average month-end balances except for the average balances of other interest-earning assets and borrowed money, which are derived from average daily balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                                                                           At December 31, 1999
                                                                          ---------------------
                                                                                         Yield/
                                                                            Balance       Cost
                                                                            -------       ----
Assets:                                                                   (Dollars in Thousands)
        Interest-earning assets:
              Loans receivable .......................................    $ 154,677        7.44 %
              Mortgage-backed securities .............................      121,223        6.55
              Investment securities(1) ...............................       44,506        6.84
              Other interest-earning assets ..........................       10,290        4.58
                                                                          ---------
                               Total interest-earning assets .........      330,696        6.94

              Allowance for loan losses ..............................       (1,400)
              Non-interest-earning assets ............................       19,011
                                                                          ---------
                               Total assets ..........................    $ 348,307
                                                                          =========
Liabilities and Retained Earnings:
        Interest-bearing liabilities:
              Interest-bearing deposits:
                     Demand deposits .................................    $  21,092        1.39
                     Savings and club accounts .......................       57,735        2.04
                     Certificates of deposit .........................      140,140        5.05
                                                                          ---------
                               Total interest-bearing deposits .......      218,967        3.90

              Borrowed money .........................................       64,340        5.66
                                                                          ---------
                               Total interest-bearing liabilities ....      283,307        4.30

        Non-interest bearing deposits ................................       16,011
        Other non-interest-bearing liabilities .......................        1,879
                                                                          ---------

                               Total liabilities .....................      301,197

        Retained earnings ............................................       47,110
                                                                          ---------
                               Total liabilities and retained earnings    $ 348,307
                                                                          =========
        Interest rate spread .........................................                    2.64 %
                                                                                          ====
        Net interest-earning assets ..................................    $  47,389
                                                                          =========
        Ratio of average interest-earning assets to average
              interest-bearing liabilities ...........................         1.17x
                                                                               ====

(1) Included securities available for sale.

                                                     WEST ESSEX BANCORP, INC.
                                              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                                    For the Years Ended December 31,
                                                                  ----------------------------------------------------------------
                                                                                1999                              1998
                                                                  ------------------------------   ------------------------------
                                                                                        Average                           Average
                                                                   Average               Yield/     Average                Yield/
                                                                   Balance    Interest    Cost      Balance     Interest    Cost
                                                                   -------    --------    ----      -------     --------    ----
Assets:                                                                   (Dollars in Thousands)
        Interest-earning assets:
             Loans receivable                                      $ 149,356   $ 11,240     7.53 %   $ 129,416   $ 10,083    7.79 %
             Mortgage-backed securities                              119,953      7,722     6.44       121,346      7,853    6.47
             Investment securities (1)                                47,227      3,177     6.73        39,195      2,695    6.88
             Other interest-earning assets                            12,241        611     4.99        12,419        684    5.51
                                                                   ---------   --------              ---------   --------
                      Total interest-earning assets                  328,777     22,750     6.92       302,376     21,315    7.05
                                                                                -------                           -------
             Allowance for loan losses                                (1,546)                           (1,832)
             Other non-interest-earning assets                        15,912                            16,503
                                                                   ---------                         ---------
                      Total assets                                 $ 343,143                         $ 317,047
                                                                   =========                         =========

Liabilities and Retained Earnings:
        Interest-bearing liabilities:
             Interest-bearing deposits:
                 Demand                                             $ 20,732        284     1.37      $ 20,412        339    1.66
                 Savings and club                                     58,727      1,210     2.06        62,120      1,672    2.69
                 Certificates of deposit                             141,432      7,090     5.01       142,714      7,736    5.42
                                                                   ---------   --------              ---------   --------
                      Total interest-bearing deposits                220,891      8,584     3.89       225,246      9,747    4.33

        Borrowed money                                                57,756      3,275     5.67        42,364      2,472    5.84
                                                                   ---------   --------              ---------   --------
                      Total interest-bearing liabilities             278,647     11,859     4.26       267,610     12,219    4.57
                                                                               --------                          --------

        Non-interest-bearing deposits                                 15,576                            13,219
        Other non-interest-bearing liabilities                         1,796                             2,121
                                                                   ---------                         ---------
                          Total liabilities                          296,019                           282,950

        Stockholders' equity                                          47,124                            34,097
                                                                   ---------                         ---------
                      Total liabilities and stockholders' equity   $ 343,143                         $ 317,047
                                                                   =========                         =========
        Net interest income/interest rate spread                              $ 10,891      2.66 %               $ 9,096     2.48 %
                                                                              ========      ====                 =======     ====
        Net interest-earning assets/net yield on
          interest-earning assets                                  $  50,130                3.31 %   $ 34,766                3.01 %
                                                                   =========                ====     ========                ====
        Ratio of interest-earning assets to interest-bearing
          liabilities                                                  1.18x                              1.13x
                                                                      =====                              =====

                                                                    ------------------------------------
                                                                                       1997
                                                                    ------------------------------------
                                                                                                 Average
                                                                     Average                      Yield/
                                                                     Balance        Interest       Cost
                                                                     -------        --------       ----
Assets:
        Interest-earning assets:
             Loans receivable                                       $  97,277        $ 7,908        8.13 %
             Mortgage-backed securities                               114,996          7,909        6.88
             Investment securities (1)                                 26,774          1,897        7.09
             Other interest-earning assets                              7,019            401        5.71
                                                                    --------         -------
                          Total interest-earning assets               246,016         18,115        7.36
                                                                                    --------
             Allowance for loan losses                                 (1,739)
             Other non-interest-earning assets                         10,422
                                                                    ---------
                          Total assets                              $ 254,699
                                                                    =========

Liabilities and Retained Earnings:
        Interest-bearing liabilities:
             Interest-bearing deposits:
                 Demand                                             $  16,360            293        1.79
                 Savings and club                                      53,221          1,357        2.55
                 Certificates of deposit                              119,272          6,439        5.40
                                                                     --------        -------
                       Total interest-bearing deposits                188,853          8,089        4.28
        Borrowed money                                                 26,223          1,566        5.97
                                                                    ---------         ------
                      Total interest-bearing liabilities              215,076          9,655        4.49
                                                                                    --------
        Non-interest-bearing deposits                                   8,503
        Other non-interest-bearing liabilities                          1,711
                                                                    ---------
                      Total liabilities                               225,290
                                                                       29,409
        Stockholders' equity                                        ---------
                      Total liabilities and stockholders' equity    $ 254,699
                                                                    =========

        Net interest income/interest rate spread                                      $ 8,460       2.87 %
                                                                                      ========      ====
        Net interest-earning assets/net yield on
          interest-earning assets                                   $ 30,940                        3.44 %
                                                                    ========                        ====
        Ratio of interest-earning assets to interest-bearing             1.14x
          liabilities                                                   =====

(1)  Includes securities available for sale.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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

                                              Year Ended                          Year Ended
                                           December 31, 1999                   December 31, 1998
                                              Compared to                        Compared to
                                              Year Ended                         Year Ended
                                              December 31, 1998                  December 31, 1997
                                     -------------------------------      ------------------------------
                                     Increase (Decrease)                  Increase (Decrease)
                                            Due to                               Due to
                                     -------------------                   -----------------
                                      Volume       Rate         Net        Volume      Rate        Net
                                      ------       ----         ---        ------      ----        ---
                                                                (In Thousands)
Interest income:
     Loans receivable ............    $ 1,504     $  (347)    $ 1,157     $ 2,517    $  (342)    $ 2,175
     Mortgage-backed securities ..        (93)        (38)       (131)        427       (483)        (56)
     Investment securities .......        542         (60)        482         856        (58)        798
     Other interest-earning assets        (10)        (63)        (73)        298        (15)        283
                                      -------     -------     -------     -------    -------     -------

Total ............................      1,943        (508)      1,435       4,098       (898)      3,200
                                      -------     -------     -------     -------    -------     -------

Interest expense:
     Demand deposits (1) .........          5         (60)        (55)         69        (23)         46
     Savings and club accounts ...        (87)       (375)       (462)        237         78         315
     Certificates of deposit .....        (69)       (577)       (646)      1,273         24       1,297
     Borrowed money ..............        877         (74)        803         941        (35)        906
                                      -------     -------     -------     -------    -------     -------

Total ............................        726      (1,086)       (360)      2,520         44       2,564
                                      -------     -------     -------     -------    -------     -------

Net change in net interest income     $ 1,217     $   578     $ 1,795     $ 1,578    $  (942)    $   636
                                      =======     =======     =======     =======    =======     =======


         (1)  Includes NOW and Money Market accounts.

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

         Total assets were $348.3 million at December 31, 1998, compared to $328.6 million at December 31, 1998, an increase of $19.7 million, or 6.0%. The increase in assets was funded primarily by an increase in FHLB borrowings of $22.3 million.

         Cash and cash equivalents, primarily interest-bearing deposits with the FHLB, decreased $3.7 million to $12.7 million at December 31, 1999 from $16.4 million at December 31, 1998. The decrease in cash and cash equivalents was used to fund securities purchases.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         In the aggregate, mortgage-backed securities and investment securities, including available-for- sale and held-to-maturity issues, totalled $165.7 million at December 31, 1999, an increase of $10.2 million from $155.5 million at December 31, 1998. Such increase was funded by the aforementioned decrease in cash and cash equivalents and by increased borrowings. Mortgage-backed securities, all of which are held-to-maturity, increased $10.8 million due to purchases exceeding repayments. Investment securities held-to-maturity increased $4.7 million, due to security purchases exceeding maturities, while investment securities available-for-sale decreased $5.4 million, primarily due to $5.0 million in securities sold. At December 31, 1999, 75.9% of the investment securities, including available-for-sale and held-to-maturity issues, consisted of U.S. Government and Agency obligations, while 72.0% of the mortgage-backed securities portfolio consisted of Fannie Mae ("FNMA"), Freddie Mac ("FHLMC") and Ginnie Mae ("GNMA") issues. Investment securities available for sale included $2.0 million of U.S. Treasury notes and $909,000 of U.S. Government Agency notes while investment securities held-to-maturity consisted of $500,000 of U.S. Treasury notes, $30.4 million of U.S. Government Agency notes, $10.0 million in trust preferred securities and $733,000 in municipal bonds and notes.

         Loans receivable increased $13.0 million to $153.3 million at December 31, 1999 from $140.3 million at December 31, 1998. The increase was primarily in the one- to four-family mortgage and home equity loan categories, which increased $7.6 million and $4.8 million, respectively. At December 31, 1999, 87.5% of the outstanding balance of loans in the portfolio consisted of one-to four-family related loans, compared to 86.9% at December 31, 1998.

         Deposits totalled $235.0 million at December 31, 1999, a decrease of $3.3 million or 1.4% from the $238.3 million balance at December 31, 1998.

         Borrowed money increased $22.3 million to $64.3 million at December 31, 1999, as compared to $42.0 million at December 31, 1998. Based on the lower cost of wholesale funds as compared to comparable maturity retail deposits, management chose to fund the asset growth discussed above with additional FHLB borrowings. During the year ended December 31, 1999, short-term borrowings increased $6.0 million to $6.0 million, with an average cost of 5.80% at year end, while long-term debt increased $16.3 million to $58.3 million, the result of $24.0 million in new borrowings with 1 to 10 year maturities and an average cost of 5.75% and the repayment of current maturities of long-term debt of $7.7 million. The increased borrowed money was used to fund increased lending.

         Stockholders' equity increased $356,000 or 0.8%, to $47.1 million at December 31, 1999 from $46.8 million at the prior year end. During 1999, net income of $3.0 million was largely offset by $1.5 million in treasury stock acquisitions, $739,000 used to fund the Company's newly implemented Stock-Based Incentive Plan, and $496,000 in dividends declared to stockholders.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

         Net Income. Net income for 1999 was $3.04 million, an increase of $1.64 million from $1.40 million in 1998. The increase was primarily the result of two factors. The primary factor was the $1.79 million increase in net interest income to $10.89 million in 1999 compared to $9.10 million in 1998, which was the result of an increase in total interest income and a decrease in total interest expense. Additionally, charitable contribution expenses totalled $17,000 in 1999, a decrease of $846,000 from the 1998 total of $863,000.
$842,000 of the 1998 charitable contribution expense related to the initial funding of the West Essex Bancorp Charitable Foundation, a charitable foundation established in

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

connection with the Company's initial public stock offering, with a $100,000 cash contribution and a contribution by the Company of 74,214 shares of Company common stock. The aforementioned two factors combined to increase income before income taxes and net income by $2.64 million and $1.69 million, respectively.

         Interest Income. Total interest income increased 6.7% to $22.75 million for 1999 as compared to $21.31 million for 1998. The increase was due to a $26.4 million or 8.7% increase in average interest-earning assets during 1999, which more than offset a drop of 13 basis points in the yield earned thereon to 6.92% in 1999 from 7.05% in 1998. The increased average balances of earning assets were funded by increased FHLB borrowings.

         Interest income on loans during 1999 increased by $1.16 million, or 11.5%, to $11.24 million when compared to $10.08 million during 1998. During the years ended December 31, 1999 and 1998, the yield earned on the loan portfolio was 7.53% and 7.79%, respectively. The average balance of loans outstanding during the years ended December 31, 1999 and 1998 totalled $149.4 million and $129.4 million, respectively. The decreased yield is the result of the lower market interest rates prevailing during much of 1999. The increased average balance during 1999 is the result of the continued increase in loan origination efforts, including the use of outside mortgage brokers, which began in 1997. Loan originations were $42.2 million in 1999 and $50.5 million in 1998.

         Interest on mortgage-backed securities, all of which are held-to-maturity, decreased $131,000, or 1.7%, during 1998 to $7.72 million compared to $7.85 million for 1998. During the year ended December 31, 1999, the average balance of mortgage-backed securities outstanding decreased $1.3 million, or 1.1%, to $120.0 million when compared to $121.3 million for 1998. The yield earned on the mortgage-backed securities portfolio decreased marginally to 6.44% in 1999 from 6.47% in 1998.

         Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, increased by $482,000, or 17.9%, to $3.2 million for 1999, when compared to $2.7 million for 1998. The increase resulted from an increase of $8.0 million, or 20.5%, in the average balance of the investment securities portfolio, which more than offset a decrease of 15 basis points in the yield earned on the investment securities portfolio to 6.73% in 1999 from 6.88% in 1998. The increased average balance is the result of purchases during 1999 while the decreased yield is due to the lower market rates available thereon.

         Interest on other interest-earning assets totalled $611,000 and $684,000 during 1999 and 1998, respectively. The yield earned on other interest-earning assets decreased to 4.99% in 1999 from 5.51% in 1998, while the average balance of other interest-earning assets outstanding decreased $178,000 or 1.4%.

         Interest Expense. Interest expense on deposits decreased $1.17 million, or 11.9%, to $8.58 million during 1999 compared to $9.75 million for 1998. The decrease during 1999 was attributable to a decrease of 44 basis points in the average cost of interest-bearing deposits to 3.89% for 1999 from 4.33% or 1998, along with a decrease of $4.4 million, or 1.9%, in the average balance of interest-bearing deposits outstanding. The decreased cost of deposits was due to the lower market rates prevailing for much of 1999 and was seen in all deposit categories.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Interest expense on borrowed money increased $803,000, or 32.5%, to $3.3 million during 1999 compared to $2.5 million for 1998. The increase during 1999 was attributable to an increase of $15.4 million in the average balance of borrowings outstanding, partially offset by a decrease of 17 basis points in the cost of borrowings to 5.67% for 1999 from 5.84% for 1998. The increased average balance reflects management's increased use of borrowed funds to compensate for deposit loss, leverage the balance sheet and to manage interest rate risk. The decreased interest rate on borrowings resulted from the paydown of older debt having higher interest rates.

         Net Interest Income. Net interest income for 1999 increased $1.8 million, or 19.7%, to $10.9 million in 1999 from $9.1 million in 1998. The net interest rate spread increased to 2.66% in 1999 from 2.48% in 1998 and the interest rate margin increased to 3.31% in 1999 from 3.01% in 1998. These increases primarily resulted from a 31 basis point decrease in the cost of interest-bearing liabilities to 4.26% in 1999 from 4.57% in 1998, which more than offset a 13 basis point decrease in the yield earned on average interest-earning assets to 6.92% in 1999 from 7.05% in 1998. In addition to the increases in interest rate spread and margin, the Company was able to improve net interest income by increasing net interest-earning assets by $15.4 million and by leveraging the balance sheet through increased borrowings.

         Provision for Loan Losses. During 1999, the Company did not record a provision for loan losses as management determined that the existing allowance for loan losses was adequate. During 1998, the Bank recorded a recapture of $131,000 from the allowance for loan losses as a credit to provision for loan losses. The recaptured allowance of $131,000 in 1998 represented 6.9% of the allowance for loan losses at the end of 1997 and reflected a $405,000 or 16.3% decrease in loans delinquent ninety days or more. At December 31, 1999 and 1998, the Bank's loan portfolio included loans totalling $792,000 and $2.1 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.40 million at December 31, 1999, representing 0.90% of total loans and 176.8% of loans delinquent ninety days or more, compared to an allowance of $1.72 million at December 31, 1998, representing 1.20% of total loans and 82.4% of loans delinquent ninety days or more. During 1999 and 1998, the Bank charged off loans aggregating $317,000 and $37,000, respectively. The $317,000 charge-off in 1999 represented the final resolution of the Bank's largest nonperforming loan, a construction loan that had been in default for over six years. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

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

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Specific allocations of the allowance for loan losses are identified by individual loan based upon a detailed credit review of each such loan. General loan loss allowances are allocated to pools of loans categorized by type and assigned allowance percentages which take into effect past charge off history, industry averages and current trends and risks. Finally, an unallocated portion of the allowance is maintained to account for the general inherent risk in the loan portfolio, known circumstances which are not addressed in the allocated portion of the allowance (such as the increased dependence on outside mortgage brokers for originations), and the necessary imprecision in the determination of the allocated portion of the allowance.

         The allowance for loan losses includes specific, general and unallocated allowances of $50,000, $878,000 and $472,000, respectively, at December 31, 1999, as compared to $492,000, $817,000 and $408,000, respectively, at December 31, 1998. The decrease in the specific allowance primarily reflects the final resolution of several loans related to a large condominium project which had been in default since 1993. The general allowance at December 31, 1999 represents 0.56% of total loans, a slight decrease from 0.57% at the prior year end. The unallocated allowance at December 31, 1999 represents 0.30% of total loans, a slight increase from 0.29% at the prior year end. A factor included in the unallocated allowance at both December 31, 1999 and 1998 is the large volume of loan originations generated by the Bank via the use of outside mortgage brokers since 1997 as compared to no such loans in prior years. The Company believes the use of outside brokers somewhat increases the inherent risks in the loan portfolio. The general and unallocated allowances increased primarily due to the $13.2 million increase in the loan portfolio.

         Non-Interest Income. Non-interest income increased by $156,000, or 29.5% to $685,000 during 1999 as compared to $529,000 for 1998. The increase in non-interest income during 1999 resulted primarily from $127,000 in gains on sales of securities during 1999 compared to none in 1998, and increases in fees and service charges of $21,000, or 5.7%, and miscellaneous income of $8,000, or 4.9%.

         Non-Interest Expenses. Non-interest expenses decreased $738,000, or 9.7%, to $6.9 million during 1999 compared to $7.6 million for 1998. Charitable contribution expense totalled $17,000 in 1999, a decrease of $846,000 over the 1998 amount of $863,000. $842,000 of the 1998 charitable contribution expense related to the initial funding of the West Essex Bancorp Charitable Foundation with a $100,000 cash contribution and a contribution by the Company of 74,214 shares of Company common stock. Loss on real estate owned decreased by $98,000 to $42,000 in 1999 as compared to $140,000 in 1998, due to a reduction in loss provisions recorded to $ - 0 - in 1999 from $131,000 in 1998. Excluding the aforementioned factors, non-interest expenses were $6.81 million in 1999, or $207,000 higher than the $6.60 million comparable amount in 1998. This increase of 3.1% is attributable to the growth of the Company, which is reflected by a 8.2% increase in average total assets. In accordance with the foregoing, salaries and employee benefits increased $179,000 or 5.8%, occupancy and equipment expenses increased $25,000, or 2.5%, and miscellaneous expenses increased $3,000 or 0.2%. Included in miscellaneous expenses, among other things, are legal fees, accounting and auditing fees, director fees, FHLB demand deposit charges, insurance costs, telephone expenses and stationery and supplies expenses and the nonrecurring expenses associated with Year 2000 compliance issues.

         Income Taxes. Income tax expense totalled $1.66 million and $752,000 during 1999 and 1998, respectively. The increase in 1999 resulted primarily from an increase in pre-tax income of $2.56 million. The Company's effective income tax rate was 35.3% in 1999 and 35.0% in 1998.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

         Interest Income. Total interest income increased 17.7% to $21.3 million for 1998 as compared to $18.1 million or 1997. The increase was due to a $56.4 million or 22.9% increase in average interest-earning assets during 1998, which more than offset a drop of 31 basis points in the yield earned thereon to 7.05% in 1998 from 7.36% in 1997. Increased average balances and decreased yield were experienced in all categories of interest-earning assets. The increased average balances of earning assets were the result of increased loan originations and securities purchases funded by the $16.6 million net proceeds of the Company's 1998 initial public stock offering, the Summit deposit purchase of late 1997 and increased FHLB borrowings.

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

         Interest on mortgage-backed securities, all of which are held-to-maturity, decreased $56,000 or 0.7%, during 1998 to $7.85 million compared to $7.91 million for 1997. During the year ended December 31, 1998, the average balance of mortgage-backed securities outstanding increased $6.3 million, or 5.5%, to $121.3 million when compared to $115.0 million for 1997. The yield earned on the mortgage-backed securities portfolio decreased to 6.47% in 1998 from 6.88% in 1997. The decrease in the average yield on mortgage-backed securities during 1998 resulted primarily from lower market interest rates.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, increased by $798,000, or 42.1%, to $2.7 million for 1998, when compared to $1.9 million for 1997. The increase resulted from an increase of $12.4 million, or 46.4%, in the average balance of the investment securities portfolio, which more than offset a decrease of 21 basis points in the yield earned on the investment securities portfolio to 6.88% in 1998 from 7.09% in 1997. The increased average balance is the result of purchases during 1998 while the decreased yield is due to the lower market rates available thereon.

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

         Interest Expense. Interest expense on deposits increased $1.7 million, or 13.1%, to $9.74 million during 1998 compared to $8.09 million for 1997. The increase during 1998 was attributable to an increase of five basis points in the average cost of interest-bearing deposits to 4.33% for 1998 from 4.28% or 1997, along with an increase of $36.4 million, or 19.3%, in the average balance of interest-bearing deposits outstanding. The increased average balance of interest-bearing deposits primarily reflects the purchase of deposits from Summit Bank during October 1997.

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

         Net Interest Income. Net interest income for 1998 increased $636,000, or 7.5%, to $9.1 million in 1998 from $8.5 million in 1997. The net interest rate spread decreased to 2.48% in 1998 from 2.87% in 1997 and the interest rate margin decreased to 3.01% in 1998 from 3.44% in 1997. These decreases primarily resulted from a 31 basis point decrease in the yield earned on interest-earning assets to 7.05% in 1998 from 7.36% in 1997 coupled with an 8 basis point increase in the cost of average interest-bearing liabilities to 4.57% in 1998 from 4.49% in 1997. Despite the decreases in interest rate spread and margin, the Company was able to improve net interest income by increasing net interest-earning assets by $3.8 million and by leveraging the balance sheet through increased borrowings.

         Provision for Loan Losses. During 1998, the Bank recorded a recapture of $131,000 from the allowance for loan losses as a credit to provision for loan losses. During 1997, the Bank provided $487,000 for loan losses. The recaptured allowance of $131,000 in 1998 represented 6.9% of the allowance for loan losses at the end of 1997 and reflected the $405,000 or 16.3% decrease in loans delinquent ninety days or more and the reduced uncertainty involving circumstances discussed in the third succeeding paragraph. At December 31, 1998 and 1997, the Bank's loan portfolio included loans totalling $2.1 million and $2.5 million, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


its loan  portfolio  which give due  consideration  to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.72 million at December 31, 1998, representing 1.20% of total loans and 82.4% of loans delinquent ninety days or more compared to an allowance of $1.89 million at December 31, 1997, representing 1.62% of total loans and 75.7% of loans delinquent ninety days or more. During 1998 and 1997, the Bank charged off loans aggregating $37,000 and $166,000, respectively. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

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

         Specific allocations of the allowance for loan losses are identified by individual loan based upon a detailed credit review of each such loan. General loan loss allowances are allocated to pools of loans categorized by type and assigned allowance percentages which take into effect past charge off history, industry averages and current trends and risks. Finally, an unallocated portion of the allowance is maintained to account for the general inherent risk in the loan portfolio, known circumstances which are not addressed in the allocated portion of the allowance (such as the increased dependence on outside mortgage brokers for originations), and the necessary imprecision in the determination of the allocated portion of the allowance.

         The allowance for loan losses includes specific, general and unallocated allowances of $492,000, $817,000 and $408,000, respectively, at December 31, 1998, as compared to $605,000, $761,000 and $518,000, respectively, at December 31, 1997. The decrease in the specific allowance primarily reflects the continued resolution of loans related to a large condominium project which had been in default since 1993 and was subject to bankruptcy proceedings and a lawsuit. The uncertainty in regard to these credits is also accounted for in the unallocated allowance in amounts which decrease as the ability to clearly quantify the specific losses increases. Another factor included in the unallocated allowance at December 31, 1998 and 1997 is the large volume of loan originations generated by the bank by outside mortgage brokers during 1998 and 1997 as compared to no such loans in prior years. The Company believes the use of outside brokers increases the inherent risks in the loan portfolio. The general allowance increased primarily due to the $26.9 million increase in the loan portfolio.

         Non-Interest Income. Non-interest income increased by $156,000, or 41.8%, to $529,000 during 1998 as compared to $373,000 for 1997. The increase in non-interest income during 1998 resulted primarily from a $20,000 loss on sale of securities available for sale during 1997 compared to none in 1998, and increases in fees and service charges of $93,000 and miscellaneous income of $43,000. The increase during the 1998 period in fees and service charges resulted primarily from the increased number of deposit accounts serviced since the October 1997 Summit Bank deposit purchase.

         Non-Interest Expenses. Non-interest expense increased $434,000, or 6.1% to $7.6 million during 1998 compared to $7.2 million for 1997. During 1997, in conjunction with the purchase of three branches and related deposit liabilities from Summit Bank, the Bank recorded $7.6 million in excess of cost over assets acquired. The amortization of the excess of cost over assets acquired in connection with the October 1997 purchase of deposits from Summit Bank totalled $593,000 in 1998, or $1.15 million

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


less than the comparable 1997 figure of $1.74 million, which included a $1.59 million loss upon the reassessment of the carrying value of this asset at the end of 1997. Charitable contribution expense totalled $863,000 in 1998, an increase of $849,000 over the 1997 amount of $14,000. $842,000 of the 1998 charitable contribution expense related to the initial funding of the West Essex Bancorp Charitable foundation, a charitable foundation established in connection with the Company's initial public stock offering, with a $100,000 cash contribution and a contribution by the Company of 74,214 shares of Company common stock. Loss on real estate owned decreased by $240,000 to $140,000 in 1998 as compared to $380,000 in 1997, due to a reduction in loss provisions recorded to $131,000 in 1998 from $373,000 in 1997. Excluding the aforementioned factors, non-interest expenses were $6.0 million in 1998, or $974,000 higher than the $5.0 million comparable amount in 1997. This increase of 19.3% is attributable to the growth of the Company, which is reflected by a 24.5% growth in average total assets and an increase in business locations from five to eight effective October 1997. In accordance with the foregoing, salaries and employee benefits increased $255,000 or 9.0%, occupancy and equipment expenses increased $253,000 or 34.1% and miscellaneous expense increased $445,000 or 33.4%.
Included in miscellaneous expenses, among other things, are legal fees, accounting and auditing fees, director fees, FHLB demand deposit charges, insurance costs, telephone expense and stationery and supplies expenses and expenses associated with Year 2000 compliance issues.

         Income Taxes. Income tax expense totalled $752,000 and $436,000 during 1998 and 1997, respectively. The increase in 1998 resulted primarily from an increase in pre-tax income of $976,000 and from the purchase, in 1998, of trust preferred securities which are afforded favorable income tax treatment under the internal revenue code. The Company's effective income tax rate was 35.0% in 1998 and 37.2% in 1997.

Liquidity and Capital Resources

         The Bank's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB borrowings. The Bank uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's currently required liquidity ratio is 4.0%. At December 31, 1999, the Bank's regulatory liquidity ratio was 25.40%.

         At December 31, 1999, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $36.6 million, or 10.7%, of total adjusted assets, which is above the required level of $5.1 million, or 1.5%; core capital of $36.6 million, or 10.7%, of total adjusted assets, which is above the required level of $13.7 million, or 4%; and risk-based capital of $38.0 million, or 28.6%, of risk-weighted assets, which is above the required level of $10.6 million, or 8%.

         The most liquid assets are cash and cash equivalents and investment securities available for sale. The levels of these assets are dependent on operating, financing, lending and investing activities during any given period. At December 31, 1999, cash and cash equivalents and investment securities available for sale totalled $15.7 million, or 4.5% of total assets.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company and the Bank have other sources of liquidity if a need for additional funds arises, including FHLB borrowings. At December 31, 1999, the Bank had $64.3 million in borrowings outstanding from the FHLB. Depending on market conditions and the pricing of deposit products and FHLB borrowings, the Bank may continue to rely on FHLB borrowing to fund asset growth.

         At December 31, 1999, the Bank had commitments to originate and purchase loans and fund unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $12.1 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Account ("IRA") accounts, which are scheduled to mature in less than one year from December 31, 1999, totalled $111.8 million. The Bank expects that substantially all of the maturing certificate accounts will be retained by the Bank at maturity.

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

         Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of SFAS No. 133, the transfer of any held-to-maturity security into either the available-for-sale or trading category and the transfer of any available-for-sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is not expected to have a material impact on the Company and the Bank, which do not intend to adopt SFAS No. 133 earlier than required.

                                                                January 27, 2000


                       MANAGEMENT RESPONSIBILITY STATEMENT


Management of West Essex Bancorp, Inc. and Subsidiaries is responsible for the preparation of the consolidated financial statements and all other consolidated financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All consolidated financial information included in this report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between costs of systems of internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and in the control of operations. The Board appoints the independent certified public accountants. The Board meets with management, the independent certified public accountants and the internal auditor, approved the overall scope of audit work and related fee arrangements and reviews audit reports and findings.


/s/ Dennis A. Petrello                               /s/ Leopold W. Montanaro
--------------------------                           -------------------------
Dennis A. Petrello                                   Leopold W. Montanaro
Executive Vice President                             President & CEO

                           /s/ Charles E. Filippo
                           -------------------------
                           Charles E. Filippo
                           Executive Vice President

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To The Board of Directors and Stockholders
West Essex Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of West Essex Bancorp, Inc. (the "Bancorp") and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of West Essex Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                         /s/Radics & Co., LLC
                                                         --------------------
                                                         Radics & Co., LLC




Pine Brook, New Jersey
January 27, 2000

                                          WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                      December 31,
                                                                                         -----------------------------------
Assets                                                               Note(s)                 1999                 1998
------                                                               -------             --------------       --------------
Cash and amounts due from depository institutions                                           $ 5,728,992          $ 1,547,464
Interest-bearing deposits in other banks                                                      7,016,853           14,823,967
                                                                                         -------------        -------------

       Total cash and cash equivalents                              1 and 18                 12,745,845           16,371,431

Securities available for sale                                    1, 3, 12 and 18              2,923,750            8,282,450
Investment securities held to maturity                           1, 4, 12 and 18             41,582,003           36,873,165
Mortgage-backed securities held to maturity                      1, 5, 12 and 18            121,223,315          110,376,072
Loans receivable                                                   1, 6 and 18              153,276,187          140,272,203
Real estate owned                                                    1 and 7                    899,738              582,138
Premises and equipment                                               1 and 8                  2,737,456            2,947,374
Federal Home Loan Bank of New York stock                               12                     3,272,700            2,607,300
Accrued interest receivable                                        1, 9 and 18                2,005,563            2,004,809
Excess of cost over assets acquired                                 1 and 10                  4,643,348            5,236,116
Other assets                                                           15                     2,996,932            3,055,825
                                                                                         --------------       --------------

       Total assets                                                                      $  348,306,837       $  328,608,883
                                                                                         ==============       ==============

Liabilities and Stockholders' Equity
------------------------------------

Liabilities
-----------

Deposits                                                            11 and 18             $ 234,977,812        $ 238,312,941
Borrowed money                                                      12 and 18                64,340,115           42,009,880
Advance payments by borrowers for taxes and insurance                                         1,044,140              921,958
Other liabilities                                                   14 and 15                   834,824              610,050
                                                                                          -------------        -------------

       Total liabilities                                                                    301,196,891          281,854,829
                                                                                           -------------        -------------

Commitments and contingencies                                       17 and 18                         -                    -

Stockholders' Equity                                              1, 2, 13, 14 and 15
--------------------

Preferred stock (par value $.01), 1,000,000 shares
  authorized; no shares issued or outstanding                                                         -                    -
Common stock (par value $.01), 9,000,000 shares
  authorized; shares issued 4,197,233; shares outstanding
  4,054,357 (1999) and 4,197,233 (1998)                                                          41,972               41,972
Additional paid-in capital                                                                   17,332,133           17,339,291
Retained earnings - substantially restricted                                                 33,054,528           30,507,475
Common stock acquired by Employee Stock Ownership
  Plan ("ESOP")                                                                              (1,178,874)          (1,326,233)
Unearned Incentive Plan stock                                                                  (655,549)                   -
Treasury stock, at cost; 142,876 shares (1999)                                               (1,436,550)                   -
Accumulated other comprehensive (loss) income - Unrealized
  (loss) gain on securities available for sale, net of income taxes                             (47,714)             191,549
                                                                                           -------------        -------------

       Total stockholders' equity                                                             47,109,946          46,754,054
                                                                                         -------------        -------------

       Total liabilities and stockholders' equity                                          $ 348,306,837       $ 328,608,883
                                                                                           =============       =============

See notes to consolidated financial statements.

                                     WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF INCOME

                                                                                                   Year Ended December 31,
                                                                                      ----------------------------------------------
                                                                        Note(s)            1999            1998             1997
                                                                        ------         ------------    ------------     -----------
Interest income:
     Loans                                                              1 and 6        $ 11,240,049    $ 10,082,633     $ 7,908,541
     Mortgage-backed securities                                            1              7,722,483       7,852,565       7,908,940
     Investment securities                                                 1              2,834,753       2,216,231       1,661,624
     Securities available for sale                                         1                341,975         478,981         235,529
     Other interest-earning assets                                                          611,308         684,273         400,842
                                                                                       ------------    ------------     -----------

             Total interest income                                                       22,750,568      21,314,683      18,115,476
                                                                                       ------------    ------------     -----------

Interest expense:
     Deposits                                                             11              8,583,870       9,747,271       8,089,473
     Borrowed money                                                                       3,275,525       2,471,538       1,566,165
                                                                                       ------------    ------------     -----------

             Total interest expense                                                      11,859,395      12,218,809       9,655,638
                                                                                       ------------    ------------     -----------

Net interest income                                                                      10,891,173       9,095,874       8,459,838
Provision for (recapture of) loan losses                                   6               -               (130,630)        487,015
                                                                                       ------------    ------------     -----------

Net interest income after provision for (recapture of) loan losses                       10,891,173       9,226,504       7,972,823
                                                                                       ------------    ------------     -----------

Non-interest income:
     Fees and service charges                                                               387,300         366,319         273,443
     Gain (loss) on dispositions of securities                         1, 3 and 4           126,597               -         (20,245)
     Other                                                                                  170,957         163,331         120,039
                                                                                       ------------    ------------     -----------

             Total non-interest income                                                      684,854         529,650         373,237
                                                                                       ------------    ------------     -----------

Non-interest expenses:
     Salaries and employee benefits                                    1 and 14       3,282,547        3,103,230      2,847,886
     Net occupancy expense of premises                                 1 and 17         354,017          334,699        245,879
     Equipment                                                             1            665,517          659,998        495,742
     Loss on real estate owned                                          1 and 7          41,891          140,277        379,870
     Charitable contributions                                              2             17,178          863,434         14,401
     Amortization of intangibles                                          10            592,768          592,768      1,743,062
     Other                                                                            1,915,377        1,912,411      1,446,101
                                                                                   ------------     ------------    -----------

             Total non-interest expenses                                              6,869,295        7,606,817      7,172,941
                                                                                   ------------     ------------    -----------

Income before income taxes                                                            4,706,732        2,149,337      1,173,119
Income taxes                                                           1 and 15       1,663,383          752,037        436,279
                                                                                   ------------     ------------    -----------

Net income                                                                         $  3,043,349     $  1,397,300    $   736,840
                                                                                   ============     ============    ===========

Net income per common share:                                           1 and 16
     Basic                                                                         $       0.76     $       0.34(1)         N/A(1)
                                                                                   ============     ============    ===========
     Diluted                                                                       $       0.76     $       0.34(1)         N/A(1)
                                                                                   ============     ============    ===========

Weighted average number of common shares outstanding:                  1 and 16
     Basic                                                                            4,004,069        4,062,395(1)        N/A(1)
                                                                                   ============     ============     =========
     Diluted                                                                          4,007,751        4,062,395(1)        N/A(1)
                                                                                   ============     ============     =========

(1) West Essex Bank converted to stock form on October 2, 1998.

See notes to consolidated financial statements.

                                  WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                            Year Ended December 31,
                                                                 ------------------------------------------
                                                                     1999            1998          1997
                                                                 -----------     -----------    -----------
Net income ..................................................    $ 3,043,349     $ 1,397,300    $   736,840
                                                                 -----------     -----------    -----------
Other comprehensive (loss) income, net of income taxes:
     Unrealized holding (losses) gains on securities
          available for sale, net of income taxes
          of $122,051, $(71,384) and  $(36,269), respectively       (217,166)        127,015         65,387

     Reclassification adjustment
          for realized (gains) losses on securities
          available for sale, net of income taxes
          of $12,418, $ - 0 - and $ - 0 -  , respectively ...        (22,097)           --           20,245
                                                                 -----------     -----------    -----------

Other comprehensive (loss) income ...........................       (239,263)        127,015         85,632
                                                                 -----------     -----------    -----------

Comprehensive income ........................................    $ 2,804,086     $ 1,524,315    $   822,472
                                                                 ===========     ===========    ===========

See notes to consolidated financial statements.

                                 WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                               Retained
                                                                          Additional           Earnings -      Common Stock
                                                            Common          Paid-In          Substantially     Acquired by
                                                             Stock          Capital            Restricted          ESOP
                                                             -----          -------            ----------          ----
Balance - December 31, 1996 .........................     $       --       $       --        $ 28,473,335      $       --

Net income for the year ended December 31, 1997 .....             --               --             736,840              --

Unrealized gain on securities available
  for sale, net of income taxes .....................             --               --                --                --
                                                          ------------     ------------      ------------      ------------
Balance - December 31, 1997 .........................             --               --          29,210,175              --

Net income for the year ended December 31, 1998 .....             --               --           1,397,300              --

Net proceeds from initial public stock offering .....           41,972       17,340,088              --                --

Common stock acquired by ESOP .......................             --               --                --          (1,473,584)

ESOP shares committed to be released ................             --               (797)             --             147,351

Initial capitalization of mutual holding company ....             --               --            (100,000)             --

Unrealized gain on securities available for sale, net
  of income taxes ...................................             --               --                --                --
                                                          ------------     ------------      ------------      ------------
Balance - December 31, 1998 .........................           41,972       17,339,291        30,507,475        (1,326,233)

Net income for the year ended December 31, 1999 .....             --               --           3,043,349              --

Purchase of 144,500 shares of treasury stock ........             --               --                --                --

Acquisition of 73,884 shares of common stock by
  Incentive Plan ....................................             --               --                --                --

Incentive Plan stock earned .........................             --               --                --                --

ESOP shares committed to be released ................             --             (5,940)             --             147,359

Reissuance of 1,624 shares of treasury stock ........             --             (1,218)             --                --

Cash dividends declared on common stock .............             --               --            (496,296)             --

Unrealized loss on securities available for sale,
  net of income taxes ...............................             --               --                --                --
                                                          ------------     ------------      ------------      ------------
Balance - December 31, 1999 .........................     $     41,972     $ 17,332,133      $ 33,054,528      $ (1,178,874)
                                                          ============     ============      ============      ============



                                                                                               Accumulated
                                                                                                  Other
                                                            Unearned                          Comprehensive         Total
                                                          Incentive           Treasury            (Loss)        Stockholders'
                                                          Plan Stock           Stock              Income           Equity
                                                          ----------           -----              ------           ------
Balance - December 31, 1996 .........................     $       --        $       --        $    (21,098)     $ 28,452,237

Net income for the year ended December 31, 1997 .....             --                --                --             736,840

Unrealized gain on securities available
  for sale, net of income taxes .....................             --                --              85,632            85,632
                                                           ------------     ------------      ------------      ------------
Balance - December 31, 1997 .........................             --                --              64,534        29,274,709

Net income for the year ended December 31, 1998 .....             --                --                --           1,397,300

Net proceeds from initial public stock offering .....             --                --                --          17,382,060

Common stock acquired by ESOP .......................             --                --                --          (1,473,584)

ESOP shares committed to be released ................             --                --                --             146,554

Initial capitalization of mutual holding company ....             --                --                --            (100,000)

Unrealized gain on securities available for sale, net
  of income taxes ...................................             --                --             127,015           127,015
                                                           ------------     ------------      ------------      ------------
Balance - December 31, 1998 .........................             --                --             191,549        46,754,054

Net income for the year ended December 31, 1999 .....             --                --                --           3,043,349

Purchase of 144,500 shares of treasury stock ........             --          (1,453,094)             --          (1,453,094)

Acquisition of 73,884 shares of common stock by
  Incentive Plan ....................................         (738,840)             --                --            (738,840)

Incentive Plan stock earned .........................           83,291              --                --              83,291

ESOP shares committed to be released ................             --                --                --             141,419

Reissuance of 1,624 shares of treasury stock ........             --              16,544              --              15,326

Cash dividends declared on common stock .............             --                --                --            (496,296)

Unrealized loss on securities available for sale,
  net of income taxes ...............................             --                --            (239,263)         (239,263)
                                                          ------------      ------------      ------------      ------------
Balance - December 31, 1999 .........................     $   (655,549)     $ (1,436,550)     $    (47,714)     $ 47,109,946
                   === ====                               ============      ============      ============      ============

See notes to consolidated financial statements.

                                              WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
                                                                                    ----------------------------------------------
                                                                                       1999               1998               1997
                                                                                    ------------     ------------     ------------
Cash flows from operating activities:
      Net income .................................................................  $  3,043,349     $  1,397,300     $    736,840
      Adjustments to reconcile net income
       to net cash provided by (used in) operating activities:
           Depreciation and amortization of premises and equipment ...............       235,426          278,355          230,524
           Net accretion of premiums, discounts and deferred loan fees ...........      (180,677)        (245,904)        (127,373)
           Amortization of intangibles ...........................................       592,768          592,768        1,743,062
           Provision for (recapture of) loan losses ..............................          --           (130,630)         487,015
           Provision for losses on real estate owned .............................          --            130,630          372,985
           (Gain) loss on sale of securities available for sale ..................       (34,515)            --             20,245
           (Gain) on sale of investment security held to maturity ................       (92,082)            --               --
           (Gain) on sale of real estate owned ...................................          --             (5,386)         (30,080)
           (Gain) on trade-in of automobile ......................................          --            (16,401)            --
           Deferred income tax (benefit) .........................................       219,825          (11,944)        (725,335)
           (Increase) decrease  in accrued interest receivable ...................          (754)           7,388         (360,770)
           (Increase) in other assets ............................................       (26,463)         (67,304)         (11,726)
           Increase (decrease)  in interest payable ..............................       115,353          (29,160)          90,624
           Increase (decrease) in other liabilities ..............................        12,172          124,497       (2,815,465)
           Amortization of Incentive Plan cost ...................................        83,291             --               --
           Contribution of common stock ..........................................          --            742,140             --
           ESOP shares committed to be released ..................................       141,419          146,554             --
                                                                                    ------------     ------------     ------------

               Net cash provided by (used in) operating activities ...............     4,109,112        2,912,903         (389,454)
                                                                                    ------------     ------------     ------------

Cash flows from investing activities:
      Proceeds from sales of securities available for sale .......................     5,021,875             --          1,588,229
      Proceeds from repayments on and calls of securities available for sale .....          --               --            115,272
      Purchases of securities available for sale .................................          --         (1,000,000)      (7,033,784)
      Proceeds from sale of security held to maturity ............................     1,000,000             --               --
      Proceeds from maturities and calls of investment securities held to maturity    15,700,000        9,889,845       10,000,000
      Purchases of investment securities held to maturity ........................   (21,044,969)     (23,640,389)     (10,399,678)
      Principal repayments on mortgage-backed securities held to maturity ........    35,580,321       41,586,542       20,084,461
      Purchases of mortgage-backed securities held to maturity ...................   (46,531,053)     (21,891,969)     (37,026,167)
      Purchases of loans receivable ..............................................      (970,155)        (280,707)            --
      Net (increase) decrease in loans receivable ................................   (12,333,080)     (26,973,831)     (31,617,835)
      Proceeds from sales of real estate owned ...................................          --            503,458          483,300
      Proceeds from other payments received on real estate owned .................          --              4,000           39,602
      Capitalized cost of real estate owned ......................................        (8,362)            --             (6,665)
      Additions to premises and equipment ........................................       (25,508)         (86,744)        (352,753)
      Purchase of Federal Home Loan Bank of New York stock .......................      (665,400)        (423,500)        (513,400)
                                                                                    ------------     ------------     ------------

               Net cash (used in) investing activities ...........................   (24,276,331)     (22,313,295)     (54,639,418)
                                                                                    ------------     ------------     ------------

Cash flows from financing activities:
      Net proceeds from initial public stock offering ............................          --         16,639,920             --
      Initial capitalization of mutual holding company ...........................          --           (100,000)            --
      Common stock acquired by ESOP ..............................................          --         (1,473,584)            --
      Net (decrease) increase in deposits ........................................    (3,344,709)         149,960        7,148,632
      Net (decrease) increase in short-term borrowed money .......................     6,000,000      (18,000,000)      12,000,000
      Proceeds of long-term borrowed money .......................................    24,000,000       38,000,000        3,000,000
      Repayment of long-term borrowed money ......................................    (7,669,765)      (8,290,120)      (8,350,000)
      Net increase in advance payments by borrowers for
       taxes and insurance .......................................................       122,182          149,529          150,239
      Purchases of treasury stock ................................................    (1,453,094)            --               --
      Cost of Incentive Plan stock ...............................................      (738,840)            --               --
      Cash dividends paid on common stock ........................................      (374,141)            --               --
      Cash received in connection with branch purchases ..........................          --               --         42,021,857
                                                                                    ------------     ------------     ------------

               Net cash provided by financing activities .........................    16,541,633       27,075,705       55,970,728
                                                                                    ------------     ------------     ------------
 Net (decrease) increase  in cash and cash equivalents ...........................    (3,625,586)       7,675,313          941,856
Cash and cash equivalents - beginning ............................................    16,371,431        8,696,118        7,754,262
                                                                                    ------------     ------------     ------------

Cash and cash equivalents - ending ...............................................  $ 12,745,845     $ 16,371,431     $  8,696,118
                                                                                    ============     ============     ============

See notes to consolidated financial statements.

                                   WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year Ended December 31,
                                                                   -------------------------------------------
                                                                        1999             1998           1997
                                                                   -------------    -----------    -----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
      Income taxes ............................................    $   1,358,707    $   860,000    $ 1,035,078
                                                                   =============    ===========    ===========

      Interest ................................................    $  11,744,042    $12,241,337    $ 9,501,814
                                                                   =============    ===========    ===========

Supplemental schedule of noncash investing activities:
      Unrealized (loss) gain on securities
            available or sale, net of income taxes ............    $    (239,263)   $   127,015    $    85,632
                                                                   =============    ===========    ===========

      Loans receivable transferred to real estate owned .......    $     309,238    $      --      $   679,914
                                                                   =============    ===========    ===========

      Assets acquired in connection with branch purchases:
           Loans receivable ...................................    $        --      $      --      $    54,693
           Premises and equipment .............................             --             --        1,360,000
           Excess of cost over assets acquired ................             --             --        7,571,946
           Other assets .......................................             --             --              457
                                                                   -------------    -----------    -----------

                                                                   $        --      $      --      $ 8,987,096
                                                                   =============    ===========    ===========

      Liabilities acquired in connection with branch purchases:
           Deposits ...........................................    $        --      $      --      $51,007,382
           Other liabilities ..................................             --             --            1,571
                                                                   -------------    -----------    -----------

                                                                   $        --      $      --      $51,008,953
                                                                   =============    ===========    ===========

      Issuance of treasury stock to fund Supplemental Employee
        Retirement Plan .......................................    $      15,326    $      --      $      --
                                                                   =============    ===========    ===========

      Cash dividend declared, not paid ........................    $     122,155    $      --      $      --
                                                                   =============    ===========    ===========


See notes to consolidated financial statements.
                                      -27-

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd.)
-----------------------------------------------

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
------------------------------------------------

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
------------------------------------------------

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

         Accounting for stock-based compensation
         ---------------------------------------

         Statement of Financial Accounting Standards ("Statement") No. 123 "Accounting for Stock-Based Compensation", issued by the Financial Accounting Standards Board ("FASB"), establishes financial accounting and reporting standards for stock-based employee compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25. The Bancorp has elected to apply the intrinsic value based method. Included in Note 14 to consolidated financial statements are the pro forma disclosures required by Statement No. 123.

         Income taxes
         ------------

         The Bancorp and Subsidiaries file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
------------------------------------------------

         Income taxes  (Cont'd.)
         ------------

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

         Net income per common share
         ---------------------------

         Basic net income per common share is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method. For 1998, per share amounts were calculated based upon income for the entire year 1998, although the Bank converted to stock form on October 2, 1998, and the weighted average number of shares outstanding since October 2, 1998 as if such shares were outstanding during all of 1998.

         Reclassification
         ----------------

         Certain amounts as of and for the year ended December 31, 1998 and 1997 have been reclassified to conform with the current year's presentation.

2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

The Bancorp is a business corporation formed at the direction of the Bank under the laws of the United States on October 2, 1998. On October 2, 1998: (i) the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank in the mutual holding company form of organization;
(ii) the Bank issued all of its  outstanding  capital stock to the Bancorp;  and
(iii) the Bancorp consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share, 1,772,898 of common stock to certain eligible account holders of the Bank who had subscribed for such shares, by issuing 2,350,121 shares of Common Stock to West Essex Bancorp, M.H.C. ("MHC"), a mutual holding company formed at the direction of the Bank (collectively, the "Reorganization and Offering") and by contributing 74,214 shares of Common Stock to West Essex Bancorp Charitable Foundation (the "Foundation"). The MHC was initially funded with $100,000 received from the Bank. The Reorganization and Offering resulted in net proceeds of $16.6 million, after expenses of $1.1 million. The Bancorp also established the Foundation, which is dedicated to the communities served by the Bank. In connection with the Reorganization and Offering, the Common Stock contributed by the Bancorp to the Foundation at a value of $742,140, along with $100,000 in cash, was charged to charitable contribution expense.

During the year ended December 31, 1999, the MHC waived its right to receive cash dividends on the shares of Company common stock it owns. If MHC had not waived its rights to receive dividends, the amount of such dividends would have been $705,000.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   REORGANIZATION AND STOCKHOLDERS' EQUITY  (Cont'd.)
-------------------------------------------------------

In addition to the 9,000,000 authorized shares of Common Stock, the Bancorp authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of December 31, 1999 and 1998, there were no shares of Preferred Stock issued.

3.   SECURITIES AVAILABLE FOR SALE
----------------------------------

                                                                      December 31, 1999
                                                     -----------------------------------------------------
                                                                       Gross Unrealized
                                                     Amortized     ------------------------      Carrying
                                                        Cost         Gains        Losses          Value
                                                     ----------    ----------    ----------    ----------
U.S. Government (including agencies) obligations:
     Due after one year through five years ......    $1,998,280    $   16,720    $     --      $2,015,000
     Due after ten years ........................     1,000,000          --          91,250       908,750
                                                     ----------    ----------    ----------    ----------

                                                     $2,998,280    $   16,720    $   91,250    $2,923,750
                                                     ==========    ==========    ==========    ==========

                                                                      December 31, 1998
                                                     -----------------------------------------------------
                                                                       Gross Unrealized
                                                     Amortized     ------------------------      Carrying
                                                        Cost         Gains        Losses          Value
                                                     ----------    ----------    ----------    ----------
U.S. Government (including agencies) obligations:
     Due after one year through five years ......    $6,983,248    $  300,452    $     --      $7,283,700
     Due after ten years ........................     1,000,000          --           1,250       998,750
                                                     ----------    ----------    ----------    ----------

                                                     $7,983,248    $  300,452    $    1,250    $8,282,450
                                                     ==========    ==========    ==========    ==========

The following table presents details of sales of securities available for sale:


                                               Year Ended December 31,
                                  ----------------------------------------------
                                      1999              1998              1997
                                  ----------        ---------         ----------
Sales proceeds ...........        $5,021,875        $     --          $1,588,229
Gross gains ..............            34,515              --                --
Gross losses .............              --                --              20,245

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------

                                                                       December 31, 1999
                                                  --------------------------------------------------------
                                                                       Gross Unrealized
                                                   Carrying      --------------------------     Estimated
                                                     Value          Gains         Losses       Fair Value
                                                  -----------    -----------    -----------    -----------
U.S. Government (including agencies):
      Due after five years through ten years .    $ 8,000,000    $      --      $   229,690    $ 7,770,310
      After ten years ........................     22,856,030        106,438      1,829,053     21,133,415
                                                  -----------    -----------    -----------    -----------

                                                   30,856,030        106,438      2,058,743     28,903,725
                                                  -----------    -----------    -----------    -----------

Obligations of states and municipalities:
      Due in one year or less ................        150,000           --             --          150,000
      After ten years ........................        583,074           --           53,665        529,409
                                                  -----------    -----------    -----------    -----------

                                                      733,074           --           53,665        679,409
                                                  -----------    -----------    -----------    -----------

Trust preferred securities due after ten years      9,992,899           --          707,296      9,285,603
                                                  -----------    -----------    -----------    -----------

                                                  $41,582,003    $   106,438    $ 2,819,704    $38,868,737
                                                  ===========    ===========    ===========    ===========

                                                                       December 31, 1998
                                                  --------------------------------------------------------
                                                                       Gross Unrealized
                                                   Carrying      --------------------------     Estimated
                                                     Value          Gains         Losses       Fair Value
                                                  -----------    -----------    -----------    -----------

U.S. Government (including agencies):
      Due in one year or less ................    $   999,854    $     8,896    $      --      $ 1,008,750
      After one year through five years ......      2,000,000          1,250           --        2,001,250
      After five years through ten years .....     14,000,000         67,341           --       14,067,341
      After ten years ........................      8,582,551        287,313         63,067      8,806,797
                                                  -----------    -----------    -----------    -----------

                                                   25,582,405        364,800         63,067     25,884,138
                                                  -----------    -----------    -----------    -----------

Obligations of states and municipalities:
      Due in one year or less ................        150,000           --             --          150,000
      After ten years ........................        237,859           --               11        237,848
                                                  -----------    -----------    -----------    -----------

                                                      387,859           --               11        387,848
                                                  -----------    -----------    -----------    -----------

Trust preferred securities due after ten years     10,902,901           --          284,151     10,618,750
                                                  -----------    -----------    -----------    -----------

                                                 $ 36,873,165    $   364,800    $   347,229    $36,890,736
                                                 ============    ===========    ===========    ===========

During the year ended December 31, 1999, proceeds of $1,000,000 were received and a gain of $92,082 recorded as the result of the sale of one security. The issuer of the security was involved in a merger/acquisition and issued a tender offer to buy back the security at par value. There were no sales of investment securities held to maturity during the years ended December 31, 1998 and 1997.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                                       December 31, 1999
                                                ------------------------------------------------------------
                                                                       Gross Unrealized
                                                 Carrying       ----------------------------     Estimated
                                                   Value            Gains          Losses        Fair Value
                                                ------------    ------------    ------------    ------------
Government National Mortgage Association ....   $ 51,615,620    $    358,293    $    212,091    $ 51,761,822
Federal Home Loan Mortgage Corporation ......     18,781,288          67,310         272,548      18,576,050
Federal National Mortgage Association .......     16,894,108          51,290         157,943      16,787,455
Collateralized mortgage obligations .........     33,927,305            --         2,250,606      31,676,699
Other .......................................          4,994            --              --             4,994
                                                ------------    ------------    ------------    -------------
                                                $121,223,315    $    476,893    $  2,893,188    $118,807,020
                                                ============    ============    ============    =============
                                                                       December 31, 1998
                                                ------------------------------------------------------------
                                                                       Gross Unrealized
                                                 Carrying       ----------------------------     Estimated
                                                   Value            Gains          Losses        Fair Value
                                                ------------    ------------    ------------    ------------
Government National Mortgage Association ....   $ 58,815,923    $    684,197    $       --      $ 59,500,120
Federal Home Loan Mortgage Corporation ......     26,698,689         323,089           3,333      27,018,445
Federal National Mortgage Association .......     20,100,956         167,237           1,375      20,266,818
Collateralized mortgage obligations .........      4,754,425           4,325          37,500       4,721,250
Other .......................................          6,079            --              --             6,079
                                                ------------    ------------    ------------    ------------
                                                $110,376,072    $  1,178,848    $     42,208    $111,512,712
                                                ============    ============    ============    =============

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1999, 1998 and 1997.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   LOANS RECEIVABLE
---------------------

                                                      December 31,
                                           --------------------------------
                                                1999             1998
                                           -------------     --------------
Real estate mortgage:
      Conventional ....................    $ 136,950,614     $ 127,710,491
      FHA insured and VA guaranteed ...          386,890           511,667
                                           -------------     -------------

                                             137,337,504       128,222,158
                                           -------------     -------------

Agency for International Development ..           40,136            48,510
                                           -------------     -------------

Construction and land development .....        3,819,271         4,393,956
                                           -------------     -------------

Consumer:
      Passbook or certificate .........          340,492           401,484
      Equity ..........................       14,381,738         9,631,219
      Automobile ......................          242,641           273,888
      Credit reserve ..................           33,732            31,053
                                           -------------     -------------

                                              14,998,603        10,337,644
                                           -------------     -------------

         Total loans ..................      156,195,514       143,002,268
                                           -------------     -------------
Less:
         Loans in process .............        1,885,739         1,311,520
         Allowance for loan losses ....        1,400,366         1,716,790
         Net deferred loan (costs) fees         (366,778)         (298,245)
                                           -------------     -------------

                                               2,919,327         2,730,065
                                           -------------     -------------

                                           $ 153,276,187     $ 140,272,203
                                           =============     =============

The Bank has granted loans to officers and directors of the Bank and to their associates. Related party loans do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,419,000 and $1,550,000 at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, no new loans were granted and repayments totalled $131,000.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   LOANS RECEIVABLE  (Cont'd.)
---------------------

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

Nonperforming loans were as follows:

                                                        December 31,
                                          --------------------------------------
                                           1999            1998            1997
                                          ------          ------          ------
                                                     (In Thousands)
Nonaccrual .....................          $  792          $2,084          $2,413
Renegotiated ...................              92              94              94
                                          ------          ------          ------

                                          $  884          $2,178          $2,507
                                          ======          ======          ======

The impact of nonperforming loans on interest income is as follows:

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                  1999     1998    1997
                                                                   ----    ----    ----
                                                                     (In Thousands)
Interest income if performing in accordance with original terms    $ 70    $191    $234
Interest income actually recorded .............................      47      29      57
                                                                   ----    ----    ----

Interest income lost ..........................................    $ 23    $162    $177
                                                                   ====    ====    ====

The following is an analysis of the allowance for loan losses:

                                                        Year Ended December 31,
                                               -------------------------------------------
                                                  1999             1998           1997
                                               -----------     -----------     -----------
Balance - beginning .......................    $ 1,716,790     $ 1,885,021     $ 1,563,991
Provision (credited) charged  to operations           --          (130,630)        487,015
Loans charged off to allowance ............       (316,424)        (37,601)       (165,985)
                                               -----------     -----------     -----------

                                               $ 1,400,366     $ 1,716,790     $ 1,885,021
                                               ===========     ===========     ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.   LOANS RECEIVABLE  (Cont'd.)
---------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                                 December 31,
                                                           ---------------------
                                                             1999         1998
                                                           -------       -------
                                                                (In Thousands)
Recorded investment in impaired loans:
    With recorded allowances .......................        $  189        $1,159
    Without recorded allowances ....................          --             303
                                                            ------        ------

            Total impaired loans ...................           189         1,462
    Related allowance for loan losses ..............            35           442
                                                            ------        ------

            Net impaired loans .....................        $  154        $1,020
                                                            ======        ======

For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans totalled $647,000, $1,537,000 and $1,916,000, respectively. During the years ended December 31, 1999, 1998 and 1997, interest income of $147,000, $ - 0 - and $ - 0 - , respectively, was recognized on such loans, all on the cash basis, during the time each loan was impaired.

7.   REAL ESTATE OWNED
----------------------

                                                               December 31,
                                                           ---------------------
                                                            1999         1998
                                                           --------    ---------

Acquired in settlement of loans ..............             $899,738    $582,138
Allowance for losses .........................                   --          --
                                                           --------    ---------

                                                           $899,738    $ 582,138
                                                           ========    =========

The following is an analysis of the allowance for losses:

                                          Year Ended December 31,
                                    -------------------------------------
                                      1999          1998          1997
                                    ----------    ---------     ---------
Balance - beginning ............    $     --      $ 174,000     $  98,000
Provisions charged to operations          --        130,630       372,985
Losses charged to allowance ....          --       (304,630)     (296,985)
                                    ----------    ---------     ---------

Balance - ending ...............    $     --      $    --       $ 174,000
                                    ==========    =========     =========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.   REAL ESTATE OWNED  (Cont'd.)
----------------------

The following is an analysis of the (loss) on real estate owned:

                                              Year Ended December 31,
                                        -------------------------------------
                                          1999          1998          1997
                                        ---------     ---------     ---------
Gain on sale, net ..................    $    --       $   5,386     $  30,080
Carrying costs, net of rental income      (41,891)      (15,033)      (36,965)
Provision for losses ...............         --        (130,630)     (372,985)
                                        ---------     ---------     ---------

                                        $ (41,891)    $(140,277)    $(379,870)
                                        =========     =========     =========

8.   PREMISES AND EQUIPMENT
---------------------------

                                                            December 31,
                                                    ----------------------------
                                                      1999                1998
                                                    ----------        ----------
Land .......................................        $  979,315        $  979,315
                                                    ----------        ----------

Buildings and improvements .................         2,171,300         2,171,300
Less accumulated depreciation ..............           933,255           858,469
                                                    ----------        ----------

                                                     1,238,045         1,312,831
                                                    ----------        ----------
Leasehold improvements .....................           112,754           112,754
Less accumulated amortization ..............           112,136           111,077
                                                    ----------        ----------

                                                           618             1,677
                                                    ----------        ----------

Furnishings and equipment ..................         2,678,794         2,654,522
Less accumulated depreciation ..............         2,159,316         2,000,971
                                                    ----------        ----------

                                                       519,478           653,551
                                                    ----------        ----------

                                                    $2,737,456        $2,947,374
                                                    ==========        ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.   ACCRUED INTEREST RECEIVABLE
--------------------------------

                                                           December 31,
                                                    ------------------------
                                                       1999          1998
                                                    ----------    ----------
Loans ..........................................    $  770,427    $  736,133
Mortgage-backed securities .....................       697,578       661,895
Investments and other interest-earning assets ..       549,467       620,352
                                                    ----------    ----------

                                                     2,017,472     2,018,380
Less allowance for uncollected interest on loans        11,909        13,571
                                                    ----------    ----------

                                                    $2,005,563    $2,004,809
                                                    ==========    ==========

10.   EXCESS OF COST OVER ASSETS ACQUIRED
-----------------------------------------

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


11.  DEPOSITS
-------------

                                                                           December 31,
                                   -----------------------------------------------------------------------------
                                                    1999                                     1998
                                   --------------------------------------    ------------------------------------
                                   Weighted                                  Weighted
                                     Average                                  Average
                                      Rate         Amount         Percent      Rate         Amount        Percent
                                      ----         ------         -------      ----         ------        -------
Demand accounts:
       Non-interest-bearing ........  0.00%     $ 16,011,384         6.81     0.00%     $ 16,142,250         6.77
       Interest-bearing ............  1.39%       21,091,606         8.98     1.30%       20,695,238         8.69
                                                ------------        -----               ------------        -----
                                      0.79%       37,102,990        15.79     0.73%       36,837,488        15.46
Savings and club accounts ..........  2.04%       57,735,315        24.57     2.52%       60,306,242        25.30
Certificates of deposit ............  5.05%      140,139,507        59.64     5.26%      141,169,211        59.24
                                                ------------        -----               ------------        -----
                                      3.64%     $234,977,812       100.00     3.87%     $238,312,941       100.00
                                                ============       ======               ============       ======

The amount of certificates of deposit with balances of $100,000 or more at December 31, 1999 and 1998 were approximately $18,156,000 and $17,656,000, respectively.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   DEPOSITS  (Cont'd.)
-------------------------

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                                             December 31,
                                                      --------------------------
                                                         1999             1998
                                                      --------         ---------
One year or less ...........................          $111,800          $118,317
After one to three years ...................            24,400            19,572
After three years ..........................             3,940             3,280
                                                      --------          --------

                                                      $140,140          $141,169
                                                      ========          ========

A summary of interest on deposits is as follows (in thousands):

                                                      Year Ended December 31,
                                             -----------------------------------
                                                1999         1998          1997
                                              ------        ------        ------
Demand accounts ......................        $  284        $  339        $  293
Savings and club accounts ............         1,210         1,672         1,357
Certificates of deposit ..............         7,090         7,736         6,439
                                              ------        ------        ------

                                              $8,584        $9,747        $8,089
                                              ======        ======        ======

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.   BORROWED MONEY
--------------------

                                                                                 December 31,
                                                       --------------------------------------------------------------
                                                                 1999                                   1998
                                                       -------------------------           --------------------------
                                                       Weighted                            Weighted
                                                       Average                              Average
                                                        Rate              Amount              Rate             Amount
                                                        ----              ------              ----             ------
Securities sold under agreements to
 to repurchase maturing within one year ......          5.80%         $ 6,000,000                --%         $        --

Convertible advances (a):
     due May 14, 2001 ........................            --%                  --              5.55%          2,000,000
     due November 13, 2006 ...................          5.90%           5,000,000                --%                --
     due March 24, 2008 ......................          5.33%          10,000,000              5.33%         10,000,000
     due March 25, 2008 ......................          5.59%          10,000,000              5.59%         10,000,000
     due May 12, 2008 ........................          5.23%           3,000,000              5.23%          3,000,000
     due March 24, 2009 ......................          5.42%           5,000,000               -- %                --

Monthly amortizing advances:
     Payable in 37 monthly principal
      and interest installments of $96,286 and
      a final payment of $192,818 on
      February 24, 2003 ......................          5.84%           3,412,916              5.84%          4,339,572

     Payable in 97 monthly principal
      and interest installments of $55,591 and
      a final payment of $111,347 on
      February 25, 2008 ......................          6.03%           4,327,199              6.03%          4,720,308

Term advances maturing during:
     1999                                                 --%                  --              6.50%          4,350,000
     2000                                               6.40%           1,600,000              6.99%            600,000
     2001                                               6.27%           1,000,000               -- %                --
     2002                                               6.42%           1,000,000               -- %                --
     2003                                               6.55%           1,000,000               -- %                --
     2004                                               5.60%          10,000,000               -- %                --
     2008                                               5.55%           3,000,000              5.55%          3,000,000
                                                                      -----------                           -----------
                                                        5.66%         $64,340,115              5.69%        $42,009,880
                                                                      ===========                           ===========

(a) Convertible at lender option to replacement funding at then current rates on February 12, 1999, November 12, 2002, March 24, 2001, March 25, 2003,
     May 12, 1999 and March 24, 2004, respectively, and quarterly thereafter. During 1999, the lender exercised its option on the advance due May 14, 2001 and the Bank chose to repay the advance.


Certain information concerning borrowed money is summarized as follows:

                                                     Year Ended December 31,
                                                 -------------------------------
                                                 1999        1998         1997
                                                -------     -------     -------
                                                    (Dollars in Thousands)
Average balance outstanding ................    $57,756     $42,364     $26,223
Maximum month-end balance outstanding ......     65,453      52,145      43,675
Average interest rate ......................       5.67%       5.84%       5.97%

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.   BORROWED MONEY  (Cont'd.)
---------------------

The foregoing borrowings were secured by pledges of the Bank's investment in the following:

                                                                 December 31,
                                                           ---------------------
                                                            1999           1998
                                                           -------       -------
                                                               (In Thousands)
FHLB capital stock .................................       $ 3,273       $ 2,677
Mortgage-backed securities held to maturity ........        51,596        53,785
Investment securities held to maturity .............        19,847          --
Securities available for sale ......................         2,015          --
                                                           -------       -------

                                                           $76,731       $56,462
                                                           =======       =======

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

                                                               December 31,
                                                         -----------------------
                                                           1999           1998
                                                         --------      --------
                                                              (In Thousands)
GAAP capital .......................................     $ 41,187      $ 38,428
Less: excess of cost over assets acquired ..........       (4,643)       (5,236)
Less: unrealized loss (gain) on debt securities ....           48          (192)
                                                         --------      --------
Core and tangible capital ..........................       36,592        33,000
Add: loan valuation allowance, as limited ..........        1,400         1,500
                                                         --------      --------
       Total regulatory capital ....................     $ 37,992      $ 34,500
                                                         ========      ========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.   REGULATORY CAPITAL  (Cont'd.)
------------------------

                                                                     As of December 31, 1999
                                               ----------------------------------------------------------------------
                                                                                                      To Be Well
                                                                                                     Capitalized
                                                                                                     Under prompt
                                                                         Minimum Capital              Corrective
                                                   Actual                  Requirements           Actions Provisions
                                               -----------------        -------------------       -------------------
                                               Amount      Ratio        Amount        Ratio       Amount        Ratio
                                               ------      -----        ------        -----       ------        -----
                                                                     (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)                    $37,992       28.55%      $10,645         8.00%      $13,306       10.00%

Tier 1 Capital
 (to risk-weighted assets)                     36,592       27.50%        -            -             7,983        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    36,592       10.69%       13,693         4.00%       17,116        5.00%

Tangible Capital
 (to adjusted total assets)                    36,592       10.69%        5,135         1.50%       -            -

                                                                     As of December 31, 1999
                                               ----------------------------------------------------------------------
                                                                                                      To Be Well
                                                                                                     Capitalized
                                                                                                     Under prompt
                                                                         Minimum Capital              Corrective
                                                   Actual                  Requirements           Actions Provisions
                                               -----------------        -------------------       -------------------
                                               Amount      Ratio        Amount        Ratio       Amount        Ratio
                                               ------      -----        ------        -----       ------        -----
                                                                     (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)                    $34,500       28.81%      $ 9,580         8.00%      $11,975       10.00%

Tier 1 Capital
 (to risk-weighted assets)                     33,000       27.56%        -            -             7,185        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    33,000       10.44%       12,649         4.00%       15,811        5.00%

Tangible Capital
 (to adjusted total assets)                    33,000       10.44%        4,743         1.50%       -            -

As of March 31, 1999, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. BENEFIT PLANS
-----------------

         Pension Plan
         ------------

         The Bank has a non-contributory pension plan covering all eligible employee. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

         The following table sets forth the plan's funded status:

                                                                          December 31,
                                                                 ---------------------------
                                                                     1999           1998
                                                                 ------------    -----------

Actuarial present value of benefit obligation, including
 vested benefits of  $2,668,704 and $2,977,510, respectively     $ 2,704,530     $ 3,016,288
                                                                 ===========     ===========

Projected benefit obligation - beginning ....................    $ 3,622,467     $ 3,257,644
Service cost ................................................        151,864         116,891
Interest cost ...............................................        233,456         217,015
Actuarial (gain) loss .......................................       (581,255)        132,101
Benefits paid ...............................................       (100,372)        (97,951)
Settlements .................................................        (41,848)         (3,233)
                                                                 -----------     -----------
Projected benefit obligation - ending .......................      3,284,312       3,622,467
                                                                 -----------     -----------

Plan assets at fair value - beginning .......................      3,393,200       2,984,086
Actual return on assets .....................................        474,093         367,471
Employer's contributions ....................................        125,466         142,827
Benefits paid ...............................................       (100,372)        (97,951)
Settlements .................................................        (41,848)         (3,233)
                                                                  -----------     -----------
Plan assets at fair value - ending ..........................      3,850,539       3,393,200
                                                                  -----------     -----------
Funded status ...............................................        566,227        (229,267)
Unrecognized net transition obligation ......................        126,582         158,227
Unrecognized past service cost ..............................         61,386          70,937
Unrecognized net gain .......................................       (973,632)       (156,686)
                                                                  -----------     -----------
Accrued pension cost included in other liabilities ..........    $  (219,437)    $  (156,789)
                                                                 ===========     ===========

         Included in the $973,632 unrecognized gain at December 31, 1999 is $600,604 related to the change in assumptions used to value the plan. See the second succeeding table for such assumptions.

         The following table sets forth the components of net periodic pension cost:


                                                       Year Ended December 31,
                                                  -------------------------------------
                                                    1999           1998         1997
                                                  ---------     ---------     ---------
Net periodic pension cost
 included the following components:
     Service cost ............................    $ 151,864     $ 116,891     $ 109,752
     Interest cost ...........................      233,456       217,015       206,416
     Expected return on plan assets ..........     (238,402)     (210,282)     (180,400)
     Amortization of net transition obligation       31,645        31,645        31,645
     Amortization of past service cost .......        9,553         9,553         9,553
                                                  ---------     ---------     ---------
Net periodic pension cost
  included in salaries and employee benefits .    $ 188,116     $ 164,822     $ 176,966
                                                  =========     =========     =========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. BENEFIT PLANS
-----------------

         Pension Plan  (Cont'd.)
         ------------

         Assumptions used to value the pension plan were as follows:

                                                                               December 31,
                                                            --------------------------------------------------
                                                            1999                  1998                    1997
                                                            ----                  ----                    ----
             Discount rate                                  8.00%                6.50%                   6.75%
             Expected long-term rate of return              8.00%                7.00%                   7.00%
             Rate of increase in  compensation levels       5.50%                4.50%                   4.50%


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

         The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $141,419 and $146,554 for the years ended December 31, 1999 and 1998, respectively.

         The ESOP shares were as follows:

                                                            December 31,
                                                    ----------------------------
                                                        1999               1998
                                                    ----------        ----------
Allocated shares ...........................            29,554            14,777
Shares committed to be released ............              --                --
Unreleased shares ..........................           118,214           132,991
                                                    ----------        ----------
Total ESOP shares ..........................           147,768           147,768
                                                    ==========        ==========
Fair value of unreleased shares ............        $1,108,256        $1,255,103
                                                    ==========        ==========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14. BENEFIT PLANS  (Cont'd.)
----------------------------

         ESOP  (Cont'd.)
         ---------------

         In addition to the above, the Bancorp has established a supplemental benefit plan to offset the ESOP benefit reduction applicable to certain members of Bancorp management due to limitations imposed by the Internal Revenue Code. The amount expensed related to this plan totalled approximately $15,000 for each of the years ended December 31, 1999 and 1998. The 1998 liability was settled via the issuance of 1,624 shares of Bancorp common stock during the year ended December 31, 1999. The Bancorp plans to settle the 1999 liability in the same manner.

         1999 Stock-Based Incentive Plan (the "Incentive Plan")
         ------------------------------------------------------

         In April 1999, the Bancorp's stockholders approved, and the Bancorp implemented the Incentive Plan. Under the Incentive Plan, employees of the Bancorp and it's subsidiaries may be awarded up to 73,884 shares of Bancorp common stock (the "Stock Awards") and issued options to purchase up to 184,711 shares of Bancorp common stock (the "Stock Options"). Additional information on the Stock Awards and Stock Options is contained in the succeeding paragraphs.

         Stock Awards
         ------------

         Stock Awards under the Incentive Plan are granted in the form of Bancorp common stock, which are held by the Incentive Plan Trust, and vest over a period of five years (20% annually from the date of grant). The Stock Awards become fully vested upon the death or disability of the holder. On April 30, 1999, the Bancorp awarded 65,756 shares of its common stock (47,286 shares to employees and 18,470 shares to outside directors). At December 31, 1999, none of the Stock Awards were vested and up to 8,128 shares are available for future grants. During the year ended December 31, 1999, approximately $83,000 in expense related to the Stock Awards was recorded. The amount of expense recorded for the Stock Awards is based upon the number of shares awarded, the market price of the Bancorp's common stock at the grant date ($9.50 per share) and the period over which the Stock Awards are earned (60 months).

         Stock Options
         -------------

         Stock Options granted under the Incentive Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability. The options expire ten years from the date of grant.

         On April 30, 1999, options to purchase 176,048 shares of Bancorp common stock were granted, which include non-incentive stock options to directors and incentive stock options to officers and employees. The options granted, none of which were exercised during 1999 or exercisable at December 31, 1999, are summarized as follows:

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. BENEFIT PLANS  (Cont'd.)
----------------------------

         Stock Options  (Cont'd.)
         ------------------------

                                Shares                                     Weighted
                --------------------------------------                       Average
                   Non-                                       Exercise      Exercise
                Incentive      Incentive        Total           Price         Price
                ---------      ---------        -----           -----         -----
                  46,855        129,193        176,048        $   9.50     $   9.50
                  ======        =======        =======        ========     ========

         At December 31, 1999, stock options for up to 8,663 shares of Bancorp common stock remain available for future grants.

         The Bancorp, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of the stock options granted during 1999, which have an exercise price equal to the market price of the Bancorp's common stock at the grant date, is estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:


                  Weighted average grant-date fair value per share       $2.54
                  Expected common stock dividend yield                    3.16%
                  Expected volatility                                    27.66%
                  Expected option life                                 6.5 years
                  Risk-free interest rate                                 5.36%

         Had the Bancorp used the fair value based method, net income for the year ended December 31, 1999 would have been decreased to $3,005,000 and both basic and diluted net income per common share would have been reduced to $0.75 for the year ended December 31, 1999.

15.  INCOME TAXES
-----------------

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience method or the specific charge off method. Retained earnings at December 31, 1999, include approximately $6.8 million of such bad debt allowance for which federal income taxes have not been provided. If such amount is used for purposes other then for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15.  INCOME TAXES  (Cont'd.)
----------------------------

The components of income taxes are summarized as follows:

                                              Year Ended December 31,
                                    --------------------------------------------
                                        1999            1998            1997
                                    -----------     -----------     -----------
Current tax expense:
    Federal income .............    $ 1,336,166     $   676,231     $ 1,066,590
    State income ...............        107,392          87,750          95,024
                                    -----------     -----------     -----------

                                      1,443,558         763,981       1,161,614
                                    -----------     -----------     -----------

Deferred tax expense (benefit):
    Federal income .............        192,560          (6,746)       (664,857)
    State income ...............         27,265          (5,198)        (60,478)
                                    -----------     -----------     -----------

                                        219,825         (11,944)       (725,335)
                                    -----------     -----------     -----------

                                    $ 1,663,383     $   752,037     $   436,279
                                    ===========     ===========     ===========

         The components of the net deferred income tax asset are as follows:

                                                                 December 31,
                                                           -------------------------
                                                            1999              1998
                                                           ----------    -----------
Deferred tax assets:
    Allowance for loan losses .........................    $  501,162    $  650,010
    Benefit plans .....................................       134,307        49,569
    Goodwill ..........................................       645,052       610,762
    Charitable contribution carryforward ..............        62,394       209,717
    Unrealized loss on securities available for sale ..        26,816          --
    Other .............................................        18,250        19,142
                                                           ----------    ----------

        Total deferred tax assets .....................     1,387,981     1,539,200
                                                           ----------    ----------

Deferred tax liabilities:
    Deferred loan origination fees, net ...............       188,407       162,415
    Unrealized gain on securities available for sale ..          --         107,653
    Other .............................................        17,196         1,398
                                                           ----------    ----------

        Total deferred tax liabilities ................       205,603       271,466
                                                           ----------    ----------

        Net deferred tax asset included in other assets    $1,182,378    $1,267,734
                                                            ==========    ==========

Refundable income taxes totalling $121,575 and $129,079 are included in other assets at December 31, 1999 and 1998, respectively. Income taxes payable totalling $76,687 and $1,754 are included in other liabilities at December 31, 1999 and 1998, respectively.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.  INCOME TAXES  (Cont'd.)
----------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:


                                                            Year Ended December 31,
                                                   --------------------------------------------
                                                       1999           1998            1997
                                                   -----------     -----------     -----------
Federal income tax ............................    $ 1,600,289     $   730,775     $   398,860
Increases (reductions) in taxes resulting from:
    New Jersey savings institution tax,
     net of federal income tax effect .........         88,814          54,484          22,800
    Other items, net ..........................        (25,720)        (33,222)         14,619
                                                   -----------     -----------     -----------
Effective income tax ..........................    $ 1,663,383     $   752,037     $   436,279
                                                   ===========     ===========     ===========


16.   NET INCOME PER COMMON SHARE
---------------------------------

                                           Year Ended December 31, 1999
                                        ----------------------------------------
                                                       Weighted
                                           Net         Average      Per Share
                                         Income         Shares       Amounts
                                         ------         ------       -------
Basic net income per share .........    $3,043,349     4,004,069    $   0.76
                                                                    ========
Effect of dilutive securities:
      Stock options ................          --           2,681
      Unearned Incentive Plan shares          --           1,001
                                        ----------     ---------    --------

Diluted net income per share .......    $3,043,349     4,007,751    $   0.76
                                        ==========     =========    ========

                                                    Year Ended December 31, 1998
                                            -------------------------------------------
                                                          Weighted
                                              Net          Average          Per Share
                                            Income        Shares (1)        Amounts (1)
                                            ------        ----------        -----------
Basic and diluted net income per share      $1,397,300     4,062,395        $   0.34
                                            ==========     =========        ========


(1) West Essex Bank converted to stock form on October 2, 1998. Amounts have been calculated based upon net income for the entire year ended December 31, 1998 and as if the conversion took place on January 1, 1998.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  COMMITMENTS AND CONTINGENCIES
----------------------------------

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

At  December  31,  1999  and  1998,  the  Bank had  $5,134,000  and  $7,209,000,
respectively, in outstanding commitments to originate and purchase loans. The outstanding commitments at December 31, 1999 include $530,000 for fixed rate mortgage loans with an interest rate of 7.875%, $2,923,000 for adjustable rate mortgage loans with initial rates ranging from 7.00% to 7.375%, $256,000 for home equity loans at fixed rates ranging from 7.25% to 7.50%, $125,000 for floating rate equity lines of credit with initial rates of 7.75% to 8.00% and $1,300,000 for purchases of loan participations, consisting of a $300,000 adjustable rate loan on which the initial rate will be fixed at funding for five years at 1.60% above the Federal Home Loan Bank CIP advance rate and will adjust every fifth year thereafter and a $1,000,000 construction loan which will carry a floating interest rate of 0.375% above the prime rate.

At December 31, 1999 and 1998, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $5,001,000 and $4,970,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under the program ranges from 0.50% below to 1.75% above the prime rate published in The Wall Street Journal on the last day of the preceding month.

At December 31, 1999 and 1998, undisbursed funds from approved unsecured lines of credit under the Credit Reserve program totalled $79,000 and $75,000, respectively. Funds drawn on these lines are assessed interest at a rate of 15.00%.

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

At  December  31,  1999,   the  Bank  was   committed  to  purchase  a  $246,000
participation  in  a  Federal  National  Mortgage  Association   mortgage-backed
security, the terms of which have not yet been determined.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17.  COMMITMENTS AND CONTINGENCIES  (Cont'd.)
---------------------------------------------

Rentals under a long-term operating lease for a branch office amounted to approximately $57,000, $49,000 and $50,000 for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the minimum rental commitment under this noncancellable lease expiring in October, 2003 is $214,000, consisting of $56,000 for each of the years 2000 through 2002 and $46,000 for 2003.

The Bank also has, in the normal  course of business,  commitments  for services
and  supplies.   Management   does  not  anticipate   losses  on  any  of  these
transactions.

The Bank is a party to various litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position or operations of the Bancorp.


18.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the Bank's financial instruments are set forth below:

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (Cont'd.)
--------------------------------------------------------------

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

        The carrying values and estimated fair values of financial instruments are as follows (in thousands):

                                                                                December 31,
                                                            ---------------------------------------------------
                                                                    1999                       1998
                                                            -------------------------  ------------------------
                                                            Carrying    Estimated       Carrying     Estimated
                                                              Value      Fair Value       Value      Fair Value
                                                            ------------  -----------  -----------  -----------
      Financial assets
      ----------------

      Cash and cash equivalents                               $12,746      $12,746      $16,371       $16,371
      Securities available for sale                             2,924        2,924        8,282         8,282
      Investment securities held to maturity                   41,582       38,869       36,873        36,891
      Mortgage-backed securities held to maturity             121,223      118,807      110,376       111,513
      Loans receivable                                        153,276      153,454      140,272       145,855
      Accrued interest receivable                               2,006        2,006        2,005         2,005

      Financial liabilities
      ---------------------

      Deposits                                                234,978      235,892      238,313       239,702
      Borrowed money                                           64,340       60,032       42,010        41,843

      Commitments
      -----------

      Loan origination and purchase                             5,134        5,134        7,209         7,209
      Unused lines of credit                                    5,080        5,080        5,045         5,045
      Security purchase                                           246          246        2,500         2,500


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (Cont'd.)
--------------------------------------------------------------

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


19.   PARENT ONLY FINANCIAL INFORMATION
---------------------------------------

West Essex Bancorp, Inc. operates its wholly owned subsidiary, West Essex Bank. The earnings of the subsidiary are recognized by the holding company using the equity method of accounting. Accordingly, earnings of the subsidiary are recorded as increases in the investment in the subsidiary. The following are the condensed financial statements for West Essex Bancorp, Inc. (Parent company only).

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------

                             STATEMENTS OF CONDITION
                             -----------------------

                                                             December 31,
                                                     ---------------------------
                                                         1999           1998
                                                     -----------     -----------
Assets:
        Cash and due from banks ................     $    10,904     $    95,743
        Interest-bearing deposits ..............       1,372,748       5,855,678
        Securities held to maturity ............       1,057,907         907,315
        Loan receivable from the Bank ..........       4,391,828       1,294,464
        Real estate owned ......................         135,000            --
        Investment in subsidiaries .............      41,186,716      38,427,846
        Other assets ...........................          91,362         213,911
                                                     -----------     -----------
               Total assets ....................     $48,246,465     $46,794,957
                                                     ===========     ===========


Liabilities:
        Due to subsidiaries ....................     $ 1,045,914     $    39,149
        Other liabilities ......................         173,896           1,754
                                                     -----------     -----------
                                                       1,219,810          40,903

Stockholders' equity ...........................      47,026,655      46,754,054
                                                     -----------     -----------
Total liabilities and stockholders' equity .....     $48,246,465     $46,794,957
                                                     ===========     ===========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------

                            STATEMENTS OF OPERATIONS
                            ------------------------


                                                                             From Inception
                                                         Year Ended          October 2, 1998
                                                         December 31,        to December 31,
                                                             1999                 1998
                                                          -----------          ----------
Dividend from the Bank ................................   $     --             $  100,000
Interest income .......................................      433,046               73,912
Gain on disposition of security .......................       92,082                 --
                                                          ----------           ----------
               Total income ...........................      525,128              173,912
                                                          ----------           ----------
Charitable contributions ..............................         --                842,140
Other expenses ........................................      179,841                4,259
                                                          ----------           ----------
               Total expenses .........................      179,841              846,399
                                                          ----------           ----------
Income (loss) before income tax (benefit) and equity in
   undistributed earnings of subsidiaries .............      345,287             (672,487)
Income tax (benefit) ..................................      125,405             (261,251)
                                                          ----------           ----------
Income (loss) before equity in undistributed
  earnings of subsidiaries ............................      219,882             (411,236)
Equity in undistributed
  earnings of subsidiaries ............................    2,823,467              329,268
                                                          ----------           ----------
Net income (loss) .....................................   $3,043,349           $  (81,968)
                                                          ==========           ==========



                                      -56-

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------

                                         STATEMENT OF CASH FLOWS

                                                                              Year Ended   October 2, 1998
                                                                             December 31,  to December 31,
                                                                                  1999           1998
                                                                             ------------  ---------------
Cash flows from operating activities:
        Net income (loss) ................................................   $ 3,043,349    $   (81,968)
        Adjustments to reconcile net income (loss) to net cash
          provided by operating activities:
               Accretion of discount .....................................          (603)          (525)
               Gain on disposition of security ...........................       (92,082)          --
               Deferred income taxes .....................................       152,937       (209,717)
               Contribution of common stock to foundation ................          --          742,140
               Other, net ................................................       (49,464)        36,709
               Equity in undistributed earnings of subsidiaries ..........    (2,823,467)      (329,268)
                                                                              ----------     ----------

                      Net cash provided by operating activities ..........       230,670        157,371
                                                                              ----------     ----------
Cash flows from investing activities:
        Purchase of securities held to maturity ..........................          --         (906,790)
        Proceeds from disposition of security ............................     1,000,000           --
        Increase in loan receivable from Bank ............................    (3,097,364)    (1,294,464)
        Purchase of real estate owned from subsidiary ....................      (135,000)          --
                                                                              ----------     ----------
                      Net cash (used in) investing activities ............    (2,232,364)    (2,201,254)
                                                                              ----------     ----------
Cash flows from financing activities:
        Net proceeds from issuance of common stock .......................          --        7,995,304
        Purchase of treasury stock .......................................    (1,453,094)          --
        Purchase of incentive plan stock .................................      (738,840)          --
        Cash dividends paid to stockholders ..............................      (374,141)          --
                                                                              ----------     ----------
                      Net cash (used in ) provided by financing activities    (2,566,075)     7,995,304
                                                                              ----------     ----------
Net (decrease) increase in cash and cash equivalents .....................    (4,567,769)     5,951,421

Cash and cash equivalents - beginning ....................................     5,951,421           --
                                                                              ----------     ----------
Cash and cash equivalents - ending .......................................   $ 1,383,652    $ 5,951,421
                                                                             ===========    ===========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20.   QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------

                                                  Quarter Ended
                                   ---------------------------------------------------
                                   March 31,     June 30,  September 30,  December 31,
                                     1999          1999          1999         1999
                                     ----          ----          ----         ----
                                      (In thousands, except for per share amounts)

    ........................
Total interest income ......        $5,559        $5,711        $5,746        $5,735
Total interest expense .....         2,825         3,004         3,013         3,018
                                    ------        ------        ------        ------
Net interest income ........         2,734         2,707         2,733         2,717

Provision for loan losses ..          --            --            --            --
Non-interest income ........           157           174           128           226
Non-interest expenses ......         1,716         1,737         1,652         1,765
Income taxes ...............           423           410           426           404
                                    ------        ------        ------        ------
Net income .................        $  752        $  734        $  783        $  774
                                    ======        ======        ======        ======

Net income per common share:
    Basic ..................        $0.185        $0.180        $0.195        $0.200
    Diluted ................         0.185         0.180         0.195         0.200

Weighted average number of
  common shares outstanding:
    Basic ..................         4,066         4,070         4,010         3,871
    Diluted ................         4,066         4,070         4,018         3,877

                                                                        Quarter Ended
                                                  ---------------------------------------------------------
                                                  March 31,       June 30,    September 30,    December 31,
                                                    1998            1998           1998           1998
                                                    ----            ----           ----           ----
                                                        (In thousands, except for per share amounts)
Total interest income ....................        $ 5,115         $ 5,342        $ 5,460         $ 5,398
Total interest expense ...................          2,870           3,117          3,216           3,016
                                                  -------         -------        -------         -------
Net interest income ......................          2,245           2,225          2,244           2,382


(Recapture of) loan losses ...............            (22)           --              (19)            (90)
Non-interest income ......................            140             121            133             135
Non-interest expenses ....................          1,636           1,607          1,632           2,732
Income taxes .............................            260             257            278             (43)
                                                  -------         -------        -------         -------
Net income (loss) ........................        $   511         $   482        $   486         $   (82)
                                                  =======         =======        =======         =======
Net income (loss) per common share - basic
  and diluted ............................            N/A (1)         N/A (1)        N/A (1)     $(0.020)
                                                      =======         =======        =======     =======

Weighted average number of
  common shares outstanding -
  basic and diluted ......................            N/A (1)         N/A (1)        N/A (1)       4,062 (1)
                                                      =======         =======        =======     ===========

(1) Converted to stock form on Otober 2, 1998.

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

SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, the quarter ended March 31, 2001 for the Bancorp and subsidiaries. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of SFAS No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of SFAS No. 133 are not permitted.

Management of the Bancorp and subsidiaries has not yet determined when SFAS No. 133 will be implemented, but does not believe the ultimate implementation of SFAS No. 133 will have a material impact on their consolidated financial position or results of operations.

WEST ESSEX BANCORP, INC.
------------------------

Corporate Headquarters

417 Bloomfield Avenue
Caldwell, New Jersey  07006
(973) 226-7911

Bank Branch Offices

Montville
267 Changebridge Road
Pine Brook, NJ  07058
(973) 575-7080

Franklin Lakes
574 Franklin Avenue
Franklin Lakes, NJ  07417
(201) 891-5500

Northvale
119 Paris Avenue
Northvale, NJ  07647
(201) 768-7800

Old Tappan
207 Old Tappan Road
Old Tappan, NJ  07675
(201) 767-0007

Pleasant Valley Way
487 Pleasant Valley Way
West Orange, NJ  07052
(973) 731-4630

River Vale
653 Westwood Avenue
River Vale, NJ  07675
(201) 664-3700

Tory Corner
216 Main Street
West Orange, NJ  07052
(973) 325-1230


DIRECTORS AND OFFICERS
----------------------

     Directors of
West Essex Bancorp, Inc.
   and West Essex Bank
------------------------

Leopold W. Montanaro
  Chairman of the Board
  of West Essex Bancorp, Inc.

William J. Foody
  Chairman of the Board
  of West Essex Bank
  Managing Partner
  Trammell Crow

Everett N. Leonard
  Retired,
  Verona Boro Administrator

John J. Burke
  President
  JJ Burke & Associates

David F. Brandley, Esq.
  Partner in the Law Firm of
  Brandley & Kleppe

James P. Vreeland
  Retired New Jersey State Senator


  Principal Officers of
West Essex Bancorp, Inc.
------------------------

Leopold W. Montanaro
  President and Chief
  Executive Officer

Dennis A. Petrello
  Executive Vice President
  and Chief Financial Officer

Charles E. Filippo
  Executive Vice President

Craig L. Montanaro
  Senior Vice President
  and Secretary and Treasurer


 Principal Officers of
    West Essex Bank
-----------------------

Leopold W. Montanaro
  President and Chief Executive Officer
  Executive Officer

Dennis A. Petrello
  Executive Vice
  and Chief Financial Officer

Charles E. Filippo
  Executive Vice President
  and Chief Lending Officer

Craig L. Montanaro
  Senior Vice President
  and Secretary and Treasurer

Michael T. Sferrazza
   Vice President and Controller

Lisa A. Mulligan
   Vice President and Personnel
   Officer

Donna Duess
  Vice President

John E. Gerasimow
  Vice President

INVESTOR AND CORPORATE INFORMATION
----------------------------------

CORPORATE HEADQUARTERS
West Essex Bancorp, Inc.
417 Bloomfield Avenue, Caldwell, New Jersey  07006
(973) 226-7911

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m. on Thursday, April 27, 2000 at the Radisson Hotel, Route 46 East, Fairfield, New Jersey. Shareholders are encouraged to attend.

Annual Report on Form 10-K
A copy of West Essex Bancorp, Inc.'s annual report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Dominic Tangredi, Compliance Officer.

Stock Transfer/Register
Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce, Cranford, New Jersey 07203, phone number
(908)241-9880. Allow three weeks for a reply.

Special Counsel
Muldoon,  Murphy and Faucette LLP, 5101 Wisconsin  Avenue,  NW,  Washington,  DC
20016.

Independent Accountants
Radics & Co., LLC, Route 46 East, Pine Brook, New Jersey  07058.

Inquiries
Security analysts, retail brokers and shareholders seeking financial information should contact Dennis A. Petrello, Executive Vice President and Chief Financial Officer. Requests for written materials can be forwarded to the attention of Mr. Dominic Tangredi, Investor Relations Department.

Stock Information
West Essex Bancorp, Inc., is traded on the Nasdaq National Market under the ticker symbol "WEBK." As of December 31, 1999, West Essex Bancorp, Inc. had 4,054,357 shares of common stock outstanding and approximately 452 shareholders of record.

Stock Price and Dividends
The following table discloses the dividends declared and the high and low bids for the Company's common stock on the Nasdaq National Market for each quarterly period indicated. The Company did not declare or pay dividends in 1998.


                              Dividends       High         Low
Quarter ended                 Per Share       Price       Price
-------------                 ---------       -----       -----

December 31, 1999              $ 0.075      $ 10.000     $ 9.375
September 30, 1999               0.075        10.250       9.250
June 30, 1999                    0.075         9.625       9.000
March 31, 1999                   0.075        10.000       9.000

December 31, 1998                None         10.125       9.250