Form 10KSB, Exhibit 13
period 2000-12-31
WEST ESSEX BANCORP INC
filed 2001-03-30
CIK 1063438

EXHIBIT 13.0

               Portions of the 2000 Annual Report to Stockholders

                                TABLE OF CONTENTS

West Essex Bancorp, Inc. is a $364.4 million savings and loan holding company headquartered in Caldwell, New Jersey. Through its subsidiary, West Essex Bank, the Company operates 8 banking offices in Essex, Morris and Bergen Counties. Founded in 1915, West Essex Bank is a federally-chartered FDIC-insured stock savings bank.

Financial Highlights ...............................................     1
President's Message ................................................     2
Selected Consolidated Financial and Other Data .....................     4
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ............................................     6
Management Responsibility Statement ................................    15
Independent Auditor's Report .......................................    16
Consolidated Statements of Financial Condition .....................    17
Consolidated Statements of Income ..................................    18
Consolidated Statements of Comprehensive Income ....................    19
Consolidated Statements of Changes in Stockholders' Equity .........    20
Consolidated Statements of Cash Flows ..............................    21
Notes to Consolidated Financial Statements .........................    23
Directors and Officers .............................................    54
Investor and Corporate Information ...........................Inside Back Cover

                            WEST ESSEX BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)

                                                         At or for the Year Ended December 31,
                                                  ----------------------------------------------------
                                                      2000               1999               1998
                                                  --------------    ---------------    ---------------
Total assets                                           $364,406           $348,307           $328,609
Total investment and mortgage-backed securities         175,349            165,729            155,532
Total loans receivable                                  169,265            156,196            143,002
Allowance for loan losses                                 1,363              1,400              1,717
Total deposits                                          237,956            234,978            238,313
Borrowed money                                           62,290             64,340             42,101
Total stockholders' equity                               49,448             47,110             46,754
Net interest income                                      10,908             10,891              9,096
Provision for (recapture of) loan losses                     --                 --               (131)
Net income (1)                                            3,280              3,043              1,397
Basic and diluted earnings per share (1)(2)                0.85               0.76               0.34
Book value per share                                      12.40              11.62              11.14
Dividends declared per share (3)                           0.40               0.30                N/A
Dividend payout ratio (3)                                 46.98%             39.47%               N/A
Average interest rate spread                               2.51%              2.66%              2.48%
Return on average assets (1)                               0.93%              0.89%              0.44%
Return on average stockholders' equity (1)                 6.81%              6.46%              4.10%
Common shares outstanding at year end                 3,986,991          4,054,357          4,197,233


(1) Results for 1998 include $842,000 of charitable contributions representing the initial funding by the Company of the West Essex Bancorp Charitable Foundation. Exclusive of this contribution, net income would have been $1,936,000, or $0.48 per share, which reflects a return on average assets of 0.61% and a return on average stockholders' equity of 5.68%.

(2)  Assumes the stock conversion was completed on January 1, 1998.

(3) The Company, which converted to stock form in October 1998, did not declare any dividends to stockholders prior to 1999.

                            WEST ESSEX BANCORP, INC.
                                 ANNUAL REPORT
                              PRESIDENT'S MESSAGE


Dear Stockholders,

         Our financial results in 2000 demonstrate the value of hard work and loyalty to our communities and customer base. The cornerstone of our strategy is to provide warm and friendly specialized customer service which coupled with the use of state of the art technology, is helping to position our bank to compete with the giants in the financial market place.

         Our primary objective in the year 2001 is to continue to position the bank to compete in our marketplace by developing additional products and services and servicing our customer needs as a true community bank, while maintaining our focus on profitability and enhanced stockholder value.

         The essence of a well-managed financial institution is consistent profitability, which fUnds growth, and efficiency, which, in turn, minimizes costs.

         The Year 2000 was a milestone for our bank. We accomplished a rollover to the millennium without a single banking malfunction and the millennium marked our 85th anniversary of providing financial products to our communities. The fourth quarter marked our conversion to a state of the art data processing system which, when fully implemented, will give management the ability to analyze opportunities to further expand our ability to service our customer needs. In 2001 we look forward to the completion of this conversion and other technological endeavors, and the ability to capitalize on these accomplishments.

         I would be remiss if I did not credit the hard work and diligence of my staff in the abov accomplishments, and the many long and arduous hours they unselfishly gave to accomplish these tasks.

         West Essex Bancorp net income for fiscal year 2000 rose 7.8% to $3.28 million compared to $3.04 million for fiscal year 1999. Earnings per diluted share rose to $0.85 for the period ending December 31, 2000 compared to $0.76 earnings per diluted share for the same period last year, an increase of 11.8%.

         Cash earnings of West Essex Bancorp, which are determined by adding to reported earnings non-cash expenses related to the amortization of goodwill and the company's stock related benefit plans net of income taxes, rose to $3.85 million or $1.00 per diluted share compared to $3.59 million or $0.90 per diluted shares for the same period last year, an increas of 11%. This increase in year to year earnings was accomplished in spite of the continued intense competition in the financial markets, a steeply inverted yield curve, and significantly higher funding costs.

         Our loan growth remained healthy as loan originations in residential and commercial real estate in New Jersey provided an excellent investment vehicle for the Bank. Loan and asset quality, a leading indicator of potential problems within a bank, remain at historically high levels.

         Total assets for the period ended December 31, 2000 increased $16.1 million to $364.4 from $348.3 million at December 31, 1999. Loans Receivable increased $10.7 million to $164 million. Deposits increased $3.0 million to $238.0 million and Federal Home Loan Bank advances decreased $2.0 million to $62.3 million for the year ended December 31, 2000.

         On August 25, 2000 the Company reported it had completed its first repurchase program of 15% of its outstanding minority shares or 277,067 shares. The Company also announced on that date the Board of Directors had approved a second repurchase program of another 10%, or 164,687 shares of the Company's outstanding minority shares.

         Management will continue to focus on means to enhance shareholder value, including through stock repurchases, increased per share earnings, and increased cash dividends. During the year 2000, the Bank increased dividends by 33% from $0.30 per share per annum to $0.40 per share per annum. We believe increasing dividends is a further opportunity to prudently leverage the Company's capital, which will ultimately result in increased shareholder value and recognition.

         West Essex Bancorp is aware of the importance of good corporate citizenship and the responsibility of serving the communities that have entrusted their business to us. We are proud that our employees have a long standing commitment to give their own time to help the communities in which they live and work continue to be a better place for everyone. By founding the West Essex Bancorp Charitable Foundation in 1998, the Bank recognized its responsibility to give back to the communities which enabled the Bank to flourish. In the year 2000, the Foundation supported a significant number of non-profit housing organizations that have dedicated themselves to helping the low and moderate-income individuals enjoy the American dream of home ownership. The Foundation has also been involved with other organizations designed to promote self-sufficiency in family and life skills.

         The new era of financial modernization and of blockbuster mergers in the industry has resulted in the financial services industry being dominated by the nation's and the world's largest commercial banks. We believe the virtual collapse of the technology industry will cause investors to return to basics, and renew their interest in community banks such as ours. With our conservative loan portfolio, solid capital, prudent management and community roots, many investors in Year 2000 saw our Bank as an attractive alternative for the value investor.

         We look forward to, and are optimistic for our institution in 2001. We expect in 2001 to enjoy a declining interest rate environment, which generally benefits financial institutions, and, coupled with the declining interest rate environment, the elimination of the amortization of goodwill (subject to any impairment write-down), which should contribute to an improvement of the value of the Bank.

         Our Board of Directors and management appreciates your support and investment and is dedicated to satisfying the long-term needs of our customers, employees, shareholders and the communities served by the Bank. As in the past, we will continue to strive to be a respected, profitable, efficient and caring community banking institution.


Sincerely,

/s/ Leopold W. Montanaro

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

                                                                               At December 31,
                                                ----------------------------------------------------------------------------
                                                  2000             1999             1998             1997            1996
                                                ---------       ----------       ----------       ----------       ---------
                                                                               (In Thousands)
        Selected Consolidated Financial Data:
        Total assets (1)                       $ 364,406        $ 348,307        $ 328,609        $ 299,025        $ 235,969
        Loans receivable, net (2)                164,038          153,276          140,272          112,735           82,134

        Securities available-for-sale:
             Investment securities, net            2,994            2,924            8,282            7,081            1,647

        Securities held-to-maturity:
             Investment securities, net           41,728           41,582           36,873           22,929           22,476
             Mortgage-backed securities, net     130,628          121,223          110,376          130,174          113,254
        Deposits (1)                             237,956          234,978          238,313          238,192          179,946
        Borrowed money                            62,290           64,340           42,101           30,300           23,650
        Total stockholders' equity                49,448           47,110           46,754           29,275           28,452

                                                                            For the Years Ended December 31,
                                                    --------------------------------------------------------------------------------
                                                        2000             1999             1998             1997             1996
                                                    --------------   --------------   --------------   --------------   ------------
                                                                                      (In Thousands)
        Selected Operating Data:
        Interest income                               $ 24,102         $ 22,751         $ 21,315         $ 18,116         $ 16,467
        Interest expense                                13,194           11,860           12,219            9,656            8,300
                                                      --------         --------         --------         --------         --------

             Net interest income                        10,908           10,891            9,096            8,460            8,167
        Provision for (recapture of) loan
          losses                                           -                -               (131)            487              232
                                                      --------         --------         --------         --------         --------
             Net interest income after
        Provision for (recapture of) loan losses        10,908           10,891            9,227            7,973            7,935
        Non-interest income                                548              685              529              373              476
        Non-interest expense (3)                         6,401            6,869            7,607            7,173            5,919
                                                      --------         --------         --------         --------         --------

        Income before income taxes (3)                   5,055            4,707            2,149            1,173            2,492
        Income taxes (3)                                 1,775            1,664              752              436              836
                                                      --------         --------         --------         --------         --------

        Net income                                    $  3,280         $  3,043         $  1,397         $    737         $  1,656
                                                      ========         ========         ========         ========         ========

                                                       (continued on next page)

                                                                       At or For the Years Ended December 31,
                                                         ---------------------------------------------------------------
                                                             2000         1999         1998         1997        1996
                                                         -----------   ----------   -----------  ----------  -----------

Selected Financial Ratios and Other Data:
Performance Ratios (4):
        Return on average assets (3)                          0.93 %       0.89 %       0.44 %      0.29 %      0.74 %
        Return on average stockholders' equity (3)            6.81         6.46         4.10        2.51        5.95
        Average equity/average assets                        13.70        13.73        10.75       11.55       12.37
        Interest rate spread (5)                              2.51         2.66         2.48        2.87        3.15
        Net interest margin (6)                               3.23         3.31         3.01        3.44        3.74
        Non-interest expenses to average assets (3)           1.82         2.00         2.40        2.82        2.63
        Equity to total assets                               13.57        13.53        14.23        9.79       12.06
        Efficiency ratio (7)                                 52.40        54.45        71.41       57.04       56.58

Regulatory Capital Ratios (4):

        Tangible capital                                     11.24        10.69        10.44        7.98       12.06
        Core capital                                         11.24        10.69        10.44        7.98       12.06
        Risk-based capital                                   30.59        28.55        28.81       26.10       39.15

Asset Quality Ratios (4):

        Non-performing loans to total assets                  0.06         0.25         0.67        0.84        1.26
        Non-performing loans to total loans
          receivable                                          0.12         0.57         1.46        2.16        3.51
        Non-performing assets to total assets                 0.22         0.51         0.84        1.24        1.85
        Allowance for loan losses to
          non-performing loans                              677.75       158.37        78.47       75.19       52.70
        Average interest-earning assets to average
          interest-bearing liabilities                      118.37       117.99       112.99      114.39      115.46
        Net interest income after provision for
          loan losses to non-interest expenses (3)          170.41       158.55       121.30      111.15      134.06

Number of full-service customer facilities                       8            8            8           8           5


(1) The increase in assets in fiscal 1997 was due primarily to the purchase of three branch offices from Summit Bank.
(2) The allowance for loan losses at December 31, 2000, 1999, 1998, 1997, and 1996 was $1.4 million, $1.4 million, $1.7 million, $1.9 million and $1.6 million, respectively.
(3) Includes, for the year ended December 31, 1996, the SAIF Special Assessment of $1.1 million and the related income tax benefit of $395,000. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expenses would be 1.05%, 8.47% 2.14% and 164.59%, respectively, for the year ended December 31, 1996. Includes, for the years ended December 31, 2000, 1999, 1998 and 1997, amortization expense related to the excess of cost over assets acquired from  Summit  Bank of  $593,000,  $593,000,  $593,000,  and  $1.7  million, respectively, and the related income tax benefit of $213,000, $213,000, $213,000 and $627,000, respectively. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expense would be 1.04%, 7.60%, 1.65%, and 187.80%, respectively for the year ended December 31, 2000, 1.00%, 7.26%, 1.83% and 173.53%, respectively, for the year ended December 31, 1999, 0.56%, 5.21%, 2.21% and 131.55%, respectively, for the year ended December 31, 1998 and 0.73%, 6.30%, 2.13% and 146.83%, respectively, for the year ended December 31, 1997.
(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The interest rate spread represents the difference between the weighted average yield on average interest- earning assets and the weighted average cost of average interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents non-interest expenses, excluding the SAIF special Assessment, impairment loss and amortization relating to intangible assets and loss on REO, divided by the sum of net interest and non-interest income excluding income on REO and security gain/loss.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     West Essex Bancorp, Inc. ("the Company"), is the stock holding company for West Essex Bank ("the Bank"). The Company is headquartered in Caldwell, New Jersey and its principal business currently consists of the operations of the Bank. West Essex Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated October 2, 1998, owns 58.9% of the Company's outstanding common stock at December 31, 2000. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expense. The Bank's non-interest income consists primarily of fees and other service charges. The Bank's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expenses, the cost of foreclosed real estate operations, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

Forward-Looking Statements

     This Annual Report on Form 10-KSB contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     Average Balance Sheet. The following table sets forth certain information relating to the Company at December 31, 2000, and for the years ended December 31, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from average month-end balances except for the average balances of other interest-earning assets and borrowed money, which are derived from average daily balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                                                                     At December 31, 2000
                                                                               --------------------------------
                                                                                                     Yield/
                                                                                   Amount             Cost
                                                                               ---------------     ------------
Assets:                                                                             (Dollars in Thousands)
        Interest-earning assets:
              Loans receivable                                                      $165,401          7.61%
              Mortgage-backed securities                                             130,628          6.86
              Investment securities(1)                                                44,722          6.92
              Other interest-earning assets                                           10,020          5.95
                                                                                    ---------
                               Total interest-earning assets                         350,771          7.20

              Allowance for loan losses                                               (1,363)
              Non-interest-earning assets                                             14,998
                                                                                    ---------
                               Total assets                                         $364,406
                                                                                    =========

Liabilities and Stockholders' Equity:
        Interest-bearing liabilities:
              Interest-bearing deposits:
                     Demand deposits                                                $ 18,880          1.34
                     Savings and club accounts                                        53,098          2.03
                     Certificates of deposit                                         149,051          5.82
                                                                                    ---------

                               Total interest-bearing deposits                       221,029          4.52

              Borrowed money                                                          62,290          5.78
                                                                                    ---------
                               Total interest-bearing liabilities                    283,319          4.80

        Non-interest bearing deposits                                                 16,927
        Other non-interest-bearing liabilities                                        14,712
                                                                                    ---------

                               Total liabilities                                     314,958

        Stockholders' equity                                                          49,448
                                                                                    ---------
                               Total liabilities and stockholders' equity           $364,406
                                                                                    =========

        Interest rate spread                                                                          2.40%
                                                                                                      =====
        Net interest-earning assets                                                 $ 67,452
                                                                                    =========
        Ratio of average interest-earning assets to average
              interest-bearing liabilities                                              1.24x
                                                                                    =========


(1)  Includes securities available for sale.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                             For the Years Ended December 31,
                                                        ------------------------------------------------------------------------
                                                                        2000                                 1999
                                                        -----------------------------------  -----------------------------------
                                                                                  Average                              Average
                                                           Average                Yield/        Average                Yield/
                                                           Balance     Interest    Cost         Balance     Interest    Cost
                                                        -------------  --------  ----------  -------------  --------  ----------
Assets:                                                          (Dollars in Thousands)              (Dollars in Thousands)
  Interest-earning assets:
     Loans receivable                                      $162,900     $12,272     7.53%       $149,356     $11,240     7.53%
     Mortgage-backed securities                             122,631       8,287     6.76         119,953       7,722     6.44
     Investment securities (1)                               44,612       3,083     6.91          47,227       3,177     6.73
     Other interest-earning assets                            7,507         460     6.13          12,241         611     4.99
                                                           ---------    -------                 ---------    -------
             Total interest-earning assets                  337,650      24,102     7.14         328,777      22,750     6.92
                                                                        -------                              -------

     Allowance for loan losses                               (1,367)                              (1,546)
     Other non-interest-earning assets                       15,465                               15,912
                                                           ---------                            ---------
             Total assets                                  $351,748                             $343,143
                                                           =========                            =========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
     Interest-bearing deposits:
         Demand                                            $ 20,189         274     1.36%       $ 20,732         284     1.37%
         Savings and club                                    54,218       1,109     2.05          58,727       1,210     2.06
         Certificates of deposit                            145,253       7,973     5.49         141,432       7,090     5.01
                                                           ---------    -------                 ---------    -------
             Total interest-bearing deposits                219,660       9,356     4.26         220,891       8,584     3.89

  Borrowed money                                             65,592       3,838     5.85          57,756       3,275     5.67
                                                           ---------    -------                 ---------    -------
             Total interest-bearing liabilities             285,252      13,194     4.63         278,647      11,859     4.26
                                                                        -------                              -------

  Non-interest-bearing deposits                              16,347                               15,576
  Other non-interest-bearing liabilities                      1,976                                1,796
                                                           ---------                            ---------
             Total liabilities                              303,575                              296,019

  Stockholders' equity                                       48,173                               47,124
                                                           ---------                            ---------
             Total liabilities and stockholders' equity    $351,748                             $343,143
                                                           =========                            =========

  Net interest income/interest rate spread                             $ 10,908     2.51%                    $10,891     2.66%
                                                                       ========     =====                    =======     ====
  Net interest-earning assets/net yield on
    interest-earning assets                                $ 52,398                 3.23%       $ 50,130                 3.31%
                                                           =========                =====       =========                ====
  Ratio of interest-earning assets to interest-bearing
    liabilities                                                1.18x                                1.18x
                                                           =========                            =========

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


                                                                  Year Ended
                                                               December 31, 2000
                                                                  Compared to
                                                                  Year Ended
                                                               December 31, 1999
                                                  -----------------------------------------
                                                      Increase (Decrease)
                                                            Due to
                                                  ---------------------------
                                                     Volume          Rate          Net
                                                  ------------   ------------  ------------
                                                               (In Thousands)
         Interest income:
              Loans receivable                       $1,032          $   -       $1,032
              Mortgage-backed securities                175            390          565
              Investment securities                    (178)            84          (94)
              Other interest-earning assets            (270)           119         (151)
                                                     -------         ------      -------

         Total                                          759            593        1,352
                                                     -------         ------      -------

         Interest expense:
              Demand deposits (1)                        (8)            (2)         (10)
              Savings and club accounts                 (95)            (6)        (101)
              Certificates of deposit                   194            689          883
              Borrowed money                            457            106          563
                                                     -------         ------      -------

         Total                                          548            787        1,335
                                                     -------         ------      -------

         Net change in net interest income           $  211          $(194)      $   17
                                                     =======         ======      =======

         (1)  Includes NOW and Money Market accounts.

Comparison of Financial Condition at December 31, 2000 and 1999

     Total assets were $364.4 million at December 31, 2000, compared to $348.3 million at December 31, 1999, an increase of $16.1 million, or 4.6%. The increase in assets was reflected primarily in loans receivable and mortgage-backed securities, which increased by $10.8 million and $9.4 million, respectively, and was funded primarily by net income of $3.3 million, an increase in deposits of $3.0 million, and by $12.8 million due to a broker for a security purchase which was settled in January 2001.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Cash and cash equivalents, primarily interest-bearing deposits with the FHLB, decreased $3.8 million to $8.9 million at December 31, 2000, from $12.7 million at December 31, 1999. The decrease in cash and cash equivalents was used to fund loan originations.

     In the aggregate, mortgage-backed securities and investment securities, including available-for-sale and held-to-maturity issues, totalled $175.3 million at December 31, 2000, an increase of $9.6 million from $165.7 million at December 31, 1999. Such increase was funded by the aforementioned $12.8 million due to a broker for a mortgage-backed security purchased in December 2000 which was settled in January 2001. Mortgage-backed securities, all of which are held-to-maturity, increased $9.4 million due to purchases exceeding repayments. Investment securities held-to-maturity increased $146,000, due to security purchases, while investment securities available-for-sale increased $70,000, primarily due to a $69,000 decrease in unrealized loss. At December 31, 2000, 76.4% of the investment securities, including available-for-sale and held-to-maturity issues, consisted of U.S. Government and Agency obligations, while 80.5% of the mortgage-backed securities portfolio consisted of Fannie Mae ("FNMA"), Freddie Mac ("FHLMC") and Ginnie Mae ("GNMA") issues. Investment securities available for sale included $2.0 million of U.S. Treasury notes and $966,000 of U.S. Government Agency notes while investment securities held-to-maturity consisted of $492,000 of U.S. Treasury notes, $30.7 million of U.S. Government Agency notes, $10.0 million in trust preferred securities and $584,000 in municipal obligations.

     Loans receivable increased $10.7 million to $164.0 million at December 31, 2000, from $153.3 million at December 31, 1999. The increase was primarily in the one- to four-family mortgage, home equity loan and construction and development loan categories, which increased $3.3 million, $2.3 million and $4.4 million, respectively. At December 31, 2000, 84.2% of the outstanding balance of loans in the portfolio consisted of one-to four-family related loans, compared to 87.5% at December 31, 1999.

     Deposits totalled $238.0 million at December 31, 2000, an increase of $3.0 million or 1.3% from the $235.0 million balance at December 31, 1999.

     Borrowed money decreased $2.0 million to $62.3 million at December 31, 2000, as compared to $64.3 million at December 31, 1999. During the year ended December 31, 2000, short-term borrowings increased $2.0 million to $8.0 million, with an average cost of 6.52% at year end, while long-term debt decreased $4.0 million to $54.3 million, the result of a new borrowing of $2.0 million with a 4 year maturity and an interest rate of 6.54% and the repayment of long-term debt totalling $6.0 million.

     Stockholders' equity increased $2.3 million or 4.9%, to $49.4 million at December 31, 2000, from $47.1 million at the prior year end. During 2000, net income of $3.3 million was partially offset by $658,000 in treasury stock acquisitions and $601,000 in dividends declared to stockholders.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

     Net Income. Net income for 2000 was $3.28 million, an increase of $237,000, or 7.8%, from $3.04 million in 1999. The increase was primarily the result of a $468,000 decrease in total non-interest expense, partially offset by a $137,000 decrease in total non-interest income. The aforementioned two factors combined to increase income before income taxes and net income by $331,000 and $212,000, respectively.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Interest Income. Total interest income increased $1.3 million or 5.7% to $24.1 million for 2000 as compared to $22.8 million for 1999. The increase was due to an $8.9 million or 2.7% increase in average interest-earning assets during 2000, along with an increase of 22 basis points in the yield earned thereon to 7.14% in 2000 from 6.92% in 1999. The increased average balances of earning assets were funded by increases in average FHLB borrowings and stockholders' equity.

     Interest income on loans during 2000 increased by $1.03 million, or 9.2%, to $12.27 million when compared to $11.24 million during 1999. During both the years ended December 31, 2000 and 1999, the yield earned on the loan portfolio was 7.53%. The average balance of loans outstanding during the years ended December 31, 2000 and 1999 totalled $162.9 million and $149.4 million, respectively. The increased average balance during 2000 is the result of the continued strength in loan origination efforts, including the use of outside mortgage brokers, which began in 1997. Loan originations were $30.4 million in 2000 and $41.1 million in 1999.

     Interest on mortgage-backed securities, all of which are held-to-maturity, increased $565,000, or 7.3%, during 2000 to $8.29 million compared to $7.72 million for 1999. During the year ended December 31, 2000, the average balance of mortgage-backed securities outstanding increased $2.6 million, or 2.2%, to $122.6 million when compared to $120.0 million for 1999. The yield earned on the mortgage-backed securities portfolio increased to 6.76% in 2000 from 6.44% in 1999.

     Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, decreased by $94,000, or 3.0%, to $3.1 million for 2000, when compared to $3.2 million for 1999. The decrease resulted from a decrease of $2.6 million, or 5.5%, in the average balance of the investment securities portfolio, which more than offset an increase of 18 basis points in the yield earned on the investment securities portfolio to 6.91% in 2000 from 6.73% in 1999.

     Interest on other interest-earning assets totalled $460,000 and $611,000 during 2000 and 1999, respectively. The yield earned on other interest-earning assets increased to 6.13% in 2000 from 4.99% in 1999, while the average balance of other interest-earning assets outstanding decreased $4.7 million or 38.6% as such assets were redeployed to fund loan originations.

     Interest Expense. Interest expense on deposits increased $772,000, or 9.0%, to $9.36 million during 2000 compared to $8.58 million for 1999. The increase during 2000 was attributable to an increase of 37 basis points in the average cost of interest-bearing deposits to 4.26% for 2000 from 3.89% or 1999, partially offset by a decrease of $1.2 million, or 0.6%, in the average balance of interest-bearing deposits outstanding. The increase cost of deposits was due to the higher market rates prevailing for much of 2000, which effected all deposit categories.

     Interest expense on borrowed money increased $563,000, or 17.2%, to $3.84 million during 2000 compared to $3.28 million for 1999. The increase during 2000 was attributable to an increase of $7.8 million, or 13.5%, in the average balance of borrowings outstanding, along with an increase of 18 basis points in the cost of borrowings to 5.85% for 2000 from 5.67% for 1999. The increased average balance reflects management's increased use of borrowed funds to compensate for deposit loss, leverage the balance sheet and to manage interest rate risk. The increased cost of borrowings resulted from higher market interest rates.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Net Interest Income. Net interest income for 2000 increased $17,000, or 0.2%, to $10.91 million in 2000 from $10.89 million in 1999. The net interest rate spread decreased to 2.51% in 2000 from 2.66% in 1999 and the interest rate margin decreased to 3.23% in 2000 from 3.31% in 1999. These decreases primarily resulted from a 37 basis point increase in the cost of interest-bearing liabilities to 4.63% in 2000 from 4.26% in 1999, which more than offset a 22 basis point increase in the yield earned on average interest-earning assets to 7.14% in 2000 from 6.92% in 1999. Despite the decreases in interest rate spread and margin, the Company was able to improve net interest income by increasing net interest-earning assets by $2.3 million.

     Provision for Loan Losses. During both 2000 and 1999, the Company did not record a provision for loan losses as management determined that the existing allowance for loan losses was adequate. At December 31, 2000 and 1999, the Bank's loan portfolio included loans totalling $109,000 and $792,000, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.36 million at December 31, 2000, representing 0.81% of total loans and 1251.7% of loans delinquent ninety days or more, compared to an allowance of $1.40 million at December 31, 1999, representing 0.90% of total loans and 176.8% of loans delinquent ninety days or more. During 2000 and 1999, the Bank charged off loans aggregating $37,000 and $317,000, respectively. The $317,000 charge-off in 1999 represented the final resolution of the Bank's largest nonperforming loan, a construction loan that had been in default for over six years. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

     Non-Interest Income. Non-interest income decreased by $137,000, or 20.0%, to $548,000 during 2000 as compared to $685,000 for 1999. The decrease in non-interest income during 2000 resulted primarily from $127,000 in gains on sales of securities during 1999 compared to none in 2000.

     Non-Interest Expenses. Non-interest expenses decreased $468,000, or 6.9%, to $6.4 million during 2000 compared to $6.9 million for 1999. The decrease was primarily attributable to a $237,000 improvement in the results of real estate owned and a $256,000 decrease in miscellaneous non-interest expenses. Real estate owned generated income of $196,000 in 2000 as compared to a loss of $42,000 in 1999, due to $235,000 in gains on real estate sold in 2000. There were no real estate sales in 1999. The decrease in miscellaneous expenses is primarily due to significant reductions in legal fees and Federal deposit insurance and the nonrecurring expenses incurred in 1999 associated with Year 2000 compliance issues. The reduction in legal costs was largely the result of the final resolution, during 1999, of the Bank's largest non-performing asset. The reduction in Federal deposit insurance expense is the result of decreased premium rates. The remaining elements of non-interest expenses totalled $4.94 million in 2000, a $25,000, or 0.5%, increase from the $4.91 million comparable amount in 1999.

     Income Taxes. Income tax expense totalled $1.78 million and $1.66 million during 2000 and 1999, respectively. The increase in 2000 resulted primarily from an increase in pre-tax income of $348,000. The Company's effective income tax rate was 35.1% in 2000 and 35.3% in 1999.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     The Company's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB borrowings. The Company uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's currently required liquidity ratio is 4.0%. At December 31, 2000, the Bank's regulatory liquidity ratio was 23.0%.

     At December 31, 2000, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $40.4 million, or 11.2% of total adjusted assets, which is above the required level of $5.4 million, or 1.5%; core capital of $40.4 million, or 11.2% of total adjusted assets, which is above the required level of $14.4 million, or 4.0%; and risk-based capital of $41.8 million, or 30.6% of risk-weighted assets, which is above the required level of $10.9 million, or 8.0%.

     The most liquid assets are cash and cash equivalents and investment securities available for sale. The levels of these assets are dependent on operating, financing, lending and investing activities during any given period. At December 31, 2000, cash and cash equivalents and investment securities available for sale totalled $11.9 million, or 3.3% of total assets.

     The Company and the Bank have other sources of liquidity if a need for additional funds arises, including FHLB borrowings. At December 31, 2000, the Bank had $62.3 million in borrowings outstanding from the FHLB. Depending on market conditions and the pricing of deposit products and FHLB borrowings, the Bank may continue to rely on FHLB borrowing to fund asset growth.

     At December 31, 2000, the Bank had commitments to originate and purchase loans and fund unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $14.5 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Account ("IRA") accounts, which are scheduled to mature in less than one year from December 31, 2000, totalled $121.5 million. The Bank expects that substantially all of the maturing certificate accounts will be retained by the Bank at maturity.

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

Recent Accounting Pronouncements

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of SFAS No. 133, the transfer of any held-to-maturity security into either the available-for-sale or trading category and the transfer of any available-for-sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 was adopted effective January 1, 2001, and did not have a material impact on the Company and the Bank.

                            WEST ESSEX BANCORP, INC


                                                February 16, 2001



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

         The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and in the control of operations. The Board appoints the independent certified public accountants. The Board meets with management, the independent certified public accountants and the internal auditor, approves the overall scope of audit work and related fee arrangements and review audit reports and finding.


/s/ Dennis A. Petrello                           /s/ Leopold W. Montanaro
------------------------                        -------------------------
Dennis A. Petrello                              Leopold W. Montanaro
Executive Vice President                        President & CEO


                           /s/ Charles E. Filippo
                          ------------------------
                          Charles E. Filippo
                          Executive Vice President

                         [RADICS & CO., LLC LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders
West Essex Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of West Essex Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of West Essex Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                        /s/ Radics & Co., LLC


February 16, 2001

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                                           December 31,
                                                                                             ---------------------------------------
Assets                                                                 Note(s)                      2000                    1999
------                                                                 -------                      ----                    ----

Cash and amounts due from depository institutions                                              $ 2,416,155              $ 5,728,992
Interest-bearing deposits in other banks                                                         6,461,762                7,016,853
                                                                                             -------------            -------------

          Total cash and cash equivalents                             1 and 17                   8,877,917               12,745,845

Securities available for sale                                      1, 3, 11 and 17               2,994,063                2,923,750
Investment securities held to maturity                             1, 4, 11 and 17              41,727,821               41,582,003
Mortgage-backed securities held to maturity                        1, 5, 11 and 17             130,627,541              121,223,315
Loans receivable                                                     1, 6 and 17               164,037,987              153,276,187
Real estate owned                                                      1 and 7                     601,595                  899,738
Premises and equipment                                                 1 and 8                   2,595,036                2,737,456
Federal Home Loan Bank of New York stock                                 11                      3,558,400                3,272,700
Accrued interest receivable                                          1, 9 and 17                 2,307,828                2,005,563
Excess of cost over assets acquired                                       1                      4,050,580                4,643,348
Other assets                                                             14                      3,026,894                2,996,932
                                                                                             -------------            -------------
          Total assets                                                                       $ 364,405,662            $ 348,306,837
                                                                                             =============            =============

Liabilities and Stockholders' Equity
------------------------------------
Liabilities
-----------
Deposits                                                              10 and 17              $ 237,956,208            $ 234,977,812
Borrowed money                                                        11 and 17                 62,290,413               64,340,115
Advance payments by borrowers for taxes and insurance                                            1,032,953                1,044,140
Due to broker                                                                                   12,768,419                       --
Other liabilities                                                     13 and 14                    909,657                  834,824
                                                                                             -------------            -------------

          Total liabilities                                                                    314,957,650              301,196,891
                                                                                             -------------            -------------

Commitments and contingencies                                         16 and 17                         --                       --

Stockholders' Equity                                             1, 2, 12, 13 and 14
--------------------

Preferred stock (par value $.01), 1,000,000 shares
  authorized; no shares issued or outstanding                                                           --                       --
Common stock (par value $.01), 9,000,000 shares
  authorized; shares issued 4,197,233; shares outstanding
  3,986,991 (2000) and  4,054,357 (1999)                                                            41,972                   41,972
Additional paid-in capital                                                                      17,332,221               17,332,133
Retained earnings - substantially restricted                                                    35,733,815               33,054,528
Common stock acquired by Employee Stock Ownership
  Plan ("ESOP")                                                                                 (1,031,516)              (1,178,874)
Unearned Incentive Plan stock                                                                     (530,666)                (655,549)
Treasury stock, at cost; 210,242 shares (2000)
  and 142,876 shares (1999)                                                                     (2,094,524)              (1,436,550)
Accumulated other comprehensive (loss)  - Unrealized
  (loss) on securities available for sale, net of income taxes                                      (3,290)                 (47,714)
                                                                                             -------------            -------------

          Total stockholders' equity                                                            49,448,012               47,109,946
                                                                                             -------------            -------------

          Total liabilities and stockholders' equity                                         $ 364,405,662            $ 348,306,837
                                                                                             =============            =============


See notes to consolidated financial statements.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                           Year Ended December 31,
                                                                                    ------------------------------------
                                                                  Note(s)                2000                   1999
                                                              --------------        -------------           ------------
Interest income:
        Loans                                                     1 and 6            $ 12,272,206           $ 11,240,049
        Mortgage-backed securities                                   1                  8,286,583              7,722,483
        Investment securities                                        1                  2,880,633              2,834,753
        Securities available for sale                                1                    202,550                341,975
        Other interest-earning assets                                                     460,151                611,308
                                                                                      -----------            -----------

                     Total interest income                                             24,102,123             22,750,568
                                                                                      -----------            -----------

Interest expense:
        Deposits                                                     10                 9,356,419              8,583,870
        Borrowed money                                                                  3,837,807              3,275,525
                                                                                      -----------            -----------

                     Total interest expense                                            13,194,226             11,859,395
                                                                                      -----------            -----------

Net interest income                                                                    10,907,897             10,891,173
Provision for loan losses                                            6                         --                     --
                                                                                      -----------            -----------

Net interest income after provision for  loan losses                                   10,907,897             10,891,173
                                                                                      -----------            -----------

Non-interest income:
        Fees and service charges                                                          385,192                387,300
        Gain on dispositions of securities                       1, 3 and 4                    --                126,597
        Other                                                                             163,327                170,957
                                                                                      -----------            -----------

                     Total non-interest income                                            548,519                684,854
                                                                                      -----------            -----------

Non-interest expenses:
        Salaries and employee benefits                            1 and 13              3,280,889              3,282,547
        Net occupancy expense of premises                         1 and 16                349,119                354,017
        Equipment                                                    1                    713,920                665,517
        (Income) loss on real estate owned                        1 and 7                (195,081)                41,891
        Amortization of intangibles                                  1                    592,768                592,768
        Other                                                                           1,659,323              1,932,555
                                                                                      -----------            -----------

                     Total non-interest expenses                                        6,400,938              6,869,295
                                                                                      -----------            -----------

Income before income taxes                                                              5,055,478              4,706,732
Income taxes                                                      1 and 14              1,775,150              1,663,383
                                                                                      -----------            -----------

Net income                                                                           $  3,280,328            $ 3,043,349
                                                                                      ===========            ===========

Net income per common share:                                      1 and 15
        Basic                                                                        $       0.85            $      0.76
                                                                                      ===========            ===========
        Diluted                                                                      $       0.85            $      0.76
                                                                                      ===========            ===========

Weighted average number of common shares outstanding:             1 and 15
        Basic                                                                           3,847,096              4,004,069
                                                                                      ===========            ===========
        Diluted                                                                         3,862,184              4,007,751
                                                                                      ===========            ===========

                See notes to consolidated financial statements.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                        Year Ended December 31,
                                                                     ----------------------------
                                                                        2000             1999
                                                                     -----------      -----------
Net income                                                           $ 3,280,328      $ 3,043,349
                                                                     -----------      -----------
Other comprehensive income (loss), net of income taxes:
        Unrealized holding gains (losses) on securities
               available for sale, net of income taxes (benefit)
               of $24,967 and $(122,051), respectively                    44,424         (217,166)

        Reclassification adjustment
               for realized (gains) on securities
               available for sale, net of income taxes
               of $ -0- and $12,418 , respectively                            --          (22,097)
                                                                     -----------      -----------

Other comprehensive income (loss)                                         44,424         (239,263)
                                                                     -----------      -----------

Comprehensive income                                                 $ 3,324,752      $ 2,804,086
                                                                     ===========      ===========

                See notes to consolidated financial statements.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                         Accumulated
                                                                                          Retained
                                                                       Additional         Earnings -        Common Stock
                                                        Common          Paid-In         Substantially        Acquired by
                                                        Stock           Capital           Restricted            ESOP
                                                     -----------      ------------       ------------       ------------
Balance - December 31, 1998                          $    41,972      $ 17,339,291       $ 30,507,475       $ (1,326,233)

Net income for the year ended December 31, 1999               --                --          3,043,349                 --

Purchase of 144,500 shares of treasury stock                  --                --                 --                 --

Acquisition of 73,884 shares of common stock by
  Incentive Plan                                              --                --                 --                 --

Incentive Plan stock earned                                   --                --                 --                 --

ESOP shares committed to be released                          --            (5,940)                --            147,359

Reissuance of 1,624 shares of treasury stock                  --            (1,218)                --                 --

Cash dividends declared on common stock                       --                --           (496,296)                --

Unrealized loss on securities available for sale,
  net of income taxes                                         --                --                 --                 --
                                                     -----------      ------------       ------------       ------------
Balance - December 31, 1999                               41,972        17,332,133         33,054,528         (1,178,874)

Net income for the year ended December 31, 2000               --                --          3,280,328                 --

Purchase of 68,683 shares of treasury stock                   --                --                 --                 --

Incentive Plan stock earned                                   --                --                 --                 --

ESOP shares committed to be released                          --               898                 --            147,358

Reissuance of 1,317 shares of treasury stock                  --              (810)                --                 --

Cash dividends declared on common stock                       --                --           (601,041)                --

Unrealized gain on securities available for sale,
  net of income taxes                                         --                --                 --                 --
                                                     -----------      ------------       ------------       ------------
Balance - December 31, 2000                          $    41,972      $ 17,332,221       $ 35,733,815       $ (1,031,516)
                                                     ===========      ============       ============       ============


                                                        Other
                                                       Unearned         Comprehensive          Total
                                                      Incentive           Treasury            (Loss)          Stockholders'
                                                      Plan Stock           Stock              Income             Equity
                                                     ------------       ------------       ------------       ------------
Balance - December 31, 1998                          $         --       $         --       $    191,549       $ 46,754,054

Net income for the year ended December 31, 1999                --                 --                 --          3,043,349

Purchase of 144,500 shares of treasury stock                   --         (1,453,094)                --         (1,453,094)

Acquisition of 73,884 shares of common stock by
  Incentive Plan                                         (738,840)                --                 --           (738,840)

Incentive Plan stock earned                                83,291                 --                 --             83,291

ESOP shares committed to be released                           --                 --                 --            141,419

Reissuance of 1,624 shares of treasury stock                   --             16,544                 --             15,326

Cash dividends declared on common stock                        --                 --                 --           (496,296)

Unrealized loss on securities available for sale,
  net of income taxes                                          --                 --           (239,263)          (239,263)
                                                     ------------       ------------       ------------       ------------
Balance - December 31, 1999                              (655,549)        (1,436,550)           (47,714)        47,109,946

Net income for the year ended December 31, 2000                --                 --                 --          3,280,328

Purchase of 68,683 shares of treasury stock                    --           (671,391)                --           (671,391)

Incentive Plan stock earned                               124,883                 --                 --            124,883

ESOP shares committed to be released                           --                 --                 --            148,256

Reissuance of 1,317 shares of treasury stock                   --             13,417                 --             12,607

Cash dividends declared on common stock                        --                 --                 --           (601,041)

Unrealized gain on securities available for sale,
  net of income taxes                                          --                 --             44,424             44,424
                                                     ------------       ------------       ------------       ------------
Balance - December 31, 2000                          $   (530,666)      $ (2,094,524)      $     (3,290)      $ 49,448,012
                                                     ============       ============       ============       ============



                See notes to consolidated financial statements.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                                Year Ended December 31,
                                                                                            -------------------------------
                                                                                                2000               1999
                                                                                            ------------       ------------
Cash flows from operating activities:
          Net income                                                                        $  3,280,328       $  3,043,349
          Adjustments to reconcile net income
           to net cash provided by operating activities:
                 Depreciation and amortization of premises and equipment                         258,494            235,426
                 Net accretion of premiums, discounts and deferred loan fees                    (400,037)          (180,677)
                 Amortization of intangibles                                                     592,768            592,768
                 (Gain) loss on sale of securities available for sale                                 --            (34,515)
                 (Gain) on sale of investment security held to maturity                               --            (92,082)
                 (Gain) on sale of real estate owned                                            (234,635)                --
                 Deferred income tax (benefit)                                                   (47,074)           219,825
                 (Increase) in accrued interest receivable                                      (236,154)              (754)
                 (Increase) in other assets                                                       (7,855)           (26,463)
                 Increase in interest payable                                                    306,633            115,353
                 Increase in other liabilities                                                    78,118             12,172
                 Amortization of Incentive Plan cost                                             124,883             83,291
                 ESOP shares committed to be released                                            148,256            141,419
                                                                                            ------------       ------------

                        Net cash provided by operating activities                              3,863,725          4,109,112
                                                                                            ------------       ------------

Cash flows from investing activities:
          Proceeds from sales of securities available for sale                                        --          5,021,875
          Proceeds from sale of investment security held to maturity                                  --          1,000,000
          Proceeds from maturities and calls of investment securities held to maturity           150,000         15,700,000
          Purchases of investment securities held to maturity                                         --        (21,044,969)
          Principal repayments on mortgage-backed securities held to maturity                 22,699,074         35,580,321
          Purchases of mortgage-backed securities held to maturity                           (19,314,117)       (46,531,053)
          Purchases of loans receivable                                                       (5,056,994)        (3,010,155)
          Net (increase) in loans receivable                                                  (5,853,653)       (10,293,080)
          Proceeds from sales of real estate owned                                               698,047                 --
          Capitalized cost of real estate owned                                                       --             (8,362)
          Additions to premises and equipment                                                   (116,074)           (25,508)
          Purchase of Federal Home Loan Bank of New York stock                                  (285,700)          (665,400)
                                                                                            ------------       ------------

                        Net cash (used in) investing activities                               (7,079,417)       (24,276,331)
                                                                                            ------------       ------------

Cash flows from financing activities:
          Net increase (decrease) in deposits                                                  2,654,330         (3,344,709)
          Net increase in short-term borrowed money                                            1,950,000          6,000,000
          Proceeds of long-term borrowed money                                                 2,000,000         24,000,000
          Repayment of long-term borrowed money                                               (5,999,702)        (7,669,765)
          Net (decrease) increase in advance payments by borrowers for
           taxes and insurance                                                                   (11,187)           122,182
          Purchases of treasury stock                                                           (671,391)        (1,453,094)
          Cost of Incentive Plan stock                                                                --           (738,840)
          Cash dividends paid on common stock                                                   (574,286)          (374,141)
                                                                                            ------------       ------------

                        Net cash (used in) provided by financing activities                     (652,236)        16,541,633
                                                                                            ------------       ------------

Net (decrease) in cash and cash equivalents                                                   (3,867,928)        (3,625,586)
Cash and cash equivalents - beginning                                                         12,745,845         16,371,431
                                                                                            ------------       ------------

Cash and cash equivalents - ending                                                          $  8,877,917       $ 12,745,845
                                                                                            ============       ============

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                          Year Ended December 31,
                                                                       -----------------------------
                                                                           2000              1999
                                                                       ------------      -----------
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
          Income taxes                                                  $ 1,755,859      $ 1,358,707
                                                                        ===========      ===========

          Interest                                                      $12,887,593      $11,744,042
                                                                        ===========      ===========

Supplemental schedule of noncash  investing  activities:
         Security purchase not settled:
                 Mortgage-backed security held to maturity              $12,702,308      $        --
                 Accrued interest receivable                                 66,111               --
                                                                        -----------      -----------

                 Due to broker                                          $12,768,419      $        --
                                                                        ===========      ===========

          Loans receivable transferred to real estate owned             $   165,269      $   309,238
                                                                        ===========      ===========

          Issuance of treasury stock to fund Supplemental Employee
            Retirement Plan                                             $    12,607      $    15,326
                                                                        ===========      ===========

          Cash dividend declared, net paid                              $   148,910      $   122,155
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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of consolidated financial statement presentation

         The consolidated financial statements include the accounts of West Essex Bancorp, Inc. ("Company"), the Company's wholly owned subsidiary, West Essex Bank ("Bank") and the Bank's wholly owned subsidiary, West Essex Insurance Agency, Inc. ("Subsidiary"), and have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

         Loans receivable

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

         Allowance for loan losses  (Cont'd)

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)

         Excess of cost over assets acquired

         The cost in excess of the fair value of net assets acquired was recorded in conjunction with the acquisition of certain assets and assumption of certain liabilities of three branch offices of another financial institution. This asset is being amortized to expense over a ten-year period by use of the straight-line method.

         Interest-rate risk

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

         Accounting for stock-based compensation

         Statement of Financial Accounting Standards ("Statement") No. 123 "Accounting for Stock-Based Compensation", issued by the Financial Accounting Standards Board ("FASB"), establishes financial accounting and reporting standards for stock-based employee compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25. The Company has elected to apply the intrinsic value based method. Included in Note 13 to consolidated financial statements are the pro forma disclosures required by Statement No. 123.

         Income taxes

         The Company, Bank and Subsidiary file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

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

         Net income per common share

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

         Reclassification

         Certain amounts as of and for the year ended December 31, 1999, have been reclassified to conform with the current year's presentation.

2.   ORGANIZATION AND STOCKHOLDERS' EQUITY

The Company is a business corporation formed at the direction of the Bank under the laws of the United States and is the stock holding company for the Bank. The Company's principal business is the operation of the Bank. West Essex Bancorp, M.H.C. ("MHC"), a mutual holding company formed at the direction of the Bank, is the majority owner of the Company, owning 58.9% and 58.0% of the Company's outstanding common stock at December 31, 2000 and 1999, respectively.

During the years ended December 31, 2000 and 1999, the MHC waived its right to receive cash dividends on the shares of Company common stock it owns. If MHC had not waived its rights to receive dividends, the amount of such dividends would have been $940,000 and $705,000, respectively. The cumulative amount of such waived dividends at December 31, 2000 and 1999, was $1,645,000 and $705,000, respectively.

In addition to the 9,000,000 authorized shares of Common Stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of December 31, 2000 and 1999, there were no shares of Preferred Stock issued.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.   SECURITIES AVAILABLE FOR SALE


                                                                                   December 31, 2000
                                                        --------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                           Amortized        ------------------------------           Carrying
                                                             Cost              Gains              Losses              Value
                                                        -------------       -----------         ----------         ----------
U.S. Government (including agencies) obligations:
     Due after one year through five years                $1,999,202         $   28,924         $       --         $2,028,126
     Due after ten years                                   1,000,000                 --             34,063            965,937
                                                          ----------         ----------         ----------         ----------

                                                          $2,999,202         $   28,924         $   34,063         $2,994,063
                                                          ==========         ==========         ==========         ==========


                                                                                   December 31, 1999
                                                        --------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                           Amortized        ------------------------------           Carrying
                                                             Cost              Gains              Losses              Value
                                                        -------------       -----------         ----------         ----------

U.S. Government (including agencies) obligations:
     Due after one year through five years                $1,998,280         $   16,720         $       --         $2,015,000
     Due after ten years                                   1,000,000                 --             91,250            908,750
                                                          ----------         ----------         ----------         ----------

                                                          $2,998,280         $   16,720         $   91,250         $2,923,750
                                                          ==========         ==========         ==========         ==========



The following table presents details of sales of securities available for sale:


                                               Year Ended December 31,
                                            -------------------------------
                                                2000                1999
                                            ------------       ------------


Sales proceeds                              $       --         $5,021,875
Gross gains                                         --             34,515

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4.   INVESTMENT SECURITIES HELD TO MATURITY

                                                                                       December 31, 2000
                                                           -----------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                             Carrying          -------------------------------          Estimated
                                                              Value               Gains              Losses            Fair Value
                                                           -----------         ------------        -----------         -----------
U.S. Government (including agencies):
         Due after five years through ten years            $ 8,000,000         $        --         $    13,600         $ 7,986,400
         After ten years                                    23,155,160             150,578             714,933          22,590,805
                                                           -----------         -----------         -----------         -----------

                                                            31,155,160             150,578             728,533          30,577,205
                                                           -----------         -----------         -----------         -----------

Obligations of states and municipalities:
         Due after ten years                                   583,525                 115               4,038             579,602
                                                           -----------         -----------         -----------         -----------

                                                               583,525                 115               4,038             579,602
                                                           -----------         -----------         -----------         -----------

Trust preferred securities due after ten years               9,989,136                  --           1,220,687           8,768,449
                                                           -----------         -----------         -----------         -----------

                                                           $41,727,821         $   150,693         $ 1,953,258         $39,925,256
                                                           ===========         ===========         ===========         ===========

                                                                                         December 31, 1999
                                                           -----------------------------------------------------------------------
                                                                                       Gross Unrealized
                                                             Carrying          -------------------------------          Estimated
                                                              Value               Gains              Losses            Fair Value
                                                           -----------         ------------        -----------         -----------
U.S. Government (including agencies):
         Due after five years through ten years            $ 8,000,000         $        --         $   229,690         $ 7,770,310
         After ten years                                    22,856,030             106,438           1,829,053          21,133,415
                                                           -----------         -----------         -----------         -----------

                                                            30,856,030             106,438           2,058,743          28,903,725
                                                           -----------         -----------         -----------         -----------

Obligations of states and municipalities:
         Due in one year or less                               150,000                  --                  --             150,000
         After ten years                                       583,074                  --              53,665             529,409
                                                           -----------         -----------         -----------         -----------

                                                               733,074                  --              53,665             679,409
                                                           -----------         -----------         -----------         -----------

Trust preferred securities due after ten years               9,992,899                  --             707,296           9,285,603
                                                           -----------         -----------         -----------         -----------

                                                           $41,582,003         $   106,438         $ 2,819,704         $38,868,737
                                                           ===========         ===========         ===========         ===========



During the year ended December 31, 1999, proceeds of $1,000,000 were received and a gain of $92,082 recorded as the result of the sale of one security. The issuer of the security was involved in a merger/acquisition and issued a tender offer to buy back the security at par value. There were no sales of investment securities held to maturity during the year ended December 31, 2000.

At December 31, 2000, investment securities held to maturity with an aggregate carrying value of $590,000 were pledged to secure public deposits.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY



                                                                                 December 31, 2000
                                                    --------------------------------------------------------------------------
                                                                                 Gross Unrealized
                                                      Carrying          ----------------------------------          Estimated
                                                       Value               Gains                  Losses            Fair Value
                                                    -----------         ------------           -----------         -----------

Government National Mortgage Association          $ 56,872,925          $    365,587          $     12,314          $ 57,226,198
Federal Home Loan Mortgage Corporation              29,344,273               201,310                12,731            29,532,852
Federal National Mortgage Association               13,573,469               100,447                86,775            13,587,141
Collateralized mortgage obligations                 30,832,255                 2,715             1,001,156            29,833,814
Other                                                    4,619                    --                    --                 4,619
                                                  ------------          ------------          ------------          ------------

                                                  $130,627,541          $    670,059          $  1,112,976          $130,184,624
                                                  ============          ============          ============          ============

                                                                                 December 31, 1999
                                                    --------------------------------------------------------------------------
                                                                                 Gross Unrealized
                                                      Carrying          ----------------------------------          Estimated
                                                       Value               Gains                  Losses            Fair Value
                                                    -----------         ------------           -----------         -----------

Government National Mortgage Association          $ 51,615,620          $    358,293          $    212,091          $ 51,761,822
Federal Home Loan Mortgage Corporation              18,781,288                67,310               272,548            18,576,050
Federal National Mortgage Association               16,894,108                51,290               157,943            16,787,455
Collateralized mortgage obligations                 33,927,305                    --             2,250,606            31,676,699
Other                                                    4,994                    --                    --                 4,994
                                                  ------------          ------------          ------------          ------------

                                                  $121,223,315          $    476,893          $  2,893,188          $118,807,020
                                                  ============          ============          ============          ============


There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2000 and 1999.

At December 31, 2000, mortgage-backed securities held to maturity having an aggregate carrying value of $841,000 were pledged to secure public deposits.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE

                                                             December 31,
                                                  --------------------------------
                                                       2000              1999
                                                  --------------     -------------
Real estate mortgage                               $ 141,259,052     $ 137,337,504
                                                  --------------     -------------

Agency for International Development                      35,360            40,136
                                                   -------------     -------------

Construction and land development                     10,587,471         3,819,271
                                                   -------------     -------------

Consumer:
        Passbook or certificate                          453,990           340,492
        Equity                                        16,662,700        14,381,738
        Automobile                                       212,142           242,641
        Other                                             54,768            33,732
                                                   -------------     -------------

                                                      17,383,600        14,998,603
                                                   -------------     -------------

              Total loans                            169,265,483       156,195,514
                                                   -------------     -------------

Less:   Loans in process                               4,219,192         1,885,739
              Allowance for loan losses                1,363,366         1,400,366
              Net deferred loan (costs) fees            (355,062)         (366,778)
                                                   -------------     -------------

                                                       5,227,496         2,919,327
                                                   -------------     -------------

                                                   $ 164,037,987     $ 153,276,187
                                                  ==============     =============



The Bank has granted loans to officers and directors of the Bank and to their associates. Related party loans do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,688,000 and $1,441,000 at December 31, 2000 and 1999, respectively. During the year ended December 31, 2000, new loans aggregating $304,000 were granted and repayments totalled $57,000.

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

Nonperforming loans were as follows:



                                                             December 31,
                                                         -------------------
                                                         2000           1999
                                                         ----           ----
                                                            (In Thousands)

Nonaccrual                                               $109          $792
Renegotiated                                               90            92
                                                         ----          ----

                                                         $199          $884
                                                         ====          ====



The impact of nonperforming loans on interest income is as follows:


                                                                  Year Ended December 31,
                                                                  -----------------------
                                                                      2000      1999
                                                                      ----      ----
                                                                      (In Thousands)

Interest income if performing in accordance with original terms        $17        $70
Interest income actually recorded                                        9         47
                                                                      ----       ----

Interest income lost                                                   $ 8        $23
                                                                      ====       ====


The following is an analysis of the allowance for loan losses:



                                                   Year Ended December 31,
                                                   -----------------------
                                                   2000               1999
                                                   ----               ----

Balance - beginning                            $ 1,400,366         $ 1,716,790
Provision charged  to operations                        --                  --
Loans charged off                                  (37,000)           (316,424)
                                               -----------         -----------

                                               $ 1,363,366         $ 1,400,366
                                               ===========         ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE  (Cont'd.)

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:


                                                         December 31,
                                                -----------------------------
                                                   2000               1999
                                                ---------          ----------
                                                        (In Thousands)
Recorded investment in impaired loans:
    With recorded allowances                    $      --          $      189
    Without recorded allowances                        --                  --
                                                ---------          ----------
            Total impaired loans                       --                 189
    Related allowance for loan losses                  --                  35
                                                ---------          ----------
            Net impaired loans                  $      --          $      154
                                                =========          ==========



For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans totalled $3,000 and $647,000, respectively. During the years ended December 31, 2000 and 1999, interest income of $ -0- and $147,000, respectively, was recognized on such loans, all on the cash basis, during the time each loan was impaired.

7.   REAL ESTATE OWNED


                                                         December 31,
                                                ------------------------------
                                                   2000               1999
                                                ----------          ----------

Acquired in settlement of loans                  $ 601,595           $ 899,738
                                                ==========          ==========



The following is an analysis of the income (loss) on real estate owned:



                                                  Year Ended December 31,
                                             ----------------------------------
                                                  2000                1999
                                             --------------       -------------


Gain on sale, net                              $ 234,635            $     --
Carrying costs, net of rental income             (39,554)            (41,891)
                                               ---------            --------

                                               $ 195,081            $ (41,891)
                                              ==========           ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.   PREMISES AND EQUIPMENT



                                                 December 31,
                                       ------------------------------
                                          2000               1999
                                       ----------         -----------
Land                                   $  979,315          $  979,315
                                       ----------          ----------

Buildings and improvements              2,174,219           2,171,300
Less accumulated depreciation           1,003,667             933,255
                                       ----------          ----------

                                        1,170,552           1,238,045
                                       ----------          ----------

Leasehold improvements                    112,754             112,754
Less accumulated amortization             112,754             112,136
                                       ----------          ----------

                                               --                 618
                                       ----------          ----------

Furnishings and equipment               1,009,854           2,678,794
Less accumulated depreciation             564,685           2,159,316
                                       ----------          ----------

                                          445,169             519,478
                                       ----------          ----------

                                       $2,595,036          $2,737,456
                                       ==========          ==========


9.   ACCRUED INTEREST RECEIVABLE


                                                 December 31,
                                       ------------------------------
                                          2000                1999
                                       ----------          ----------

Loans                                  $  968,112          $  758,518
Mortgage-backed securities                786,078             697,578
Investment securities                     553,638             549,467
                                        ---------           ---------

                                       $2,307,828          $2,005,563
                                       ==========          ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

10.  DEPOSITS

                                                                                 December 31,
                                    ----------------------------------------------------------------------------------------------
                                                         2000                                            1999
                                    ---------------------------------------------     --------------------------------------------
                                     Weighted                                           Weighted
                                     Average                                             Average
                                      Rate           Amount             Percent           Rate          Amount             Percent
                                    --------     -------------         ----------        -------     ------------         --------
Demand accounts:
          Non-interest-bearing       0.00%       $ 16,927,220             7.11           0.00%       $ 16,011,384            6.81
          Interest-bearing           1.34%         18,879,594             7.94           1.39%         21,091,606            8.98
                                                 ------------           ------                       ------------          ------

                                     0.71%         35,806,814            15.05           0.79%         37,102,990           15.79
Savings and club accounts            2.03%         53,098,430            22.31           2.04%         57,735,315           24.57
Certificates of deposit              5.82%        149,050,964            62.64           5.05%        140,139,507           59.64
                                                 ------------           ------                       ------------          ------

                                     4.20%       $237,956,208           100.00           3.64%       $234,977,812          100.00
                                                 ============           ======                       ============          ======


The amount of certificates of deposit with balances of $100,000 or more at December 31, 2000 and 1999 were approximately $25,932,000 and $18,156,000, respectively.

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                                    December 31,
                                          --------------------------------
                                              2000                1999
                                          ------------        ------------

One year or less                            $ 121,508           $ 111,800
After one to three years                       24,274              24,400
After three years                               3,269               3,940
                                            ---------           ---------

                                            $ 149,051           $ 140,140
                                           ==========          ==========




A summary of interest on deposits is as follows (in thousands):



                                          Year Ended December 31,
                                          -----------------------
                                            2000           1999
                                          -------         -------

Demand accounts                            $  274          $  284
Savings and club accounts                   1,109           1,210
Certificates of deposit                     7,973           7,090
                                           ------          ------

                                           $9,356          $8,584
                                           ======          ======

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

11.   BORROWED MONEY

                                                   -------------------------------------------------------------------
                                                                2000                                1999
                                                   ------------------------------       ------------------------------
                                                      Weighted                            Weighted
                                                       Average                             Average
                                                        Rate           Amount               Rate            Amount
                                                   -------------     ------------       -------------    ------------
Securities sold under agreements to
 to repurchase maturing within one year                  6.52%       $ 7,950,000            5.80%        $ 6,000,000

Convertible advances (a):
        due November 13, 2006                            5.90%         5,000,000            5.90%          5,000,000
        due March 24, 2008                               5.33%        10,000,000            5.33%         10,000,000
        due March 25, 2008                               5.59%        10,000,000            5.59%         10,000,000
        due May 12, 2008                                   --                 --            5.23%          3,000,000
        due March 24, 2009                               5.42%         5,000,000            5.42%          5,000,000

Monthly amortizing advances:
        Payable in 37 monthly principal
         and interest installments of $96,286 and
         a final payment of $192,818 on
         February 24, 2003                               5.84%         2,430,702            5.84%          3,412,916

        Payable in 97 monthly principal
         and interest installments of $55,591 and
         a final payment of $111,347 on
         February 25, 2008                               6.03%         3,909,711            6.03%          4,327,199

Term advances maturing during:
        2000                                               --                 --            6.40%          1,600,000
        2001                                             6.27%         1,000,000            6.27%          1,000,000
        2002                                             6.42%         1,000,000            6.42%          1,000,000
        2003                                             6.55%         1,000,000            6.55%          1,000,000
        2004                                             5.75%        12,000,000            5.60%         10,000,000
        2008                                             5.55%         3,000,000            5.55%          3,000,000
                                                                      ----------                          ----------

                                                         5.78%       $62,290,413            5.66%        $64,340,115
                                                                    ============                        ============


(a) Convertible at lender option to replacement funding at then current rates on November 12, 2002, March 24, 2001, March 25, 2003, May 12, 2000 and
     March 24, 2004, respectively, and quarterly thereafter. During 2000, the lender exercised its option on the advance due May 12, 2008 and the Bank chose to repay the advance.

Certain information concerning borrowed money is summarized as follows:



                                                    Year Ended December 31,
                                                 -----------------------------
                                                    2000               1999
                                                 ----------         ----------

Average balance outstanding                       $ 65,592           $ 57,756
Maximum month-end balance outstanding               69,167             65,453
Average interest rate                                5.85%              5.67%

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11.   BORROWED MONEY  (Cont'd.)

The foregoing borrowings were secured by pledges of the Bank's investment in the following:


                                                            December 31,
                                                    ---------------------------
                                                       2000             1999
                                                    -----------     -----------
                                                          (In Thousands)

      FHLB capital stock                              $  3,558         $ 3,273
      Mortgage-backed securities held to maturity       55,525          51,596
      Investment securities held to maturity            23,187          19,847
      Securities available for sale                      2,994           2,015
                                                        ------          ------

                                                      $ 85,264        $ 76,731
                                                     =========       =========


12.   REGULATORY CAPITAL

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


                                                          December 31,
                                                 -----------------------------
                                                    2000               1999
                                                 ------------      -----------
                                                         (In Thousands)

GAAP capital                                      $ 44,444           $ 41,187
Less: excess of cost over assets acquired           (4,051)            (4,643)
Less: unrealized loss (gain) on debt securities          3                 48
                                                    ------             ------

Core and tangible capital                           40,396             36,592
Add: loan valuation allowance                        1,363              1,400
                                                    ------             ------

          Total regulatory capital                $ 41,759           $ 37,992
                                                 =========           ========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.   REGULATORY CAPITAL  (Cont'd.)

                                                            As of December 31, 2000
                                     ----------------------------------------------------------------------
                                                                                           To Be Well
                                                                                          Capitalized
                                                                                          Under prompt
                                                                 Minimum Capital           Corrective
                                             Actual               Requirements         Actions Provisions
                                     --------------------     --------------------    ---------------------
                                      Amount      Ratio        Amount      Ratio        Amount       Ratio
                                     -------    --------      --------    -------      --------     -------
                                                             (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)           $41,759     30.59%        $10,923      8.00%       $13,653      10.00%

Tier 1 Capital
 (to risk-weighted assets)            40,396     29.59%             --        --          8,192       6.00%

Core (Tier 1) Capital
 (to adjusted total assets)           40,396     11.24%         14,374      4.00%        17,967       5.00%

Tangible Capital
 (to adjusted total assets)           40,396     11.24%          5,390      1.50%            --         --




                                                            As of December 31, 1999
                                     ----------------------------------------------------------------------
                                                                                           To Be Well
                                                                                          Capitalized
                                                                                          Under prompt
                                                                 Minimum Capital           Corrective
                                             Actual               Requirements         Actions Provisions
                                     --------------------     --------------------    ---------------------
                                      Amount      Ratio        Amount      Ratio        Amount       Ratio
                                     -------    --------      --------    -------      --------     -------
                                                             (Dollars in Thousands)

Total Capital
 (to risk-weighted assets)           $37,992     28.55%        $10,645      8.00%       $13,306      10.00%

Tier 1 Capital
 (to risk-weighted assets)            36,592     27.50%             --        --          7,983       6.00%

Core (Tier 1) Capital
 (to adjusted total assets)           36,592     10.69%         13,693      4.00%        17,116       5.00%

Tangible Capital
 (to adjusted total assets)           36,592     10.69%          5,135      1.50%            --         --



As of March 31, 2000, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. BENEFIT PLANS

         Pension Plan

         The Bank has a non-contributory pension plan covering all eligible employee. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually an amount ranging from the minimum to the maximum amount that can be deducted for federal income tax purposes.

         The following table sets forth the plan's funded status:

                                                                                December 31,
                                                                    ------------------------------------
                                                                        2000                    1999
                                                                    -------------          -------------
Actuarial present value of benefit obligation, including
 vested benefits of $2,789,163 and  $2,668,704, respectively          $ 2,830,940           $ 2,704,530
                                                                      ===========           ===========

Projected benefit obligation - beginning                              $ 3,284,312           $ 3,622,467
Service cost                                                              145,200               151,864
Interest cost                                                             260,420               233,456
Actuarial (gain) loss                                                     (83,027)             (581,255)
Benefits paid                                                             (75,279)             (100,372)
Settlements                                                               (49,286)              (41,848)
                                                                      -----------           -----------

Projected benefit obligation - ending                                   3,482,340             3,284,312
                                                                      -----------           -----------

Plan assets at fair value - beginning                                   3,850,539             3,393,200
Actual return on assets                                                   214,668               474,093
Employer's contributions                                                   72,663               125,466
Benefits paid                                                             (75,279)             (100,372)
Settlements                                                               (49,286)              (41,848)
                                                                      -----------           -----------

Plan assets at fair value - ending                                      4,013,305             3,850,539
                                                                      -----------           -----------

Funded status                                                             530,965               566,227
Unrecognized net transition obligation                                     94,937               126,582
Unrecognized past service cost                                             51,833                61,386
Unrecognized net gain                                                    (911,680)             (973,632)
                                                                      -----------           -----------

Accrued pension cost included in other liabilities                    $  (233,945)          $  (219,437)
                                                                      ===========           ===========


         The following table sets forth the components of net periodic pension cost:

                                                         Year Ended December 31,
                                                      ---------------------------
                                                         2000            1999
                                                      -----------    ------------
Net periodic pension cost
 included the following components:
          Service cost                                 $ 145,200       $ 151,864
          Interest cost                                  260,420         233,456
          Expected return on plan assets                (308,293)       (238,402)
          Amortization of net transition obligation       31,645          31,645
          Amortization of past service cost                9,553           9,553
          Amortization of net gain                       (51,354)             --
                                                        --------        --------

Net periodic pension cost
  included in salaries and employee benefits            $ 87,171       $ 188,116
                                                       =========       =========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13. BENEFIT PLANS

         Pension Plan  (Cont'd.)

         Assumptions used to value the pension plan for the years ended December 31, 2000 and 1999 were as follows:


            Discount Rate                                     8.00%
            Expected long-term rate of return                 8.00%
            Rate of increase in compensation levels           5.50%


         ESOP

         Effective upon the consummation of the Bank's reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $1,473,854 in proceeds from a term loan obtained from the Company to purchase 147,768 shares of Company common stock in the open market. The term loan principal is payable over ten equal annual installments through December 31, 2007. Interest on the term loan is fixed at a rate of 8.25%. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

         Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

         The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $148,256 and $141,419 for the years ended December 31, 2000 and 1999, respectively.

         The ESOP shares were as follows:

                                                            December 31,
                                                  ------------------------------
                                                       2000             1999
                                                  -------------    -------------

            Allocated shares                           44,331           29,554
            Shares committed to be released                --                -
            Unreleased shares                         103,437          118,214
                                                      --------         -------

            Total ESOP shares                         147,768          147,768
                                                      ========         =======

            Fair value of unreleased shares       $ 1,267,103      $ 1,108,256
                                                  ============     ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13. BENEFIT PLANS  (Cont'd.)

         ESOP  (Cont'd.)

         In addition to the above, the Company has established a supplemental benefit plan to offset the ESOP benefit reduction applicable to certain members of Company management due to limitations imposed by the Internal Revenue Code. The amount expensed related to this plan totalled approximately $22,000 and $15,000 for the years ended December 31, 2000 and 1999, respectively. A portion of the 1999 and 1998 liabilities was settled via the issuance of 1,317 shares and 1,624 shares, respectively, of Company common stock during the years ended December 31, 2000 and 1999, respectively. The Company plans to settle a portion of the 2000 liability in the same manner.

         1999 Stock-Based Incentive Plan (the "Incentive Plan")

         In April 1999, the Company's stockholders approved, and the Company implemented the Incentive Plan. Under the Incentive Plan, employees of the Company and it's subsidiaries may be awarded up to 73,884 shares of Company common stock (the "Stock Awards") and issued options to purchase up to 184,711 shares of Company common stock (the "Stock Options"). Additional information on the Stock Awards and Stock Options is contained in the succeeding paragraphs.

         Stock Awards

         Stock Awards under the Incentive Plan are granted in the form of Company common stock, which are held by the Incentive Plan Trust, and vest over a period of five years (20% annually from the date of grant). The Stock Awards become fully vested upon the death or disability of the holder. On April 30, 1999, the Company awarded 65,756 shares of its common stock (47,286 shares to employees and 18,470 shares to outside directors). At December 31, 2000, stock awards for 13,151 shares were vested and 8,128 shares were available for future grant. At December 31, 1999, none of the Stock Awards were vested and 8,128 shares were available for future grants. During the years ended December 31, 2000 and 1999, approximately $125,000 and $83,000, respectively, in expense related to the Stock Awards was recorded. The amount of expense recorded for the Stock Awards is based upon the number of shares awarded, the market price of the Company's common stock at the grant date ($9.50 per share) and the period over which the Stock Awards are earned (60 months).

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

         On April 30, 1999, options to purchase 176,048 shares of Company common stock were granted, which include non-incentive stock options to directors and incentive stock options to officers and employees. The options granted, none of which were exercised or forfeited during 2000 or 1999, at December 31, 2000, are summarized as follows:

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13. BENEFIT PLANS  (Cont'd.)

         Stock Options  (Cont'd.)


                           Shares                                    Weighted
     --------------------------------------------------               Average
         Non-                                             Exercise   Exercise
      Incentive   Incentive      Total    Excercisable     Price       Price
     ----------- -----------  ---------- -------------- ----------  ----------

       46,855     129,193       176,048      35,210       $ 9.50      $ 9.50
      =======     ========     ========     =======      =======      ======


         At December 31, 1999, no options were excercisable.

         At December 31, 2000 and 1999, stock options for up to 8,663 shares of Company common stock remain available for future grants.

         The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of the stock options granted during 1999, which have an exercise price equal to the market price of the Company's common stock at the grant date, is estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

                  Weighted average grant-date fair value per share     $2.54
                  Expected common stock dividend yield                  3.16%
                  Expected volatility                                  27.66%
                  Expected option life                                6.5 years
                  Risk-free interest rate                               5.36%

         Had the Company used the fair value based method, net income for the years ended December 31, 2000 and 1999, would have been decreased to $3,233,000 and $3,005,000 and both basic and diluted net income per common share would have been reduced to $0.84 for the year ended December 31, 2000, and $0.75 for the year ended December 31, 1999.


14.  INCOME TAXES

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience method or the specific charge off method. Retained earnings at December 31, 2000, include approximately $6.8 million of such bad debt allowance for which federal income taxes have not been provided. If such amount is used for purposes other then for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

14.  INCOME TAXES  (Cont'd.)

The components of income taxes are summarized as follows:

                                                    Year Ended December 31,
                                              --------------------------------
                                                   2000               1999
                                              --------------      ------------
          Current tax expense:
                 Federal income                $ 1,669,845        $ 1,336,166
                 State income                      152,379            107,392
                                               -----------        -----------
                                                 1,822,224          1,443,558
                                               -----------        -----------
          Deferred tax expense (benefit):
                 Federal income                    (39,021)           192,560
                 State income                       (8,053)            27,265
                                               -----------        -----------

                                                   (47,074)           219,825
                                               -----------        -----------

                                               $ 1,775,150        $ 1,663,383
                                              ============       ============



The components of the net deferred income tax asset are as follows:

                                                                                   December 31,
                                                                           ----------------------------
                                                                              2000               1999
                                                                           ----------         ---------
     Deferred tax assets:
            Allowance for loan losses                                       $ 488,828         $ 501,162
            Benefit plans                                                     225,861           134,307
            Goodwill                                                          674,066           645,052
            Charitable contribution carryforward                                   --            62,394
            Unrealized loss on securities available for sale                    1,849            26,816
            Other                                                              16,745            18,250
                                                                           ----------         ---------

                   Total deferred tax assets                                1,407,349         1,387,981
                                                                           ----------         ---------

     Deferred tax liabilities:
            Deferred loan origination fees, net                               184,008           188,407
            Other                                                              18,856            17,196
                                                                           ----------         ---------

                   Total deferred tax liabilities                             202,864           205,603
                                                                           ----------         ---------

                   Net deferred tax asset included in other assets        $ 1,204,485       $ 1,182,378
                                                                         ============       ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

14.  INCOME TAXES  (Cont'd.)

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:


                                                       Year Ended December 31,
                                                    ----------------------------
                                                         2000          1999
                                                     -----------    -----------

   Federal income tax                                $ 1,718,863    $ 1,600,289
   Increases (reductions) in taxes resulting from:
          New Jersey state income tax,
           net of federal income tax effect               95,255         88,814
          Other items, net                               (38,968)       (25,720)
                                                     -----------    -----------

   Effective income tax                              $ 1,775,150    $ 1,663,383
                                                     ===========    ===========


15.   NET INCOME PER COMMON SHARE

                                              Year Ended December 31, 2000
                                        --------------------------------------
                                                                     Weighted
                                            Net          Average    Per Share
                                          Income         Shares      Amounts
                                        ----------     ----------   ----------

Basic net income per share              $3,280,328      3,847,096     $   0.85
                                                                      ========

Effect of dilutive securities:
           Stock options                        --         11,307
           Other                                --          3,781
                                        ----------     ----------

Diluted net income per share            $3,280,328      3,862,184     $   0.85
                                        ==========     ==========     ========


                                              Year Ended December 31, 1999
                                        ---------------------------------------
                                                                      Weighted
                                            Net          Average      Per Share
                                          Income         Shares        Amounts
                                        ----------     ----------     ---------

Basic net income per share              $3,043,349      4,004,069     $   0.76
                                                                      ========

Effect of dilutive securities:
           Stock options                        --          2,681
           Other                                --          1,001
                                        ----------     ----------

Diluted net income per share            $3,043,349      4,007,751     $   0.76
                                        ==========     ==========     ========

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

At  December  31,  2000  and  1999,  the  Bank had  $2,125,000  and  $5,134,000,
respectively, in outstanding commitments to originate and purchase loans. The outstanding commitments at December 31, 2000, include $240,000 for an adjustable rate mortgage loan with an initial rate of 7.125%, $185,000 for home equity loans at fixed rates ranging from 7.75% to 8.50%, $500,000 for the purchase of a loan participation, consisting of an adjustable rate loan on which the initial rate will be fixed at funding for fifteen years at 1.60% above the Federal Home Loan Bank CIP advance rate and will adjust on the fifteenth year thereafter, and a $1,200,000 commercial loan with an interest rate of 8.875%.

At December 31, 2000 and 1999, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $6,152,000 and $5,001,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under the program ranges from 0.50% below to 1.75% above the prime rate published in The Wall Street Journal on the last day of the preceding month.

At December 31, 2000 and 1999, undisbursed funds from approved unsecured lines of credit under the Credit Reserve program totalled $114,000 and $79,000, respectively. Funds drawn on these lines are assessed interest at a rate of 15.00%.

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

Rentals under a long-term operating lease for a branch office amounted to approximately $56,000 and $57,000 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, the minimum rental commitment under this noncancellable lease expiring in October, 2003, is $158,000, consisting of $56,000 for each of the years 2001 through 2002 and $46,000 for 2003.

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

The Bank is a party to various litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position or operations of the Company.

17.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of financial instruments are set forth below:

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

17.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (Cont'd.)

         Borrowed money

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

The carrying values and estimated fair values of financial instruments are as follows (in thousands):

                                                                                   December 31,
                                                         ---------------------------------------------------------
                                                                    2000                            1999
                                                         ----------------------------  ---------------------------
                                                          Carrying        Estimated      Carrying       Estimated
                                                            Value         Fair Value      Value        Fair Value
                                                         ------------   -------------  -----------    ------------
         Financial assets
         ----------------
         Cash and cash equivalents                         $  8,878      $  8,878       $ 12,746       $ 12,746
         Securities available for sale                        2,994         2,994          2,924          2,924
         Investment securities held to maturity              41,728        39,925         41,582         38,869
         Mortgage-backed securities held to maturity        130,628       130,185        121,223        118,807
         Loans receivable                                   164,038       167,854        153,276        153,454
         Accrued interest receivable                          2,308         2,308          2,006          2,006

         Financial liabilities
         ----------------------
         Deposits                                           237,956       238,893        234,978        235,892
         Borrowed money                                      62,290        61,822         64,340         60,032

         Commitments
         -----------
         Loan origination and purchase                        2,125         2,125          5,134          5,134
         Unused lines of credit                               6,266         6,266          5,080          5,080
         Security purchase                                       --            --            246            246




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

17.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (Cont'd.)

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


18.   PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for West Essex Bancorp, Inc. (Parent company only).


                             STATEMENTS OF CONDITION
                             -----------------------


                                                          December 31,
                                               --------------------------------
                                                  2000                  1999
                                               -----------          -----------
Assets:
            Cash and due from banks            $    16,406          $    10,904
            Interest-bearing deposits              262,629            1,372,748
            Securities held to maturity          1,055,428            1,057,907
            Loan receivable from the Bank        3,710,993            4,391,828
            Real estate owned                           --              135,000
            Investment in subsidiaries          44,443,991           41,186,716
            Due from subsidiaries                  128,789                   --
            Other assets                             4,133               91,362
                                               -----------          -----------

                        Total assets           $49,622,369          $48,246,465
                                               ===========          ===========

Liabilities:
            Due to subsidiaries                $        --          $   962,623
            Other liabilities                      174,357              173,896
                                               -----------          -----------

                                                   174,357            1,136,519

Stockholders' equity                            49,448,012           47,109,946
                                               -----------          -----------

Total liabilities and stockholders' equity     $49,622,369          $48,246,465
                                               ===========          ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)



                              STATEMENTS OF INCOME
                              --------------------


                                                   Year Ended December 31,
                                              ------------------------------
                                                 2000                1999
                                              ----------          ----------

Interest income                               $  393,371          $  433,046
Gain on disposition of security                       --              92,082
Gain on real estate owned                        171,893                  --
                                              ----------          ----------

                        Total income             565,264             525,128

Non-interest expenses                            147,926             179,841
                                              ----------          ----------

Income before income tax and equity in
   undistributed earnings of subsidiaries        417,338             345,287
Income tax                                       146,164             125,405
                                              ----------          ----------

Income before equity in undistributed
  earnings of subsidiaries                       271,174             219,882
Equity in undistributed
  earnings of subsidiaries                     3,009,154           2,823,467
                                              ----------          ----------

Net income                                    $3,280,328          $3,043,349
                                              ==========          ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


18.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------


                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                                       Year Ended December 31,
                                                                                               ------------------------------------
                                                                                                   2000                    1999
                                                                                                ------------           ------------
Cash flows from operating activities:
            Net income                                                                           $ 3,280,328           $ 3,043,349
            Adjustments to reconcile net income to net cash
              (used in) provided by operating activities:
                        Net amortization of premium and discount                                       2,479                  (603)
                        Equity in undistributed earnings of subsidiaries                          (3,009,154)           (2,823,467)
                        (Gain) on sales of real estate owned                                        (171,893)                   --
                        (Gain) on disposition of security                                                 --               (92,082)
                        Deferred income taxes                                                         69,276               152,937
                        Decrease (increase) in other assets                                           17,953               (30,388)
                        Change in due to/from subsidiaries                                        (1,009,361)              (69,063)
                        (Decrease) increase in other liabilities                                     (26,296)               49,987
                                                                                                 -----------           -----------

                                    Net cash (used in) provided by operating activities             (846,668)              230,670
                                                                                                 -----------           -----------

Cash flows from investing activities:
            Proceeds from disposition of security                                                         --             1,000,000
            Decrease (increase) in loan receivable from Bank                                         680,835            (3,097,364)
            Purchase of real estate owned from subsidiary                                                 --              (135,000)
            Proceeds from sales of real estate owned                                                 306,893                    --
                                                                                                 -----------           -----------

                                    Net cash provided by (used in) investing activities              987,728            (2,232,364)
                                                                                                 -----------           -----------

Cash flows from financing activities:
            Purchase of treasury stock                                                              (671,391)           (1,453,094)
            Purchase of incentive plan stock                                                              --              (738,840)
            Cash dividends paid to stockholders                                                     (574,286)             (374,141)
                                                                                                 -----------           -----------

                                    Net cash (used in ) financing activities                      (1,245,677)           (2,566,075)
                                                                                                 -----------           -----------

Net (decrease) in cash and cash equivalents                                                       (1,104,617)           (4,567,769)

Cash and cash equivalents - beginning                                                              1,383,652             5,951,421
                                                                                                 -----------           -----------

Cash and cash equivalents - ending                                                               $   279,035           $ 1,383,652
                                                                                                 ===========           ===========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

19.   QUARTERLY FINANCIAL DATA (UNAUDITED)







                                                                                    Quarter Ended
                                                             ------------------------------------------------------------
                                                              March 31,       June 30,      September 30,   December 31,
                                                                2000            2000           2000            2000
                                                              -------         -------        -------          ------
                                                                    (In thousands, except for per share amounts)
Total interest income                                         $5,852          $6,028          $6,088          $6,134
Total interest expense                                         3,067           3,246           3,395           3,486
                                                              ------          ------          ------          ------

Net interest income                                            2,785           2,782           2,693           2,648

Provision for loan losses                                         --              --              --              --
Non-interest income                                              147             139             122             140
Non-interest expenses                                          1,555           1,646           1,599           1,601
Income taxes                                                     497             454             393             431
                                                              ------          ------          ------          ------

Net income                                                    $  880          $  821          $  823          $  756
                                                              ======          ======          ======          ======
Net income per common share:
    Basic                                                     $ 0.23          $ 0.21          $ 0.21          $ 0.20
    Diluted                                                     0.23            0.21            0.21            0.20

Weighted average number of common shares outstanding:
    Basic                                                      3,859           3,859           3,843           3,828
    Diluted                                                    3,859           3,859           3,859           3,872




                                                                                    Quarter Ended
                                                             ------------------------------------------------------------
                                                              March 31,       June 30,      September 30,   December 31,
                                                                1999            1999           1999            1999
                                                              -------         -------        -------          ------
                                                                      (In thousands, except for per share amounts)
Total interest income                                          $5,559          $5,711          $5,746          $5,735
Total interest expense                                          2,825           3,004           3,013           3,018
                                                               ------          ------          ------          ------

Net interest income                                             2,734           2,707           2,733           2,717

Provision for loan losses                                          --              --              --              --
Non-interest income                                               157             174             128             226
Non-interest expenses                                           1,716           1,737           1,652           1,765
Income taxes                                                      423             410             426             404
                                                               ------          ------          ------          ------

Net income                                                     $  752          $  734          $  783          $  774
                                                               ======          ======          ======          ======
Net income per common share:
    Basic                                                      $0.185          $0.180          $0.195          $0.200
    Diluted                                                     0.185           0.180           0.195           0.200

Weighted average number of common shares outstanding:
    Basic                                                       4,066           4,070           4,010           3,871
    Diluted                                                     4,066           4,070           4,018           3,877

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


20.   IMPACT OF NEW ACCOUNTING STANDARDS

In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

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

SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, the quarter ended March 31, 2001 for the Company and subsidiaries. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of SFAS No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of SFAS No. 133 are not permitted.

The implementation of SFAS No. 133, as of January 1, 2001, did not have a material impact on consolidated financial position or results of operations.

WEST ESSEX BANCORP, INC.
------------------------

Corporate Headquarters

417 Bloomfield Avenue
Caldwell, New Jersey  07006
(973) 226-7911

Bank Branch Offices

Caldwell                                    Northvale                                   River Vale
417 Bloomfield Avenue                       119 Paris Avenue                            653 Westwood Avenue
Caldwell, New Jersey   07006                Northvale, New Jersey   07647               River Vale, NJ  07675
(973) 226-7911                              (201) 768-7800                              (201) 664-3700

Montville                                   Old Tappan                                  Tory Corner
267 Changebridge Road                       207 Old Tappan Road                         216 Main Street
Pine Brook, NJ  07058                       Old Tappan, NJ  07675                       West Orange, NJ  07052
(973) 575-7080                              (201) 767-0007                              (973) 325-1230

Franklin Lakes                              Pleasant Valley Way
574 Franklin Avenue                         487 Pleasant Valley Way
Franklin Lakes, NJ  07417                   West Orange, NJ  07052
(201) 891-5500                              (973) 731-4630



DIRECTORS AND OFFICERS
----------------------

     Directors of
West Essex Bancorp, Inc.                     Principal Officers of                    Principal Officers of
  and West Essex Bank                       West Essex Bancorp, Inc.                     West Essex Bank
-------------------------                   ------------------------                  ---------------------

Leopold W. Montanaro                        Leopold W. Montanaro                        Leopold W. Montanaro
  Chairman of the Board                       President and Chief                         President and Chief
  of West Essex Bancorp, Inc.                 Executive Officer                           Executive Officer

William J. Foody                            Dennis A. Petrello                          Dennis A. Petrello
  Chairman of the Board                       Executive Vice President                    Executive Vice President
  of West Essex Bank                          and Chief Financial Officer                 and Chief Financial Officer
  Managing Partner
  Trammell Crow                             Charles E. Filippo                          Charles E. Filippo
                                              Executive Vice President                    Executive Vice President
                                                                                          and Chief Lending Officer

Everett N. Leonard                          Craig L. Montanaro                          Craig L. Montanaro
  Retired,                                    Senior Vice President,                      Senior Vice President,
  Verona Boro Administrator                   Secretary and Treasurer                     Secretary and Treasurer

John J. Burke                                                                           Michael T. Sferrazza
  President                                                                               Vice President and Controller
  JJ Burke & Associates
                                                                                        Lisa A. Mulligan
David F. Brandley, Esq.                                                                   Vice President and Human Resources
  Partner in the Law Firm of                                                              Officer
  Brandley & Kleppe
                                                                                        Donna Duess
James P. Vreeland                                                                         Vice President
  Retired New Jersey State Senator
                                                                                        John E. Gerasimow
                                                                                          Vice President

INVESTOR AND CORPORATE INFORMATION

CORPORATE HEADQUARTERS

West Essex Bancorp, Inc.
417 Bloomfield Avenue, Caldwell, New Jersey  07006
(973) 226-7911

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m. on April 25, 2001 at the Radisson Hotel, Route 46, Fairfield, New Jersey. Shareholders are encouraged to attend.

Annual Report on Form 10-KSB

A copy of West Essex Bancorp, Inc.'s annual report on Form 10-KSB without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Dominic Tangredi, Compliance Officer.

Stock Transfer/Register

Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce, Cranford, New Jersey 07203, phone number
(908)241-9880. Allow three weeks for a reply.

Special Counsel

Muldoon  Murphy and Faucette LLP, 5101  Wisconsin  Avenue,  NW,  Washington,  DC
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

Stock Information

WestEssex Bancorp, Inc., is traded on the Nasdaq National Market under the ticker symbol "WEBK." As of December 31, 2000, West Essex Bancorp, Inc. had 3,986,991 shares of common stock outstanding and approximately 410 shareholders of record.

Stock Price and Dividends

The following table discloses the dividends declared and the high and low bids for the Company's common stock on the Nasdaq National Market for each quarterly period indicated.

                           Dividends           High               Low
Quarter ended              Per Share         Bid Price         Bid Price
-------------            -------------     -------------     -------------

December 31, 2000            $ 0.10         $ 12.250         $ 11.375
September 30, 2000             0.10           12.000            9.000
June 30, 2000                  0.10            9.313            8.875
March 31, 2000                 0.10            9.625            8.750
December 31, 1999             0.075           10.000            9.375
September 30, 1999            0.075           10.250            9.250
June 30, 1999                 0.075            9.625            9.000
March 31, 1999                0.075           10.000            9.000