Form 10KSB40, Exhibit 13
period 2001-12-31
WEST ESSEX BANCORP INC
filed 2002-03-29
CIK 1063438

TABLE OF CONTENTS


West Essex Bancorp, Inc. is a $370.8 million savings and loan holding company headquartered in Caldwell, New Jersey. Through its subsidiary, West Essex Bank, the Company operates 8 banking offices in Essex, Morris and Bergen Counties. Founded in 1915, West Essex Bank is a federally-chartered FDIC-insured stock savings bank.

President's Message ...........................................................................   1
Selected Consolidated Financial and Other Data ................................................   3
Management's Discussion and Analysis of Financial Condition and Results of Operations .........   5
Management Responsibility Statement ...........................................................  14
Independent Auditor's Report...................................................................  15
Consolidated Statements of Financial Condition.................................................  16
Consolidated Statements of Income  ............................................................  17
Consolidated Statements of Comprehensive Income ...............................................  18
Consolidated Statements of Changes in Stockholders' Equity ....................................  19
Consolidated Statements of Cash Flows .........................................................  20
Notes to Consolidated Financial Statements  ...................................................  22
Directors and Officers ........................................................................  54
Investor and Corporate Information  ............................................. Inside Back Cover


                            WEST ESSEX BANCORP, INC.
                                  ANNUAL REPORT
                               PRESIDENT'S MESSAGE

Dear Stockholders,

               On behalf on the Board of Directors, management and employees, I am pleased to report on your company and it's accomplishments for the year 2001.


               The year 2001 was a difficult and sad year. It began with the Federal Reserve's ambitious reduction of interest rates, which were intended to stimulate the economy. On September 11, 2001, the terrorist attacks on the World Trade Center and Pentagon adversely affected the economy and prompted further Federal Reserve interest rate cuts. The combination of a weak economy and the terrorist attacks, which caused a dramatic loss of life and property, had the effect of further slowing the economic recovery that the Federal Reserve monetary policy had pursued. At year-end, interest rates were at their lowest level since the 1960's. In the aftermath of the tragic attacks, our spirit and our concerns for our fellow man and our country have never been greater. We are rebuilding and we will remain the great nation that we are. Our thoughts and prayers go out to the families of those lost in the tragic attacks and we all salute the uniformed services and volunteers who gave so much and asked so little.


               The Bank continues to operate in one of the most competitive banking environments and yet continues to maintain its posture of excellence in customer service with that " hometown touch" so sought after by the banking public.


               In the last two years the investing public has begun to focus on industries whose balance sheets are understood and reflect assets, which are the backbone of America. This has encouraged investors to recognize well-managed community banks as a safe and profitable investment.


               At our Company, for the third consecutive year net income topped the $3.0 million mark. Loan growth remained strong as the Bank originated in excess of $41.0 million in new loans for the year. Loan originations continue to be an excellent investment vehicle for the Bank and a large contributor to its profitability. Asset quality remains strong as non-performing assets stood at 0.21% of tangible assets and loan loss reserves as a percentage of non-performing assets 173.20%.


               Efficiency ratios are an important component when evaluating the health of a Company, as they reflect the efficiency of operations and the operating costs associated with doing business. At the Company, we continually strive to maintain a ratio that produces maximized shareholder value.

               During the year, our stock price performed extremely well. The year-end 2001 closing price of $15.25 represented an increase in the share price of 59% for the year. Dividend payments and share repurchases continue to be viewed by the Company as important types of capital management. In 2001 cash dividends increased by 53% and since the first dividend declared in early 1999, cash dividends to minority shareholders have increased by 117%.
The Company also continued to use stock repurchases to further manage its capital level. During 2001,stock buybacks totaled 88,500 shares at an average price of $15.59 per share. Management believes that the use of generous dividends and share repurchases have a positive effect on capital and promote increased shareholder value. The Company will continue to review and adjust these strategies in the coming year as market conditions permit.


               Additionally, in a further effort to enhance shareholder value and add liquidity to the stock, the Company, on September 28, 2001, announced a 5 for 4 stock split in the form of a twenty five percent (25%) stock dividend to its shareholders of record on October 8, 2001.


               The Company's expectation that the elimination of goodwill amortization would produce an increase in 2001 earnings was extinguished when, in June 2001, the Financial Accounting Standards Board released Statement 142, which in essence said that the intangible asset created in branch acquisitions, such as those on the Company's books, was not in fact goodwill and would continue to be amortized. The confusion as to what constitutes goodwill is a FASB matter that is being worked on by their board and is on the FASB agenda for this year. In the meantime, West Essex Bank continues to amortize the goodwill maintained on its balance sheet.


               As the year 2002 unfolds, the Company anticipates that its net interest margin will continue to improve. As we continue to fund loan commitments at current market rates and our longer-term deposit liabilities continue to reprice, also at lower rates, we expect the Bank's net interest margin to increase. Additionally, the Company will continue to focus on its efficiency ratio and strive to improve it through expense controls. Efforts will be made to continue to grow non-interest income and transaction-type deposit accounts. Lastly, maximizing shareholder value will continue to be a primary goal of the Company. Profitable growth, generous cash dividends and share repurchases will continue to be the means used by the Company to achieve that goal.


               Our Board of Directors, management and staff appreciate your support and your investment in the Company. We remain committed to the needs of our customers and shareholders alike and will continue to strive to be a respected, profitable, efficient and caring community banking institution.

WEST ESSEX BANCORP, INC.


Selected Consolidated Financial and Other Data

     The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


                                                                                                 At December 31,
                                                   --------------------------------------------------------------------------------
                                                     2001             2000             1999             1998             1997
                                                   ------------   --------------   --------------   --------------   --------------
                                                                                  (In Thousands)
        Selected Consolidated Financial Data:
        -------------------------------------
        Total assets                                  $370,764         $364,406         $348,307         $328,609         $299,025
        Loans receivable, net (1)                      165,936          164,038          153,276          140,272          112,735

        Securities available-for-sale:
             Investment securities, net                     --            2,994            2,924            8,282            7,081

        Securities held-to-maturity:
             Investment securities, net                 33,169           41,728           41,582           36,873           22,929
             Mortgage-backed securities, net           137,328          130,628          121,223          110,376          130,174
        Deposits                                       240,864          237,956          234,978          238,313          238,192
        Borrowed money                                  76,856           62,290           64,340           42,101           30,300
        Total stockholders' equity                      50,915           49,448           47,110           46,754           29,275



                                                                         For the Years Ended December 31,
                                                   --------------------------------------------------------------------------------
                                                     2001             2000             1999             1998             1997
                                                   ------------   --------------   --------------   --------------   --------------
                                                                                   (In Thousands)
        Selected Operating Data:
        Interest income                               $ 23,465         $ 24,102         $ 22,751         $ 21,315         $ 18,116
        Interest expense                                12,782           13,194           11,860           12,219            9,656
                                                       -------          -------          -------          -------            -----

             Net interest income                        10,683           10,908           10,891            9,096            8,460
        (Recapture of) provision for loan losses            --               --               --             (131)            487
                                                       -------          -------          -------          -------            -----

             Net interest income after
        Provision for (recapture of) loan losses        10,683           10,908           10,891            9,227            7,973
        Non-interest income                                687              548              685              529              373
        Non-interest expense (2)                         6,676            6,401            6,869            7,607            7,173
                                                       -------          -------          -------          -------            -----

        Income before income taxes (2)                   4,694            5,055            4,707            2,149            1,173
        Income taxes (2)                                 1,621            1,775            1,664              752              436
                                                       -------          -------          -------          -------            -----

        Net income                                     $ 3,073          $ 3,280          $ 3,043          $ 1,397            $ 737
                                                       =======          =======          =======          =======            =====





                            (continued on next page)


                                                                           At or For the Years Ended December 31,
                                                       -----------------------------------------------------------------------------
                                                          2001             2000             1999             1998             1997
                                                       ---------         --------         --------         --------        ---------
Selected Financial Ratios and Other Data:
Performance Ratios (3):
        Return on average assets (2)                      0.86 %           0.93 %           0.89 %           0.44 %           0.29 %
        Return on average stockholders' equity (2)        6.12             6.81             6.46             4.10             2.51
        Average equity/average assets                    14.06            13.70            13.73            10.75            11.55
        Interest rate spread (4)                          2.38             2.51             2.66             2.48             2.87
        Net interest margin (5)                           3.11             3.23             3.31             3.01             3.44
        Non-interest expenses to average assets (2)       1.87             1.82             2.00             2.40             2.82
        Equity to total assets                           13.73            13.57            13.53            14.23             9.79
        Efficiency ratio (6)                             53.66            52.40            54.45            71.41            57.04
        Dividend Payout Ratio                            75.90            46.98            39.47            --                 N/A

Common Share Data:
        Diluted net income per share (7)                 $0.63            $0.68            $0.61            $0.27              N/A
        Book value per share                             10.35            12.40            11.62            11.14              N/A
        Dividends declared per share (7)                  0.49             0.32             0.24            --                 N/A
        Shares outstanding at year end (thousands)       4,922            3,987            4,054            4,197              N/A

Regulatory Capital Ratios (3):
        Tangible capital                                 12.11 %          11.24 %          10.69 %          10.44 %           7.98 %
        Core capital                                     12.11            11.24            10.69            10.44             7.98
        Risk-based capital                               32.35            30.59            28.55            28.81            26.10

Asset Quality Ratios (3):
        Non-performing loans to total assets              0.16 %           0.06 %           0.25 %           0.67 %           0.84 %
        Non-performing loans to total loans
          receivable                                      0.34             0.12             0.57             1.46             2.16
        Non-performing assets to total assets             0.21             0.22             0.51             0.84             1.24
        Allowance for loan losses to
          non-performing loans                          235.82           677.75           158.37            78.47            75.19
        Average interest-earning assets to average
          interest-bearing liabilities                  119.43           118.37           117.99           112.99           114.39
        Net interest income after provision for
          loan losses to non-interest expenses (2)      160.02           170.41           158.55           121.30           111.15

Number of full-service customer facilities                   8                8                8                8                8

--------------------------------------------------------------------------------

(1) The allowance for loan losses at December 31, 2001, 2000, 1999, 1998 and 1997 was $1.4 million, $1.4 million, $1.4 million, $1.7 million and $1.9 million, respectively.

(2) Includes, for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, amortization expense related to the excess of cost over assets acquired from Summit Bank of $593,000, $593,000, $593,000, $593,000, and $1.7
     million, respectively, and the related income tax benefit of $213,000, $213,000, $213,000, $213,000 and $627,000, respectively. If excluded, return on average assets, return on average stockholders' equity, non-interest expenses to average assets and net interest income after provision for loan losses to non-interest expense would be 0.97%, 6.88%, 1.70%, and 175.62%, respectively, for the year ended December 31, 2001, 1.04%, 7.60%, 1.65%, and 187.80%, respectively, for the year ended December 31, 2000, 1.00%, 7.26%, 1.83% and 173.53%, respectively, for the year ended
     December 31, 1999, 0.56%, 5.21%, 2.21% and 131.55%, respectively, for the year ended December 31, 1998 and 0.73%, 6.30%, 2.13% and 146.83%, respectively, for the year ended December 31, 1997.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents non-interest expenses, impairment loss and amortization relating to intangible assets, and loss on REO, divided by the sum of net interest and non-interest income excluding income on REO and security gain/loss.

(7) Restated to give retroactive effect to the Company's five-for-four stock split declared on September 28, 2001.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     West Essex Bancorp, Inc. ("the Company"), is the stock holding company for West Essex Bank ("the Bank"). The Company is headquartered in Caldwell, New Jersey, and its principal business currently consists of the operations of the Bank. West Essex Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated October 2, 1998, owns 59.7% of the Company's outstanding common stock at December 31, 2001. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expense. The Bank's non-interest income consists primarily of fees and other service charges. The Bank's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expenses, the cost of foreclosed real estate operations, amortization of intangible assets, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

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

Average Balance Sheet

     The following table sets forth certain information relating to the Company at December 31, 2001, and for the years ended December 31, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from average month-end balances except for the average balances of other interest-earning assets and borrowed money, which are derived from average daily balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. Nonaccrual loans are included in the average balances for loans receivable.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



                                                                                      At December 31, 2001
                                                                                --------------------------------
                                                                                                      Yield/
                                                                                    Amount             Cost
                                                                                ---------------     ------------
Assets:                                                                              (Dollars in Thousands)
        Interest-earning assets:
              Loans receivable                                                        $167,299             7.18 %
              Mortgage-backed securities                                               137,328             6.20
              Investment securities                                                     33,169             5.79
              Other interest-earning assets                                             19,324             2.30
                                                                                      --------
                               Total interest-earning assets                           357,120             6.41

              Allowance for loan losses                                                 (1,363)
              Non-interest-earning assets                                               15,007
                                                                                      --------
                               Total assets                                           $370,764
                                                                                      ========

Liabilities and Stockholders' Equity:
        Interest-bearing liabilities:
              Interest-bearing deposits:
                     Demand deposits                                                  $ 20,957             0.87
                     Savings and club accounts                                          56,349             2.00
                     Certificates of deposit                                           145,285             4.37
                                                                                      --------

                               Total interest-bearing deposits                         222,591             3.44

              Borrowed money                                                            76,856             5.08
                                                                                      --------
                               Total interest-bearing liabilities                      299,447             3.86

        Non-interest bearing deposits                                                   18,273
        Other non-interest-bearing liabilities                                           2,129
                                                                                      --------
                               Total liabilities                                       319,849

        Stockholders' equity                                                            50,915
                                                                                      --------
                               Total liabilities and stockholders' equity             $370,764
                                                                                      ========

        Interest rate spread                                                                               2.55 %
                                                                                                           ====
        Net interest-earning assets                                                   $ 57,673
                                                                                      ========
        Ratio of average interest-earning assets to average
              interest-bearing liabilities                                               1.19x
                                                                                      ========



                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                                                         For the Years Ended December 31,
                                                                       ---------------------------------------
                                                                         2001
                                                                       --------------------------------------
                                                                                                    Average
                                                                        Average                      Yield/
                                                                        Balance        Interest       Cost
                                                                       -----------   ------------   ---------
Assets:                                                                          (Dollars in Thousands)
        Interest-earning assets:
             Loans receivable                                           $ 169,150       $ 12,465        7.37 %
             Mortgage-backed securities                                   123,203          8,141        6.61
             Investment securities (1)                                     34,598          2,221        6.42
             Other interest-earning assets                                 16,452            638        3.88
                                                                        ---------       --------
                          Total interest-earning assets                   343,403         23,465        6.83
                                                                                        --------

             Allowance for loan losses                                     (1,363)
             Other non-interest-earning assets                             15,034
                                                                        ---------
                          Total assets                                  $ 357,074
                                                                        =========

Liabilities and Stockholders' Equity:
        Interest-bearing liabilities:
             Interest-bearing deposits:
                 Demand                                                  $ 19,171            247        1.29 %
                 Savings and club                                          54,585          1,100        2.02
                 Certificates of deposit                                  147,240          7,701        5.23
                                                                        ---------       --------
                          Total interest-bearing deposits                 220,996          9,048        4.09

        Borrowed money                                                     66,532          3,734        5.61
                                                                        ---------       --------
                          Total interest-bearing liabilities              287,528         12,782        4.45
                                                                                        --------

        Non-interest-bearing deposits                                      17,074
        Other non-interest-bearing liabilities                              2,251
                                                                        ---------

                          Total liabilities                               306,853

        Stockholders' equity                                               50,221
                                                                        ---------
                          Total liabilities and stockholders' equity    $ 357,074
                                                                        =========

        Net interest income/interest rate spread                                        $ 10,683        2.38 %
        Net interest-earning assets/net yield on                                        ========        ====
          interest-earning assets                                       $ 55,875                        3.11 %
                                                                        =========                       ====
        Ratio of interest-earning assets to interest-bearing
          liabilities                                                      1.19x
                                                                        =========

(1)  Includes available for sale and held to maturity securities.



                                                                            For the Years Ended December 31,
                                                                        ---------------------------------------
                                                                          2000
                                                                        ---------------------------------------
                                                                                                      Average
                                                                         Average                      Yield/
                                                                         Balance        Interest       Cost
                                                                        ------------  -------------  ----------
Assets:                                                                           (Dollars in Thousands)
        Interest-earning assets:
             Loans receivable                                             $ 162,900       $ 12,272        7.53 %
             Mortgage-backed securities                                     122,631          8,287        6.76
             Investment securities (1)                                       44,612          3,083        6.91
             Other interest-earning assets                                    7,507            460        6.13
                                                                           ---------       --------
                          Total interest-earning assets                     337,650         24,102        7.14
                                                                                           --------
             Allowance for loan losses                                       (1,367)
             Other non-interest-earning assets                               15,465
                                                                           ---------
                          Total assets                                    $ 351,748
                                                                          =========

Liabilities and Stockholders' Equity:
        Interest-bearing liabilities:
             Interest-bearing deposits:
                 Demand                                                    $ 20,189            274        1.36 %
                 Savings and club                                            54,218          1,109        2.05
                 Certificates of deposit                                    145,253          7,973        5.49
                                                                           ---------       --------
                          Total interest-bearing deposits                   219,660          9,356        4.26

        Borrowed money                                                       65,592          3,838        5.85
                                                                           ---------        --------
                          Total interest-bearing liabilities                285,252         13,194        4.63
                                                                                            --------
        Non-interest-bearing deposits                                        16,347
        Other non-interest-bearing liabilities                                1,976
                                                                           ---------
                          Total liabilities                                 303,575

        Stockholders' equity                                                 48,173
                                                                           ---------
                          Total liabilities and stockholders' equity      $ 351,748
                                                                           =========

        Net interest income/interest rate spread                                          $ 10,908        2.51 %
        Net interest-earning assets/net yield on                                           ========       ====
          interest-earning assets                                          $ 52,398                       3.23 %
                                                                           =========                      ====
        Ratio of interest-earning assets to interest-bearing
          liabilities                                                        1.18x
                                                                           =========

(1)  Includes available for sale and held to matuirty securiites.


                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                              Rate/Volume Analysis

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


                                                Year Ended December 31, 2001
                                                           Compared to
                                                 Year Ended December 31, 2000
                                                --------------------------------
                                                   Increase (Decrease)
                                                         Due to
                                                -----------------------
                                                 Volume       Rate        Net
                                                --------  ------------- --------
                                                         (In Thousands)
         Interest income:
              Loans receivable                    $ 460  $     (267)     $ 193
              Mortgage-backed securities             39        (185)      (146)
              Investment securities                (655)       (207)      (862)
              Other interest-earning assets         394        (216)       178
                                                  -----  ----------      -----
         Total                                      238        (875)      (637)
                                                  -----  ----------      -----

         Interest expense:
              Demand deposits (1)                   (13)        (14)       (27)
              Savings and club accounts               7         (16)        (9)
              Certificates of deposit               108        (380)      (272)
              Borrowed money                         55        (159)      (104)
                                                  -----  ----------      -----
         Total                                      157        (569)      (412)
                                                  -----  ----------      -----
         Net change in net interest income        $  81  $     (306)     $(225)
                                                  =====  ==========      =====


         (1)  Includes NOW and Money Market accounts.


Comparison of Financial Condition at December 31, 2001 and 2000

     Total assets were $370.8 million at December 31, 2001, compared to $364.4 million at December 31, 2000, an increase of $6.4 million, or 1.8%. The increase in assets was reflected primarily in federal funds sold and mortgage-backed securities, which increased by $10.5 million and $6.7 million, respectively, and was funded primarily by a decrease in investment securities of $11.6 million. Additionally, funding for asset growth was provided by an increase of $14.6 million in borrowed money, net of a $12.8 million reduction in amounts due to broker.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Cash and cash equivalents, primarily interest-bearing deposits and federal funds sold, increased $8.4 million to $17.3 million at December 31, 2001, from $8.9 million at December 31, 2000. The increase in cash and cash equivalents resulted from the proceeds of called investment securities which have not yet been reinvested.

     In the aggregate, mortgage-backed securities and investment securities, including available-for- sale and held-to-maturity issues, totalled $170.5 million at December 31, 2001, a decrease of $4.8 million or 2.7% from $175.3 million at December 31, 2000. Mortgage-backed securities, all of which are held-to-maturity, increased $6.7 million or 5.1% to $137.3 million at December 31, 2001, from $130.6 million at December 31, 2000, due to purchases exceeding repayments. Investment securities held-to-maturity decreased $8.5 million or 20.4% to $33.2 million at December 31, 2001 from $41.7 million at December 31, 2000, due to calls of such securities exceeding purchases. Securities available for sale, which totalled $3.0 million at December 31, 2000, were fully liquidated by sales of $2.0 million and a call of $1.0 million. At December 31, 2001, 68.1% of the investment securities consisted of U.S. Government and Agency obligations, while 82.5% of the mortgage-backed securities portfolio consisted of Fannie Mae ("FNMA"), Freddie Mac ("FHLMC") and Ginnie Mae ("GNMA") issues. Investment securities held-to-maturity consisted of $493,000 of U.S. Treasury notes, $22.1 million of U.S. Government Agency notes, $10.0 million in trust preferred securities and $584,000 in municipal obligations.

     Loans receivable increased $1.9 million or 1.2% to $165.9 million at December 31, 2001, from $164.0 million at December 31, 2000. At December 31, 2001, 83.7% of the outstanding balance of loans in the portfolio consisted of one-to four-family real estate related loans, compared to 84.2% at December 31, 2000.

     Deposits totalled $240.9 million at December 31, 2001, an increase of $2.9 million or 1.2% from the $238.0 million balance at December 31, 2000.

     Borrowed money increased $14.6 million or 23.4% to $76.9 million at December 31, 2001, as compared to $62.3 million at December 31, 2000. During the year ended December 31, 2001, short-term borrowings increased $7.1 million to $15.0 million, with an average cost of 2.86% at year end, while long-term debt increased $7.5 million to $61.9 million, the result of a new borrowing of $10.0 million with a 10 year maturity and an interest rate of 5.40% and the repayment of long-term debt totalling $2.5 million. The increase in borrowed money was primarily used to finance purchases of mortgage-backed securities.

     Stockholders' equity increased $1.5 million or 3.0%, to $50.9 million at December 31, 2001, from $49.4 million at the prior year end. During 2001, net income of $3.1 million was partially offset by $1.4 million in treasury stock acquisitions and $893,000 in dividends declared to stockholders. The treasury stock acquisitions were made in accordance with stock repurchase plans authorized by the Company's Board of Directors. At December 31, 2001, an additional 279,742 shares of Company common stock may be repurchased under these plans.

     Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

     Net Income. Net income for 2001 was $3.07 million, a decrease of $207,000, or 6.7%, from $3.28 million in 2000. The decrease was primarily the result of a $225,000 decrease in net interest income and a $275,000 increase in total non-interest expense, partially offset by a $139,000 increase in total non-interest income and a $154,000 decrease in income tax expense.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Interest Income. Total interest income decreased $637,000 or 2.6% to $23.5 million for 2001 as compared to $24.1 million for 2000. The decrease was due to a decrease of 31 basis points in the yield earned on interest-earning assets to 6.83% in 2001 from 7.14% in 2000, partially offset by a $5.8 million or 1.7% increase in average interest-earning assets. The increased average balances of earning assets were funded by an increase in average FHLB borrowings.

     Interest income on loans during 2001 increased by $193,000, or 1.6%, to $12.5 million when compared to $12.3 million during 2000. The increase was due to a $6.3 million or 3.8% increase in average loans, partially offset by a 16 basis point decrease in the yield earned on loans to 7.37% in 2001 from 7.53% in 2000.

     Interest on mortgage-backed securities, all of which are held-to-maturity, decreased $146,000, or 1.8%, during 2001 to $8.14 million compared to $8.29 million for 2000. During the year ended December 31, 2001, the average balance of mortgage-backed securities outstanding increased $572,000, or 0.5%, to $123.2 million when compared to $122.6 million for 2000. The yield earned on the mortgage-backed securities portfolio decreased to 6.61% in 2001 from 6.76% in 2000.

     Interest earned on investment securities, including both available-for-sale and held-to-maturity issues, decreased by $862,000, or 28.0%, to $2.2 million for 2001, when compared to $3.1 million for 2000. The decrease resulted from a decrease of $10.0 million, or 22.4%, in the average balance of the investment securities portfolio, along with a decrease of 49 basis points in the yield earned on the investment securities portfolio to 6.42% in 2001 from 6.91% in 2000. During 2001, $22.8 million of investment securities were called in advance of their maturity dates, resulting in the reduced average portfolio balance. A portion of the proceeds of such calls were reinvested in securities of generally lower yield.

     Interest on other interest-earning assets totalled $638,000 and $460,000 during 2001 and 2000, respectively. The yield earned on other interest-earning assets decreased to 3.88% in 2001 from 6.13% in 2000, while the average balance of other interest-earning assets outstanding increased $8.9 million or 119.2%. The low yield reflects the sharp drop in short-term market interest rates while the increased average balance is largely due to the previously mentioned calls of investment securities.

     Interest Expense. Interest expense on deposits decreased $308,000, or 3.3%, to $9.05 million during 2001 compared to $9.36 million for 2000. The decrease during 2001 was attributable to a decrease of 17 basis points in the average cost of interest-bearing deposits to 4.09% for 2001 from 4.26% or 2000, partially offset by an increase of $1.3 million, or 0.6%, in the average balance of interest-bearing deposits outstanding. The decrease cost of deposits was due to the lower market rates prevailing for much of 2001, which effected all deposit categories.

     Interest expense on borrowed money decreased $104,000, or 2.7%, to $3.7 million during 2001 compared to $3.8 million for 2000. The decrease during 2001 was attributable to a decrease of 24 basis points in the cost of borrowings to 5.61% in 2001 from 5.85% in 2000, partially offset by a $940,000, or 1.4%
increase in average borrowings. The decreased cost of borrowings resulted from lower market interest rates.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Net Interest Income. Net interest income for 2001 decreased $225,000, or 2.1%, to $10.7 million in 2001 from $10.9 million in 2000. The net interest rate spread decreased to 2.38% in 2001 from 2.51% in 2000 and the interest rate margin decreased to 3.11% in 2001 from 3.23% in 2000. These decreases primarily resulted from a 31 basis point decrease in the yield on interest-earning assets to 6.83% in 2001 from 7.14% in 2000, which more than offset an 18 basis point decrease in the cost of interest-bearing liabilities to 4.45% in 2001 from 4.63% in 2000.

     Provision for Loan Losses. During both 2001 and 2000, the Bank did not record a provision for loan losses as management determined that the existing allowance for loan losses was adequate. At December 31, 2001 and 2000, the Bank's loan portfolio included loans totalling $578,000 and $109,000, respectively, which were delinquent ninety days or more. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.36 million at December 31, 2001, representing 0.80% of total loans and 235.8% of loans delinquent ninety days or more, compared to an allowance of $1.36 million at December 31, 2000, representing 0.81% of total loans and 1251.7% of loans delinquent ninety days or more. During 2001, the Bank did not charge off any loans. During 2000, the Bank charged off loans aggregating $37,000. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

     Non-Interest Income. Non-interest income increased by $139,000, or 25.4%, to $687,000 during 2001 as compared to $548,000 for 2000. The increase in non-interest income during 2001 resulted primarily from $45,000 in gain on sale of securities during 2001 compared to none in 2000 and an $81,000 increase in earnings related to an insurance investment.

     Non-Interest Expenses. Non-interest expenses increased $275,000, or 4.3%, to $6.7 million during 2001 compared to $6.4 million for 2000. The increase was primarily attributable to a $345,000 increase in salaries and employee benefits and a $201,000 decline in the results of real estate owned, partially offset by a $236,000 decrease in other non-interest expenses. The $345,000 or 10.5% increase in salaries and employee benefits, the largest component of non-interest expense, was primarily due to normal salary increases and the increased compensation cost related to the Company's Employee Stock Ownership Plan, which is based upon the average price of the Company's common stock, which increased to $12.29 in 2001 from $8.02 in 2000. Real estate owned generated a loss of $6,000 in 2001 as compared to income of $196,000 in 2000 due to $213,000 decrease in gains on real estate sold. The decrease in miscellaneous expenses is due to reductions in a number of expense categories, the most significant of which were in advertising expense and in expenses related to the attendance of Bank officers, directors and employees at outside seminars and conferences. The remaining elements of non-interest expenses totalled $1.62 million in 2001, a $36,000, or 2.2%, decrease from the $1.66 million comparable amount in 2000.

     Income Taxes. Income tax expense totalled $1.62 million and $1.78 million during 2001 and 2000, respectively. The decrease in 2001 resulted primarily from a decrease in pre-tax income of $361,000. The Company's effective income tax rate was 34.5% in 2001 and 35.1% in 2000.

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

     At December 31, 2001, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $44.3 million, or 12.1% of total adjusted assets, which is above the required level of $5.5 million, or 1.5%; core capital of $44.3 million, or 12.1% of total adjusted assets, which is above the required level of $14.6 million, or 4.0%; and risk-based capital of $45.6 million, or 32.4% of risk-weighted assets, which is above the required level of $11.3 million, or 8.0%.

     The most liquid assets are cash and cash equivalents. The levels of these assets are dependent on operating, financing, lending and investing activities during any given period. At December 31, 2001, cash and cash equivalents totalled $17.3 million, or 4.7% of total assets.

     The Company and the Bank have other sources of liquidity if a need for additional funds arises, including FHLB borrowings. At December 31, 2001, the Bank had $76.9 million in borrowings outstanding from the FHLB. Depending on market conditions and the pricing of deposit products and FHLB borrowings, the Bank may continue to rely on FHLB borrowing to fund asset growth.

     At December 31, 2001, the Bank had commitments to originate and purchase loans and fund unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $17.9 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Account ("IRA") accounts, which are scheduled to mature in less than one year from December 31, 2001, totalled $124.4 million. The Bank expects that substantially all of the maturing certificate accounts will be retained by the Bank at maturity.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                            WEST ESSEX BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. The Company adopted SFAS No. 142 on January 1, 2002. The scope of SFAS No. 142 does not include unidentifiable intangible assets related to acquisitions of banks, savings bank, credit unions, other financial institutions having assets and liabilities of similar type, and branches of such enterprises. Such unidentifiable intangible assets, which include the excess of cost over assets acquired reported by the Company in its consolidated statements of financial condition, will continue to be governed by SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions". The Company does not believe the adoption of SFAS No. 142 will have a material impact on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." This standard sets forth the accounting for the impairment of long-lived assets, whether they are held and used or are disposed of by sale or other means. It also broadens and modifies the presentation of discontinued operations. The standard will be effective for the Company's fiscal year beginning January 1, 2002, and its provisions are generally to be applied prospectively. The Company does not believe SFAS No. 144 will have a material impact on its consolidated financial statements.

                       [LETTERHEAD - WEST ESSEX BANCORP]

                                Januarv 28 2002


                      MANAGEMENT RESPONSIBILITY STATEMENT
                      -----------------------------------

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

     The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and in the control of operations. The Board appoints the independent certified public accountants. The Board meets with management, the independent certified public accountants and the internal auditor, approves the overall scope of audit work and related fee arrangements and review audit reports and findings.



/s/ Dennis A. Petrello
----------------------
     Dennis A.Petrello
     Senior Executive Vice President

/s/Leopold W. Montanaro
----------------------
     Leopold W. Montanaro
     President & CEO


/s/Charles E. Filippo
----------------------
     Charles E. Filippo
     Executive Vice President

               417 Bloomfield Avenue, Caldwell, New Jersey 07006
               -------------------------------------------------
                       (973) 226-7911 Fax (973) 226-6764

                        [LETTERHEAD - RADICS & CO., LLC]
                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To The Board of Directors and Stockholders
West Essex Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of West Essex Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of West Essex Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




/s/Radics & Co., LLC


January 28, 2002



                                              WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                             ----------------------------------------------

                                                                                                   December 31,
                                                                                        ------------------------------------
Assets                                                               Note(s)                 2001                2000
------                                                          ----------------       ----------------    ----------------
Cash and amounts due from depository institutions                                           $ 2,008,885         $ 2,416,155
Federal funds sold                                                                           10,500,000                  --
Interest-bearing deposits in other banks                                                      4,781,061           6,461,762
                                                                                          -------------       -------------
       Total cash and cash equivalents                              1 and 17                 17,289,946           8,877,917

Term deposits                                                                                   200,000                  --
Securities available for sale                                    1, 3, 11 and 17                     --           2,994,063
Investment securities held to maturity                           1, 4, 11 and 17             33,169,187          41,727,821
Mortgage-backed securities held to maturity                      1, 5, 11 and 17            137,327,932         130,627,541
Loans receivable                                                   1, 6 and 17              165,935,968         164,037,987
Real estate owned                                                    1 and 7                    209,000             601,595
Premises and equipment                                               1 and 8                  2,502,584           2,595,036
Federal Home Loan Bank of New York stock                               11                     3,842,800           3,558,400
Accrued interest receivable                                        1, 9 and 17                1,879,537           2,307,828
Excess of cost over assets acquired                                     1                     3,457,813           4,050,580
Other assets                                                           14                     4,949,385           3,026,894
                                                                                          -------------       -------------
       Total assets                                                                       $ 370,764,152       $ 364,405,662
                                                                                          =============       =============

Liabilities and Stockholders' Equity
------------------------------------

Liabilities
-----------
Deposits                                                            10 and 17             $ 240,864,308       $ 237,956,208
Borrowed money                                                      11 and 17                76,855,928          62,290,413
Advance payments by borrowers for taxes and insurance                                           927,375           1,032,953
Due to broker                                                                                        --          12,768,419
Other liabilities                                                      13                     1,201,590             909,657
                                                                                          -------------       -------------
       Total liabilities                                                                    319,849,201         314,957,650
                                                                                          =============       =============

Commitments and contingencies                                       16 and 17                        --                  --

Stockholders' Equity                                              1, 2, 12, 13 and 14
--------------------

Preferred stock (par value $.01), 1,000,000 shares
  authorized; no shares issued or outstanding                                                        --                  --
Common stock (par value $.01), 9,000,000 shares
  authorized; shares issued 5,246,461 (2001) and
  4,197,233 (2000); shares outstanding 4,921,615 (2001)
  and 3,986,991 (2000)                                                                           52,465              41,972
Additional paid-in capital                                                                   17,379,880          17,332,221
Retained earnings - substantially restricted                                                 37,914,015          35,733,815
Common stock acquired by Employee Stock Ownership
  Plan ("ESOP")                                                                                (884,158)         (1,031,516)
Unearned Incentive Plan stock                                                                  (405,730)           (530,666)
Treasury stock, at cost; 324,846 shares (2001) and
  210,242 shares (2000)                                                                      (3,141,521)         (2,094,524)
Accumulated other comprehensive (loss)  - Unrealized
  (loss) on securities available for sale, net of income taxes                                       --              (3,290)
                                                                                          -------------       -------------
       Total stockholders' equity                                                            50,914,951          49,448,012
                                                                                          -------------       -------------
       Total liabilities and stockholders' equity                                         $ 370,764,152       $ 364,405,662
                                                                                          =============       =============

See notes to consolidated financial statements.



                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                                   ---------------------------------

                                                                                         Year Ended December 31,
                                                                                    -----------------------------------
                                                                        Note(s)          2001                2000
                                                                       ----------   ----------------    ---------------

Interest income:
     Loans                                                              1 and 6        $ 12,464,835       $ 12,272,206
     Mortgage-backed securities                                            1              8,141,400          8,286,583
     Investment securities                                                 1              2,133,395          2,880,633
     Securities available for sale                                         1                 87,310            202,550
     Other interest-earning assets                                                          638,343            460,151
                                                                                         ----------         ----------

             Total interest income                                                       23,465,283         24,102,123
                                                                                         ----------         ----------
Interest expense:
     Deposits                                                             10              9,048,495          9,356,419
     Borrowed money                                                                       3,734,251          3,837,807
                                                                                         ----------         ----------

             Total interest expense                                                      12,782,746         13,194,226
                                                                                         ----------         ----------

Net interest income                                                                      10,682,537         10,907,897
Provision for loan losses                                                  6                     --                 --
                                                                                         ----------         ----------
Net interest income after provision for  loan losses                                     10,682,537         10,907,897
                                                                                         ----------         ----------

Non-interest income:
     Fees and service charges                                                               350,483            385,192
     Gain on sale of securities                                         1 and 3              45,000                 --
     Other                                                                                  292,184            163,327
                                                                                         ----------         ----------
             Total non-interest income                                                      687,667            548,519
                                                                                         ----------         ----------
Non-interest expenses:
     Salaries and employee benefits                                    1 and 13           3,625,861          3,280,889
     Net occupancy expense of premises                                 1 and 16             363,463            349,119
     Equipment                                                             1                664,085            713,920
     Loss (income) on real estate owned                                 1 and 7               6,165           (195,081)
     Amortization of intangibles                                           1                592,768            592,768
     Other                                                                                1,423,346          1,659,323
                                                                                         ----------         ----------
             Total non-interest expenses                                                  6,675,688          6,400,938
                                                                                         ----------         ----------
Income before income taxes                                                                4,694,516          5,055,478
Income taxes                                                           1 and 14           1,621,123          1,775,150
                                                                                         ----------         ----------

Net income                                                                              $ 3,073,393        $ 3,280,328
                                                                                         ==========         ==========

Net income per common share:                                           1 and 15
     Basic                                                                           $         0.64      $        0.68
                                                                                         ==========         ==========
     Diluted                                                                         $         0.63      $        0.68
                                                                                         ==========         ==========

Weighted average number of common shares outstanding:                  1 and 15
     Basic                                                                                4,768,681          4,808,870
                                                                                         ==========         ==========
     Diluted                                                                              4,859,567          4,827,730
                                                                                         ==========         ==========


See notes to consolidated financial statements.


                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                            -----------------------------------------------


                                                                                         Year Ended December 31,
                                                                                    -----------------------------------
                                                                                         2001                2000
                                                                                    ----------------    ---------------

Net income                                                                              $ 3,073,393        $ 3,280,328
                                                                                        -----------        -----------

Other comprehensive income, net of income taxes:
     Unrealized holding gains on securities
         available for sale, net of income taxes
         of $18,040 and $24,967, respectively                                                32,099             44,424

     Reclassification adjustment
         for realized (gains) on securities
         available for sale, net of income taxes
         of $16,191 and $ -0-, respectively                                                 (28,809)                --
                                                                                        -----------        -----------

Other comprehensive income                                                                    3,290             44,424
                                                                                        -----------        -----------

Comprehensive income                                                                    $ 3,076,683        $ 3,324,752
                                                                                        ===========        ===========


See notes to consolidated financial statements.



                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      ----------------------------------------------------------


                                                                                                 Retained
                                                                            Additional          Earnings -           Common Stock
                                                            Common            Paid-In          Substantially         Acquired by
                                                            Stock             Capital           Restricted               ESOP
                                                         -------------   -----------------   -----------------   -------------------

Balance - December 31, 1999                                 $ 41,972       $ 17,332,133        $ 33,054,528        $ (1,178,874)

Net income for the year ended December 31, 2000                   --                 --           3,280,328                  --

Purchase of 68,683 shares of treasury stock                       --                 --                  --                  --

Incentive Plan stock earned                                       --                 --                  --                  --

ESOP shares committed to be released                              --                898                  --             147,358

Reissuance of 1,317 shares of treasury stock                      --               (810)                 --                  --

Cash dividends declared on common stock                           --                 --            (601,041)                 --

Unrealized gain on securities available for sale,
  net of income taxes                                             --                 --                  --                  --
                                                            --------       ------------        ------------        ------------

Balance - December 31, 2000                                   41,972         17,332,221          35,733,815          (1,031,516)

Net income for the year ended December 31, 2001                   --                 --           3,073,393                  --

Purchase of 88,500 shares of treasury stock                       --                 --                  --                  --

Reissuance of 40,007 shares of treasury stock                     --            (23,786)                 --                  --

Incentive Plan stock earned                                       --                 --                  --                  --

ESOP shares committed to be released                              --             81,938                  --             147,358

Stock dividend                                                10,493            (10,493)                 --                  --

Cash dividends declared on common stock                           --                 --            (893,193)                 --

Unrealized gain on securities available for sale,
  net of income taxes                                             --                 --                  --                  --

                                                            --------       ------------        ------------        ------------
Balance - December 31, 2001                                 $ 52,465       $ 17,379,880        $ 37,914,015        $   (884,158)
                                                            ========       ============        ============        ============



                                                                                                Accumulated
                                                                                                   Other
                                                         Unearned                              Comprehensive            Total
                                                         Incentive           Treasury              (Loss)           Stockholders'
                                                        Plan Stock            Stock                Income               Equity
                                                      ----------------   -----------------   ------------------   ------------------

Balance - December 31, 1999                         $   (655,549)         $ (1,436,550)      $    (47,714)            $ 47,109,946

Net income for the year ended December 31, 2000               --                    --                 --                3,280,328

Purchase of 68,683 shares of treasury stock                   --              (671,391)                --                 (671,391)

Incentive Plan stock earned                              124,883                    --                 --                  124,883

ESOP shares committed to be released                          --                    --                 --                  148,256

Reissuance of 1,317 shares of treasury stock                  --                13,417                 --                   12,607

Cash dividends declared on common stock                       --                    --                 --                 (601,041)

Unrealized gain on securities available for sale,
  net of income taxes                                         --                    --             44,424                   44,424
                                                    ------------          -----------        ------------             ------------

Balance - December 31, 2000                             (530,666)           (2,094,524)            (3,290)              49,448,012

Net income for the year ended December 31, 2001               --                    --                 --                3,073,393

Purchase of 88,500 shares of treasury stock                   --            (1,379,425)                --               (1,379,425)

Reissuance of 40,007 shares of treasury stock                 --               332,428                 --                  308,642

Incentive Plan stock earned                              124,936                    --                 --                  124,936

ESOP shares committed to be released                          --                    --                 --                  229,296

Stock dividend                                                --                    --                 --                       --

Cash dividends declared on common stock                       --                    --                 --                 (893,193)

Unrealized gain on securities available for sale,
  net of income taxes                                         --                    --              3,290                    3,290
                                                    ------------          ------------        ------------             ------------
Balance - December 31, 2001                         $    (405,730)        $ (3,141,521)       $         --             $ 50,914,951
                                                    ============          ============        ============             ============





See notes to consolidated financial statements.


                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 -------------------------------------

                                                                                          Year Ended December 31,
                                                                                     -----------------------------------
                                                                                          2001               2000
                                                                                     ----------------   ----------------
Cash flows from operating activities:
      Net income                                                                     $  3,073,393    $  3,280,328
      Adjustments to reconcile net income
       to net cash provided by operating activities:
           Depreciation and amortization of premises and equipment                        250,906         258,494
           Net accretion of premiums, discounts and deferred loan fees                   (229,399)       (400,037)
           Amortization of intangibles                                                    592,768         592,768
           (Gain) loss on sale of securities available for sale                           (45,000)             --
           (Gain) on trade-in of automobile                                                (2,360)             --
           (Gain) on sale of real estate owned                                            (22,083)       (234,635)
           Deferred income tax expense (benefit)                                           94,532         (47,074)
           Decrease (increase) in accrued interest receivable                             362,180        (236,154)
           (Increase) in other assets                                                    (318,873)         (7,855)
           Increase in interest payable                                                   185,830         306,633
           Increase in other liabilities                                                  125,439          78,118
           Amortization of Incentive Plan cost                                            124,936         124,883
           ESOP shares committed to be released                                           229,296         148,256
                                                                                     ------------    ------------

               Net cash provided by operating activities                                4,421,565       3,863,725
                                                                                     ------------    ------------

Cash flows from investing activities:
      Purchase of term deposits                                                          (300,000)             --
      Proceeds from maturity of term deposits                                             100,000              --
      Proceeds from sales of securities available for sale                              2,045,000              --
      Proceeds from call of security available for sale                                 1,000,000              --
      Proceeds from maturities and calls of investment securities held to maturity     22,848,188         150,000
      Purchases of investment securities held to maturity                             (14,000,000)             --
      Principal repayments on mortgage-backed securities held to maturity              40,382,836      22,699,074
      Purchases of mortgage-backed securities held to maturity                        (59,814,828)    (19,314,117)
      Purchases of loans receivable                                                    (2,915,934)     (5,056,994)
      Net decrease (increase) in loans receivable                                         986,293      (5,853,653)
      Proceeds from sales of real estate owned                                            414,678         698,047
      Additions to premises and equipment                                                (156,094)       (116,074)
      Purchase of Federal Home Loan Bank of New York stock                               (284,400)       (285,700)
      Purchase of life insurance policy                                                (1,700,000)             --
                                                                                     ------------    ------------

               Net cash (used in) investing activities                                (11,394,261)     (7,079,417)
                                                                                     ------------    ------------

Cash flows from financing activities:
      Net increase in deposits                                                          2,818,033       2,654,330
      Net increase in short-term borrowed money                                         7,050,000       1,950,000
      Proceeds of long-term borrowed money                                             10,000,000       2,000,000
      Repayment of long-term borrowed money                                            (2,484,485)     (5,999,702)
      Net (decrease) in advance payments by borrowers for
       taxes and insurance                                                               (105,578)        (11,187)
      Purchases of treasury stock                                                      (1,379,425)       (671,391)
      Proceeds from sales of treasury stock                                               294,380              --
      Cash dividends paid on common stock                                                (808,200)       (574,286)
                                                                                     ------------    ------------

               Net cash provided by (used in) financing activities                     15,384,725        (652,236)
                                                                                     ------------    ------------

Net increase (decrease) in cash and cash equivalents                                    8,412,029      (3,867,928)
Cash and cash equivalents - beginning                                                   8,877,917      12,745,845
                                                                                     ------------    ------------

Cash and cash equivalents - ending                                                   $ 17,289,946    $  8,877,917
                                                                                     ============    ============

See notes to consolidated financial statements.


                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 -------------------------------------



                                                                                        Year Ended December 31,
                                                                                   -------------------------------
                                                                                        2001               2000
                                                                                   ----------------   ------------

Supplemental  disclosure of cash flow information:
   Cash paid during the year for:
      Income taxes                                                                    $ 1,654,563     $ 1,755,859
                                                                                      ===========     ===========

      Interest                                                                        $12,596,916     $12,887,593
                                                                                      ===========     ===========

Supplemental schedule of noncash investing activities:
      Security purchase not settled:
           Mortgage-backed security held to maturity                                  $        --     $12,702,308
           Accrued interest receivable                                                         --          66,111
                                                                                      -----------     -----------

           Due to broker                                                              $        --     $12,768,419
                                                                                      ===========     ===========

      Loans receivable transferred to real estate owned                               $        --     $   165,269
                                                                                      ===========     ===========

      Issuance of treasury stock to fund Supplemental Employee
        Retirement Plan                                                               $    14,262     $    12,607
                                                                                      ===========     ===========

      Cash dividend declared, not paid                                                $   233,903     $   148,910
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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

          Basis of consolidated financial statement presentation
          ------------------------------------------------------

          The consolidated financial statements include the accounts of West Essex Bancorp, Inc. ("Company"), the Company's wholly owned subsidiary, West Essex Bank ("Bank") and the Bank's wholly owned subsidiary, West Essex Insurance Agency, Inc. ("Subsidiary"), and have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the carrying value of excess of cost over assets acquired. Management believes that the allowance for loan losses is adequate and that excess of cost over assets acquired is appropriately valued. While management uses available information to recognize losses on loans and to assess the carrying value of excess of cost over assets acquired, future additions to the allowance for loan losses or further writedowns of excess of cost over assets acquired may be necessary based on changes in economic and market conditions in the Bank's market area.

          In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

          Cash and cash equivalents
          -------------------------

          Cash and cash equivalents include cash and amounts due from depository institutions, federal funds sold and interest-bearing deposits in other banks with original maturities of three months or less.

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

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Cont'd)
------------------------------------------------

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

          Reclassification
          ----------------

          Certain amounts as of and for the year ended December 31, 2000, have been reclassified to conform with the current year's presentation.



2.   ORGANIZATION AND STOCKHOLDERS' EQUITY
------------------------------------------

The Company is a business corporation formed at the direction of the Bank under the laws of the United States and is the stock holding company for the Bank. The Company's principal business is the operation of the Bank. West Essex Bancorp, M.H.C. ("MHC"), a mutual holding company formed at the direction of the Bank, is the majority owner of the Company, owning 59.7% and 58.9% of the Company's outstanding common stock at December 31, 2001 and 2000, respectively.

During the years ended December 31, 2001 and 2000, the MHC waived its right to receive cash dividends on the shares of Company common stock it owns. If the MHC had not waived its rights to receive dividends, the amount of such dividends would have been $1,440,000 and $940,000, respectively. The cumulative amount of such waived dividends at December 31, 2001 and 2000, was $3,085,000 and $1,645,000, respectively.

In addition to the 9,000,000 authorized shares of Common Stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of December 31, 2001 and 2000, there were no shares of Preferred Stock issued.

On September 28, 2001, the Company's Board of Directors authorized a five-for-four stock split, which was distributed on October 22, 2001, to stockholders of record on October 8, 2001. Basic and diluted net income per common share and the weighted average number of basic and diluted common shares outstanding have been retroactively restated to give effect to the stock split.


                                            WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            ------------------------------------------



3.   SECURITIES AVAILABLE FOR SALE
     -----------------------------

                                                                                          December 31, 2000
                                                              ---------------------------------------------------------------------
                                                                Amortized               Gross Unrealized               Carrying
                                                                                ---------------------------------
                                                                   Cost             Gains             Losses            Value
                                                              ---------------   ---------------   ---------------   ---------------

U.S. Government (including agencies) obligations:
     Due after one year through five years                       $1,999,202        $ 28,924        $        --         $2,028,126
     Due after ten years                                          1,000,000              --             34,063            965,937
                                                                 ----------       ----------       -----------         ----------

                                                                 $2,999,202       $   28,924       $    34,063         $2,994,063
                                                                 ==========       ==========       ===========         ==========


The following table presents details of sales of securities available for sale:


                                                                                    Year Ended December 31,
                                                                                ---------------------------------
                                                                                     2001              2000
                                                                                ---------------   ---------------


Sales proceeds                                                                      $2,045,000     $     --
Gross gains                                                                             45,000           --


4.   INVESTMENT SECURITIES HELD TO MATURITY
     --------------------------------------

                                                                                 December 31, 2001
                                                      ------------------------------------------------------------------------
                                                          Carrying                 Gross Unrealized               Estimated
                                                                          ----------------------------------
                                                            Value              Gains             Losses          Fair Value
                                                      -----------------   ---------------   ----------------   ---------------

U.S. Government (including agencies):
      Due after five years through ten years            $ 4,000,000           $      --       $   109,375        $ 3,890,625
      After ten years                                    18,599,690             145,604           294,026         18,451,268
                                                         ----------             -------           -------         ----------

                                                         22,599,690             145,604           403,401         22,341,893
                                                         ----------             -------           -------         ----------

Obligations of states and municipalities:
      After five years through ten years                    100,000                  --               506             99,494
      After ten years                                       484,446                  --             8,316            476,130
                                                         ----------             -------           -------         ----------

                                                            584,446                  --             8,822            575,624
                                                         ----------             -------           -------         ----------

Trust preferred securities due after ten years            9,985,051                  --         1,528,003          8,457,048
                                                         ----------             -------           -------         ----------

                                                        $33,169,187         $   145,604       $ 1,940,226        $31,374,565
                                                        ===========         ===========       ===========        ===========



                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              ------------------------------------------



4.   INVESTMENT SECURITIES HELD TO MATURITY  (Cont'd.)
------------------------------------------------------


                                                                                 December 31, 2000
                                                      ------------------------------------------------------------------------
                                                          Carrying                 Gross Unrealized               Estimated
                                                                          ----------------------------------
                                                            Value              Gains             Losses          Fair Value
                                                      -----------------   ---------------   ----------------   ---------------

U.S. Government (including agencies):
      Due after five years through ten years            $ 8,000,000         $      --          $    13,600        $ 7,986,400
      After ten years                                    23,155,160           150,578              714,933         22,590,805
                                                        -----------       -----------          -----------        -----------

                                                         31,155,160           150,578              728,533         30,577,205
                                                        -----------       -----------          -----------        -----------

Obligations of states and municipalities:
      Due after ten years                                   583,525               115                4,038            579,602
                                                        -----------       -----------          -----------        -----------

                                                            583,525               115                4,038            579,602
                                                        -----------       -----------          -----------        -----------

Trust preferred securities due after ten years            9,989,136                --            1,220,687          8,768,449
                                                        -----------       -----------          -----------        -----------

                                                        $41,727,821       $   150,693          $ 1,953,258        $39,925,256
                                                        ===========       ===========          ===========        ===========


There were no sales of investment securities held to maturity during the years ended December 31, 2001 and 2000.

At December 31, 2001 and 2000, investment securities held to maturity with an aggregate carrying value of $291,000 and $590,000, respectively, were pledged to secure public deposits.



5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
     -------------------------------------------

                                                                                     December 31, 2001
                                                         -------------------------------------------------------------------------
                                                             Carrying                Gross Unrealized                Estimated
                                                                             --------------------------------
                                                              Value              Gains             Losses           Fair Value
                                                         ----------------    --------------    --------------    -----------------

Government National Mortgage Association                  $ 56,909,281       $    846,131      $     66,564         $ 57,688,848
Federal Home Loan Mortgage Corporation                      27,872,512            755,989                --           28,628,501
Federal National Mortgage Association                       24,226,546            294,116           244,610           24,276,052
Collateralized mortgage obligations                         26,714,653            508,818            73,995           27,149,476
Other                                                        1,604,940                 --            12,383            1,592,557
                                                          ------------       ------------      ------------         ------------

                                                          $137,327,932       $  2,405,054      $    397,552         $139,335,434
                                                          ============       ============      ============         ============


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY  (Cont'd.)
-----------------------------------------------------------


                                                                                     December 31, 2000
                                                         -------------------------------------------------------------------------
                                                             Carrying                Gross Unrealized                Estimated
                                                                             --------------------------------
                                                              Value              Gains             Losses           Fair Value
                                                         ----------------    --------------    --------------    -----------------

Government National Mortgage Association                 $ 56,872,925        $    365,587       $     12,314       $ 57,226,198
Federal Home Loan Mortgage Corporation                     29,344,273             201,310             12,731         29,532,852
Federal National Mortgage Association                      13,573,469             100,447             86,775         13,587,141
Collateralized mortgage obligations                        30,832,255               2,715          1,001,156         29,833,814
Other                                                           4,619                  --                 --              4,619
                                                          ------------       ------------      ------------         ------------

                                                         $130,627,541        $    670,059       $  1,112,976       $130,184,624
                                                         ============        ============       ============       ============






There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2001 and 2000.

At December 31, 2001 and 2000, mortgage-backed securities held to maturity having an aggregate carrying value of $686,000 and $841,000, respectively, were pledged to secure public deposits.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6.   LOANS RECEIVABLE
     ----------------


                                                          December 31,
                                              ------------------------------
                                                    2001             2000
                                              -------------    -------------

Real estate mortgage                          $ 142,994,796    $ 141,259,052
                                              -------------    -------------

Agency for International Development                 30,160           35,360
                                              -------------    -------------

Construction and land development                 9,524,452       10,587,471
                                              -------------    -------------

Consumer:
      Passbook or certificate                       297,788          453,990
      Equity                                     16,919,114       16,662,700
      Automobile                                    118,257          212,142
      Other                                         105,846           54,768
                                              -------------    -------------

                                                 17,441,005       17,383,600
                                              -------------    -------------

         Total loans                            169,990,413      169,265,483
                                              -------------    -------------

Less:   Loans in process                          3,078,106        4,219,192
         Allowance for loan losses                1,363,366        1,363,366
         Net deferred loan (costs) fees            (387,027)        (355,062)
                                              -------------    -------------

                                                  4,054,445        5,227,496
                                              -------------    -------------

                                              $ 165,935,968    $ 164,037,987
                                              =============    =============


The Bank has granted loans to officers and directors of the Bank and to their associates. Related party loans do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,833,000 and $1,688,000 at December 31, 2001 and 2000, respectively. During the year ended December 31, 2001, new loans aggregating $212,000 were granted and repayments totalled $67,000.

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

Nonperforming loans were as follows:


                                                                                 December 31,
                                                                       --------------------------------
                                                                           2001              2000
                                                                       --------------    --------------
                                                                                (In Thousands)

Nonaccrual                                                                     $ 578             $ 109
Renegotiated                                                                      --                90
                                                                       --------------    --------------

                                                                               $ 578             $ 199
                                                                       ==============    ==============

The impact of nonperforming loans on interest income is as follows:

                                                                           Year Ended December 31,
                                                                       --------------------------------
                                                                           2001              2000
                                                                       --------------    --------------
                                                                                (In Thousands)

Interest income if performing in accordance with original terms                 $ 48              $ 17
Interest income actually recorded                                                 23                 9
                                                                       --------------    --------------

Interest income lost                                                            $ 25               $ 8
                                                                       ==============    ==============


The following is an analysis of the allowance for loan losses:

                                                                           Year Ended December 31,
                                                                       --------------------------------
                                                                           2001              2000
                                                                       --------------    --------------

Balance - beginning                                                      $ 1,363,366       $ 1,400,366
Provision charged  to operations                                                  --                --
Loans charged off                                                                 --           (37,000)
                                                                       --------------    --------------

Balance - ending                                                         $ 1,363,366       $ 1,363,366
                                                                       ==============    ==============

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6.   LOANS RECEIVABLE  (Cont'd.)
--------------------------------

At December 31, 2001 and 2000, and during the year ended December 31, 2001, there were no loans classified as impaired. During the year ended December 31, 2000, the average recorded investment in impaired loans was approximately $3,000 and no interest income was recorded thereon.



7.   REAL ESTATE OWNED
     -----------------


                                                   December 31,
                                             ----------------------------
                                              2001              2000
                                             -----------   --------------

Acquired in settlement of loans              $ 209,000         $ 601,595
                                             =========         =========



The following is an analysis of the (loss) income on real estate owned:

                                                 Year Ended December 31,
                                             -----------------------------
                                                2001              2000
                                             -----------   ---------------


Gain on sale, net                             $ 22,083         $ 234,635
Carrying costs, net of rental income           (28,248)          (39,554)
                                              --------         ---------

                                              $ (6,165)        $ 195,081
                                              ========         =========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



8.   PREMISES AND EQUIPMENT
---------------------------


                                                       December 31,
                                                ------------------------
                                                    2001         2000
                                                 ----------   ----------

Land                                             $  979,315   $  979,315
                                                 ----------   ----------

Buildings and improvements                        2,197,156    2,174,219
Less accumulated depreciation                     1,075,012    1,003,667
                                                 ----------   ----------

                                                  1,122,144    1,170,552
                                                 ----------   ----------

Leasehold improvements                              112,754      112,754
Less accumulated amortization                       112,754      112,754
                                                 ----------   ----------
                                                         --           --
                                                 ----------   ----------

Furnishings and equipment                         1,140,798    1,009,854
Less accumulated depreciation                       739,673      564,685
                                                 ----------   ----------

                                                    401,125      445,169
                                                 ----------   ----------

                                                 $2,502,584   $2,595,036
                                                 ==========   ==========



9.   ACCRUED INTEREST RECEIVABLE
--------------------------------

                                    December 31,
                             ------------------------
                                2001         2000
                             ----------   ----------

Loans                        $  861,934   $  968,112
Mortgage-backed securities      818,247      786,078
Investment securities           199,356      553,638
                             ----------   ----------

                             $1,879,537   $2,307,828
                             ==========   ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



10.  DEPOSITS
-------------

                                                                             December 31,
                                      -------------------------------------------------------------------------------------------
                                                            2001                                          2000
                                      -------------------------------------------   ---------------------------------------------
                                       Weighted                                      Weighted
                                        Average                                       Average
                                         Rate            Amount         Percent        Rate             Amount          Percent
                                      ------------  -----------------  ----------   ------------   -----------------   ----------
Demand accounts:
       Non-interest-bearing                 0.00%       $ 18,272,852        7.59       0.00%        $ 16,927,220           7.11
       Interest-bearing                     0.87%         20,956,612        8.70       1.34%          18,879,594           7.94
                                                       -------------      ------                   -------------         ------

                                            0.46%         39,229,464       16.29       0.71%          35,806,814          15.05
Savings and club accounts                   2.00%         56,349,272       23.39       2.03%          53,098,430          22.31
Certificates of deposit                     4.37%        145,285,572       60.32       5.82%         149,050,964          62.64
                                                       -------------      ------                   -------------         ------

                                            3.18%      $ 240,864,308      100.00       4.20%       $ 237,956,208         100.00
                                                       =============      ======                   =============         ======



The amount of certificates of deposit with balances of $100,000 or more at December 31, 2001 and 2000 was approximately $25,885,000 and $25,932,000, respectively.

The scheduled maturities of certificates of deposit are as follows (in thousands):

                                              December 31,
                                      ------------------------------
                                          2001             2000
                                      -------------    -------------

One year or less                        $124,431        $ 121,508
After one to three years                  18,523           24,274
After three years                          2,332            3,269
                                        --------        ---------
                                        $145,286        $ 149,051
                                        ========        =========

A summary of interest on deposits is as follows (in thousands):

                                         Year Ended December 31,
                                      ------------------------------
                                          2001             2000
                                      -------------    -------------

Demand accounts                            $ 247            $ 274
Savings and club accounts                  1,100            1,109
Certificates of deposit                    7,701            7,973
                                         -------          -------
                                         $ 9,048          $ 9,356
                                         =======          =======



                                             WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            ------------------------------------------


11.   BORROWED MONEY
--------------------
                                                                                      December 31,
                                                        --------------------------------------------------------------------------
                                                                       2001                                   2000
                                                        -----------------------------------    -----------------------------------
                                                           Weighted                               Weighted
                                                            Average                                Average
                                                             Rate               Amount              Rate               Amount
                                                        ----------------    ---------------    ----------------   ----------------

Securities sold under agreements to
 to repurchase maturing within one year                      2.86%             $15,000,000           6.52%          $ 7,950,000

Convertible advances (a):
     due November 13, 2006                                   5.90%               5,000,000           5.90%             5,000,000
     due March 24, 2008                                      5.33%              10,000,000           5.33%            10,000,000
     due March 25, 2008                                      5.59%              10,000,000           5.59%            10,000,000
     due March 24, 2009                                      5.42%               5,000,000           5.42%             5,000,000

Monthly amortizing advances:
     Payable in 13 monthly principal
      and interest installments of $96,286 and
      a final payment of $192,818 on
      February 24, 2003                                      5.84%               1,389,595           5.84%             2,430,702

     Payable in 73 monthly principal
      and interest installments of $55,591 and
      a final payment of $111,347 on
      February 25, 2008                                      6.03%               3,466,333           6.03%             3,909,711

Term advances maturing during:
     2001                                                      --                       --           6.27%             1,000,000
     2002                                                    6.42%               1,000,000           6.42%             1,000,000
     2003                                                    6.55%               1,000,000           6.55%             1,000,000
     2004                                                    5.75%              12,000,000           5.75%            12,000,000
     2008                                                    5.55%               3,000,000           5.55%             3,000,000
     2011                                                    5.40%              10,000,000             --                     --
     ----                                                                      -----------                           -----------

                                                             5.08%             $76,855,928           5.78%           $62,290,413
                                                                               ===========                           ===========



(a) Convertible at lender option to replacement funding at then current rates on November 12, 2002, March 24, 2001, March 25, 2003 and March 24, 2004,
     respectively, and quarterly thereafter.


Certain information concerning borrowed money is summarized as follows:


                                                  Year Ended December 31,
                                              ----------------------------------
                                                  2001                2000
                                              ---------------    ---------------
                                                   (Dollars in Thousands)

Average balance outstanding                     $ 66,532             $ 65,592
Maximum month-end balance outstanding             76,856               69,167
Average interest rate                              5.61%                5.85%

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



11.   BORROWED MONEY  (Cont'd.)
---------------------

The foregoing borrowings were secured by pledges of the Bank's investment in the following:


                                                       December 31,
                                             ---------------------------------
                                                 2001               2000
                                             --------------     --------------
                                                      (In Thousands)

FHLB capital stock                              $ 3,843              $ 3,558
Mortgage-backed securities held to maturity      77,233               55,525
Investment securities held to maturity           16,875               23,187
Securities available for sale                        --                2,994
                                                -------              -------

                                                $97,951              $85,264
                                                =======              =======



12.   REGULATORY CAPITAL
------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                                          December 31,
                                                 ------------------------------
                                                     2001             2000
                                                 -------------    -------------
                                                        (In Thousands)

GAAP capital                                         $ 47,739         $ 44,444
Less: excess of cost over assets acquired              (3,458)          (4,051)
Less: unrealized loss on debt securities                   --                3
                                                     --------         --------

Core and tangible capital                              44,281           40,396
Add: general allowance for loan losses                  1,363            1,363
                                                     --------         --------

       Total regulatory capital                      $ 45,644         $ 41,759
                                                     ========         ========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.   REGULATORY CAPITAL  (Cont'd.)
------------------------

                                                                     As of December 31, 2001
                                          ------------------------------------------------------------------------------
                                                                                                      To Be Well
                                                                                                     Capitalized
                                                                                                     Under prompt
                                                                         Minimum Capital              Corrective
                                                   Actual                 Requirements            Actions Provisions
                                          -------------------------  ------------------------  -------------------------
                                            Amount        Ratio        Amount       Ratio        Amount        Ratio
                                          ------------  -----------  -----------  -----------  ------------  -----------
                                                                     (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)                    $45,644       32.35%      $11,286        8.00%       $14,107       10.00%

Tier 1 Capital
 (to risk-weighted assets)                     44,281       31.39%           --          --          8,464        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    44,281       12.11%       14,632        4.00%        18,290        5.00%

Tangible Capital
 (to adjusted total assets)                    44,281       12.11%        5,487        1.50%            --          --



                                                                     As of December 31, 2000
                                          ------------------------------------------------------------------------------
                                                                                                      To Be Well
                                                                                                     Capitalized
                                                                                                     Under prompt
                                                                         Minimum Capital              Corrective
                                                   Actual                 Requirements            Actions Provisions
                                          -------------------------  ------------------------  -------------------------
                                            Amount        Ratio        Amount       Ratio        Amount        Ratio
                                          ------------  -----------  -----------  -----------  ------------  -----------
                                                                     (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)                    $41,759       30.59%      $10,923        8.00%       $13,653       10.00%

Tier 1 Capital
 (to risk-weighted assets)                     40,396       29.59%           --          --          8,192        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                    40,396       11.24%       14,374        4.00%        17,967        5.00%

Tangible Capital
 (to adjusted total assets)                    40,396       11.24%        5,390        1.50%            --          --


As of the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

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

         The following table sets forth the plan's funded status:




                                                            December 31,
                                                   --------------------------
                                                      2001           2000
                                                   -----------    -----------

Projected benefit obligation - beginning           $3,482,340     $3,284,312
Service cost                                          141,222        145,200
Interest cost                                         270,969        260,420
Actuarial loss (gain)                                 228,265        (83,027)
Benefits paid                                        (100,372)       (75,279)
Settlements                                           (29,716)       (49,286)
Plan amendments                                         2,278             --
                                                   ----------     ----------

Projected benefit obligation - ending               3,994,986      3,482,340
                                                   ----------     ----------

Plan assets at fair value - beginning               4,047,264      3,850,539
Actual (loss) return on assets                       (329,778)       214,668
Employer's contributions                               73,378        106,622
Benefits paid                                        (100,372)       (75,279)
Settlements                                           (29,716)       (49,286)
                                                   ----------     ----------

Plan assets at fair value - ending                  3,660,776      4,047,264
                                                   ----------     ----------

Funded status                                        (334,210)       564,924
Unrecognized net transition obligation                 63,292         94,937
Unrecognized past service cost                         42,280         51,833
Unrecognized net loss (gain)                           39,737       (911,680)
                                                   ----------     ----------

Accrued pension cost included in other liabilities $ (188,901)    $ (199,986)
                                                   ==========     ==========



The following table sets forth the components of net periodic pension cost:


                                                       Year Ended December 31,
                                                    -------------------------
                                                       2001           2000
                                                    ----------     ----------
Net periodic pension cost
 included the following components:
       Service cost                                 $ 141,222      $ 145,200
       Interest cost                                  270,969        260,420
       Expected return on plan assets                (340,143)      (308,293)
       Amortization of net transition obligation       31,645         31,645
       Amortization of past service cost                9,553          9,553
       Amortization of net gain                       (50,953)       (51,354)
                                                   ----------     ----------
Net periodic pension cost
  included in salaries and employee benefits         $ 62,293       $ 87,171
                                                   ==========     ==========

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13. BENEFIT PLANS  (Cont'd.)
----------------------------

         Assumptions used to value the pension plan were as follows:

                                                   Year Ended December 31,
                                                   ----------------------
                                                       2001      2000
                                                     --------   -------

          Discount rate                                8.00%     8.00%
          Expected long-term rate of return            8.50%     8.00%
          Rate of increase in  compensation levels     5.50%     5.50%

          ESOP

          Effective upon the consummation of the Bank's reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $1,473,854 in proceeds from a term loan obtained from the Company to purchase 147,768 shares of Company common stock in the open market. In conjunction with the 5-for-4 split of the Company's common stock in October 2001, the ESOP shares increased from 147,768 to 184,710. The term loan principal is payable over ten equal annual installments through December 31, 2007. Interest on the term loan is fixed at a rate of 8.25%. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

          Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

          The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $229,296 and $148,256 for the years ended December 31, 2001 and 2000, respectively.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13. BENEFIT PLANS  (Cont'd.)
----------------------------

         The ESOP shares were as follows:


                                                   December 31,
                                        -------------------------------------
                                            2001                  2000
                                        ---------------      ----------------

Allocated shares                              73,884               55,413
Unreleased shares                            110,826              129,297
                                          ----------           ----------

Total ESOP shares                            184,710              184,710
                                          ==========           ==========

Fair value of unreleased shares           $1,690,097           $1,267,103
                                          ==========           ==========

         In addition to the above, the Company has established a supplemental benefit plan to offset the ESOP benefit reduction applicable to certain members of Company management due to limitations imposed by the Internal Revenue Code. The amount expensed related to this plan totalled approximately $23,000 and $22,000 for the years ended December 31, 2001 and 2000, respectively. A portion of the 2000 and 1999 liabilities was settled via the issuance of 1,422 shares and 1,317 shares, respectively, of Company common stock during the years ended December 31, 2001 and 2000, respectively. The Company plans to settle a portion of the 2001 liability in the same manner.

         1999 Stock-Based Incentive Plan (the "Incentive Plan")
         ------------------------------------------------------

         The following data in regard to the Incentive Plan have been restated to give retroactive effect to the 5-for-4 split in the Company's stock distributed in October 2001.

         In April 1999, the Company's stockholders approved, and the Company implemented the Incentive Plan. Under the Incentive Plan, employees of the Company and it's subsidiaries may be awarded up to 92,355 shares of Company common stock (the "Stock Awards") and issued options to purchase up to 230,889 shares of Company common stock (the "Stock Options"). Additional information on the Stock Awards and Stock Options is contained in the succeeding paragraphs.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13. BENEFIT PLANS  (Cont'd.)
----------------------------

          Stock Awards
          ------------

          Stock Awards under the Incentive Plan are granted in the form of Company common stock, which are held by the Incentive Plan Trust, and vest over a period of five years (20% annually from the date of grant). The Stock Awards become fully vested upon the death or disability of the awardee. On April 30, 1999, the Company awarded 82,195 shares of its common stock (59,108 shares to employees and 23,087 shares to outside directors). On November 28, 2001, the Company awarded 7,169 shares of its common stock to employees. At December 31, 2001 and 2000, stock awards for 35,648 shares and 16,439 shares, respectively, were vested and 2,991 shares and 10,160 shares, respectively, were available for future grant. During both the years ended December 31, 2001 and 2000, approximately $125,000 in expense related to the Stock Awards was recorded. The amount of expense recorded for the Stock Awards is based upon the number of shares awarded, the market price of the Company's common stock at the grant date ($9.50 per share on April 30, 1999 and $14.60 on November 28,
          2001) and the period over which the Stock Awards are earned (60 months).

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

          On November 28, 2001, and April 30, 1999, options to purchase 10,829 shares and 220,060 shares, respectively, of Company common stock were granted, which include non-incentive stock options to directors and incentive stock options to officers and employees. The options granted, none of which were forfeited during 2001 or 2000, are summarized as follows:


                                                         Number of Option Shares                 Exercise Price Per Share
                                               --------------------------------------------    ------------------------------
                                                   Non-
                                                Incentive       Incentive         Total            Range           Average
                                               -------------   -------------   ------------    ---------------   ------------

Balance - December 31,
  1999 and 2000                                      58,570         161,490        220,060         $ 7.60             $ 7.60

Options granted                                          --          10,829         10,829         14.60               14.60

Options exercised                                   (14,058)        (24,996)       (39,054)         7.60                7.60
                                                    -------         -------        -------

Balance - December 31, 2001                          44,512         147,323        191,835        $7.60 - $14.60       $ 8.00
                                                     ======         =======        =======


          At December 31, 2001 and 2000, options for 56,748 shares and 44,013 shares, respectively, were excercisable. At December 31, 2000, stock options for up to 10,829 shares of Company common stock were available for future grants. At December 31, 2001, all options available under the Incentive Plan had been granted.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13. BENEFIT PLANS  (Cont'd.)
----------------------------

          The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair values of the stock options granted during 2001 and 1999, which have exercise prices equal to the market price of the Company's common stock at the grant dates, were estimated using the Black-Scholes option-pricing model. Such fair values and the assumptions used for estimating fair value are as follows:

                                                      Year Ended December 31,
                                                    ------------------------
                                                       2001         1999
                                                    ----------    ---------

Weighted average grant-date fair value per share      $4.72         $2.54
Expected common stock dividend yield                  3.29%         3.16%
Expected volatility                                   38.08%       27.66%
Expected option life                                6.5 years     6.5 years
Risk-free interest rate                               4.66%         5.36%


          Had the Company used the fair value based method, proforma net income and proforma net income per common share would have been as follows:


                                              Year Ended December 31,
                                              ---------------------------
                                               2001              2000
                                              -----------    ------------

Proforma net income                           $3,016,000      $3,223,000
Proforma net income per common share:
   Basic                                            0.63            0.67
   Diluted                                          0.62            0.67




14.  INCOME TAXES
-----------------

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience method or the specific charge off method. Retained earnings at December 31, 2001, include approximately $6.8 million of such bad debt allowance for which federal income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  INCOME TAXES  (Cont'd.)
----------------------------

The components of income taxes are summarized as follows:


                                                                       Year Ended December 31,
                                                                    -------------------------------
                                                                       2001              2000
                                                                    -------------   ---------------
       Current tax expense:
           Federal income                                           $ 1,402,918       $ 1,669,845
           State income                                                 123,673           152,379
                                                                    -----------       -----------

                                                                      1,526,591         1,822,224
                                                                    -----------       -----------
       Deferred tax expense (benefit):
           Federal income                                                87,256           (39,021)
           State income                                                   7,276            (8,053)
                                                                    -----------       -----------

                                                                         94,532           (47,074)
                                                                    -----------       -----------

                                                                    $ 1,621,123       $ 1,775,150
                                                                    ===========       ===========


The components of the net deferred income tax asset are as follows:

                                                                            December 31,
                                                                    -------------------------------
                                                                       2001              2000
                                                                    -------------   ---------------
       Deferred tax assets:
           Allowance for loan losses                                  $ 489,985         $ 488,828
           Benefit plans                                                191,789           225,861
           Goodwill                                                     705,718           674,066
           Unrealized loss on securities available for sale                  --             1,849
           Other                                                         12,505            16,745
                                                                    -----------       -----------

               Total deferred tax assets                              1,399,997         1,407,349
                                                                    -----------       -----------

       Deferred tax liabilities:
           Deferred loan origination fees, net                          279,755           184,008
           Other                                                         12,138            18,856
                                                                    -----------       -----------

               Total deferred tax liabilities                           291,893           202,864
                                                                    -----------       -----------

               Net deferred tax asset included in other assets      $ 1,108,104       $ 1,204,485
                                                                    ===========       ===========



                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  INCOME TAXES  (Cont'd.)
----------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:


                                                              Year Ended December 31,
                                                           ----------------------------
                                                                2001            2000
                                                           ------------    ------------

       Federal income tax                                  $ 1,596,135     $ 1,718,863
       Increases (reductions) in taxes resulting from:
           New Jersey state income tax,
            net of federal income tax effect                    86,426          95,255
           Other items, net                                    (61,438)        (38,968)
                                                           -----------     -----------

       Effective income tax                                $ 1,621,123     $ 1,775,150
                                                           ===========     ===========



15.   NET INCOME PER COMMON SHARE
---------------------------------

                                                                   Year Ended December 31, 2001
                                                     ---------------------------------------------------------
                                                                               Weighted
                                                            Net                Average              Per Share
                                                          Income                Shares               Amounts
                                                     -----------------      --------------         -----------

Basic net income per share                                $ 3,073,393            4,768,681            $ 0.64
                                                                                                      ======

Effect of dilutive securities:
       Stock options                                              --                78,211
       Other                                                      --                12,675
                                                         -----------             ---------

Diluted net income per share                             $ 3,073,393             4,859,567            $ 0.63
                                                         ===========             =========            ======

                                                                   Year Ended December 31, 2000
                                                     ---------------------------------------------------------
                                                                               Weighted
                                                            Net                Average              Per Share
                                                          Income                Shares               Amounts
                                                     -----------------      --------------         -----------

Basic net income per share                                $ 3,280,328            4,808,870            $ 0.68
                                                                                                      ======
Effect of dilutive securities:
       Stock options                                               --               14,134
       Other                                                       --                4,726
                                                         -----------             ---------

Diluted net income per share                             $ 3,280,328             4,827,730            $ 0.68
                                                         ===========             =========            ======

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

At December 31, 2001 and 2000, the Bank had $5,505,000 and $2,125,000,
respectively, in outstanding commitments to originate and purchase loans. The outstanding commitments at December 31, 2001, include $4,171,000 for fixed rate mortgage loans at rates ranging from 6.25% to 6.875%, $350,000 for an adjustable rate mortgage loan with an initial rate of 6.75%, $165,000 for floating rate home equity lines of credit, $454,000 for the purchase of a loan participation, consisting of an adjustable rate loan on which the initial rate will be fixed at funding for fifteen years at 1.60% above the Federal Home Loan Bank CIP advance rate and will adjust on the fifteenth year thereafter, and a $365,000 construction loan with a floating rate.

At December 31, 2001 and 2000, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $9,179,000 and $6,152,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under the program ranges from 0.50% below to 1.75% above the prime rate published in The Wall Street Journal on the last day of the preceding month.

At December 31, 2001 and 2000, undisbursed funds from approved unsecured lines of credit under the Credit Reserve program totalled $141,000 and $114,000, respectively. Funds drawn on these lines are assessed interest at a rate of 15.00%.

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

Rentals under a long-term operating lease for a branch office amounted to approximately $56,000 for each of the years ended December 31, 2001 and 2000. At December 31, 2001, the minimum rental commitment under this noncancellable lease expiring in October, 2003, is $102,000, consisting of $56,000 for 2002 and $46,000 for 2003.

                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



16.  COMMITMENTS AND CONTINGENCIES  (Cont'd.)
---------------------------------------------

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

          Term Deposits
          -------------

          The fair value of term deposits is estimated by discounting future cash flows, using the current rates at which term deposits of similar remaining maturities could be obtained.

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

The carrying values and estimated fair values of financial instruments are as follows (in thousands):

                                                                             December 31,
                                                          ----------------------------------------------------
                                                                    2001                       2000
                                                          -------------------------  -------------------------
                                                           Carrying     Estimated     Carrying     Estimated
                                                             Value      Fair Value     Value      Fair Value
                                                          ------------  -----------  -----------  ------------
     Financial assets
      ----------------
      Cash and cash equivalents                               $17,290      $17,290      $ 8,878       $ 8,878
      Term deposits                                               200          202           --            --
      Securities available for sale                                --           --        2,994         2,994
      Investment securities held to maturity                   33,169       31,375       41,728        39,925
      Mortgage-backed securities held to maturity             137,328      139,335      130,628       130,185
      Loans receivable                                        165,936      170,008      164,038       167,854
      Accrued interest receivable                               1,880        1,880        2,308         2,308

      Financial liabilities
      ---------------------

      Deposits                                                240,864      242,826      237,956       238,893
      Borrowed money                                           76,856       76,711       62,290        61,822

      Commitments
      -----------

      Loan origination and purchase                             5,505        5,505        2,125         2,125
      Unused lines of credit                                    9,320        9,320        6,266         6,266


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



18.   PARENT ONLY FINANCIAL INFORMATION
---------------------------------------

The following are the condensed financial statements for West Essex Bancorp, Inc. (Parent company only).


                                                        STATEMENTS OF CONDITION
                                                        -----------------------


                                                                                            December 31,
                                                                                -------------------------------------
                                                                                     2001                 2000
                                                                                ----------------     ----------------
Assets:
        Cash and due from banks                                                        $ 19,564             $ 16,406
        Interest-bearing deposits                                                       359,343              262,629
        Securities held to maturity                                                   1,051,829            1,055,428
        Loan receivable                                                               1,570,096            3,710,993
        Real estate owned                                                               209,000                   --
        Investment in subsidiaries                                                   47,738,943           44,443,991
        Due from subsidiaries                                                           199,252              128,789
        Other assets                                                                     19,450                4,133
                                                                                   ------------         ------------

               Total assets                                                        $ 51,167,477         $ 49,622,369
                                                                                   ============         ============

Liabilities:
        Other liabilities                                                             $ 252,526            $ 174,357
                                                                                   ------------         ------------

                                                                                        252,526              174,357

Stockholders' equity                                                                 50,914,951           49,448,012
                                                                                   ------------         ------------

Total liabilities and stockholders' equity                                         $ 51,167,477         $ 49,622,369
                                                                                   ============         ============



                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



18.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------



                                                         STATEMENTS OF INCOME
                                                         --------------------



                                                                                      Year Ended December 31,
                                                                                -------------------------------------
                                                                                     2001                 2000
                                                                                ----------------     ----------------

Interest income                                                                       $ 292,708            $ 393,371
Gain on real estate owned                                                                    --             171,893
                                                                                   ------------         ------------

               Total income                                                             292,708              565,264

Loss on real estate owned                                                                11,924                   --
Other non-interest expenses                                                             140,413              147,926
                                                                                   ------------         ------------

               Total non-interest expenses                                              152,337              147,926
                                                                                   ------------         ------------

Income before income tax and equity in
   undistributed earnings of subsidiaries                                               140,371              417,338
Income tax                                                                               48,530              146,164
                                                                                   ------------         ------------

Income before equity in undistributed
  earnings of subsidiaries                                                               91,841              271,174
Equity in undistributed
  earnings of subsidiaries                                                            2,981,552            3,009,154
                                                                                   ------------         ------------

Net income                                                                          $ 3,073,393          $ 3,280,328
                                                                                    ===========          ===========


                                               WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              ------------------------------------------



18.   PARENT ONLY FINANCIAL INFORMATION  (Cont'd.)
--------------------------------------------------


                                                       STATEMENTS OF CASH FLOWS
                                                       ------------------------



                                                                                          Year Ended December 31,
                                                                                    ------------------------------------
                                                                                         2001                2000
                                                                                    ----------------    ----------------

Cash flows from operating activities:
        Net income                                                                      $ 3,073,393         $ 3,280,328
        Adjustments to reconcile net income to net cash
          provided by (used in) operating activities:
               Net amortization of premium and discount                                       3,599               2,479
               Equity in undistributed earnings of subsidiaries                          (2,981,552)         (3,009,154)
               Loss (gain) on sales of real estate owned                                     11,924            (171,893)
               Deferred income taxes                                                             --              69,276
               (Increase) decrease in other assets                                          (15,317)             17,953
               Change in due to/from subsidiaries                                           (12,079)         (1,009,361)
               (Decrease) in other liabilities                                               (6,824)            (26,296)
                                                                                         ----------          ----------

                      Net cash provided by (used in)  operating activities                   73,144            (846,668)
                                                                                         ----------          ----------

Cash flows from investing activities:
        Decrease in loans receivable from Bank                                            2,140,897             680,835
        Purchase of real estate owned from subsidiary                                      (240,890)                 --
        Proceeds from sales of real estate owned                                             19,966             306,893

                                                                                         ----------          ----------
                      Net cash provided by investing activities                           1,919,973             987,728
                                                                                         ----------          ----------

Cash flows from financing activities:
        Purchase of treasury stock                                                       (1,379,425)           (671,391)
        Proceeds from sales of treasury stock                                               294,380                  --
        Cash dividends paid to stockholders                                                (808,200)           (574,286)
                                                                                         ----------          ----------

                      Net cash (used in ) financing activities                           (1,893,245)         (1,245,677)
                                                                                         ----------          ----------

Net increase (decrease) in cash and cash equivalents                                         99,872          (1,104,617)

Cash and cash equivalents - beginning                                                       279,035           1,383,652
                                                                                         ----------          ----------

Cash and cash equivalents - ending                                                        $ 378,907           $ 279,035
                                                                                         ==========          ==========


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



19.   QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------

                                                                 Quarter Ended
                                 -------------------------------------------------------------------------------
                                   March 31,           June 30,          September 30,          December 31,
                                      2001               2001                2001                   2001
                                 ---------------    ---------------    ------------------     ------------------
                                                  (In thousands, except for per share amounts)

Total interest income                $6,129             $5,883               $5,808                 $5,645
Total interest expense                3,353              3,272                3,183                  2,974
                                     ------             ------               ------                 ------

Net interest income                   2,776              2,611                2,625                  2,671

Provision for loan losses                --                 --                   --                     --
Non-interest income                     177                151                  163                    197
Non-interest expenses                 1,714              1,675                1,585                  1,703
Income taxes                            441                375                  392                    413
                                     ------             ------               ------                 ------
Net income                           $  798             $  712               $  811                 $  752
                                     ======             ======               ======                 ======
Net income per common share:
    Basic                            $0.167             $0.149               $0.171                 $0.158
    Diluted                           0.165              0.146                0.167                  0.155

Weighted average number of
  common shares outstanding:
    Basic                             4,781              4,780                4,753                  4,761
    Diluted                           4,850              4,863                4,863                  4,863


                                                                 Quarter Ended
                                 -------------------------------------------------------------------------------
                                   March 31,           June 30,          September 30,          December 31,
                                      2000               2000                2000                   2000
                                 ---------------    ---------------    ------------------     ------------------
                                                  (In thousands, except for per share amounts)

Total interest income                $5,852             $6,028               $6,088                 $6,134
Total interest expense                3,067              3,246                3,395                  3,486
                                     ------             ------               ------                 ------

Net interest income                   2,785              2,782                2,693                  2,648

Provision for loan losses                --                 --                   --                     --
Non-interest income                     147                139                  122                    140
Non-interest expenses                 1,555              1,646                1,599                  1,601
Income taxes                            497                454                  393                    431
                                     ------             ------               ------                 ------

Net income                           $  880             $  821               $  823                 $  756
                                     ======             ======               ======                 ======
Net income per common share:
    Basic                            $0.182             $0.170               $0.171                 $0.158
    Diluted                           0.182              0.170                0.171                  0.156

Weighted average number of            4,824              4,823                4,804                  4,785
  common shares outstanding:          4,824              4,823                4,824                  4,840
    Basic
    Diluted


                    WEST ESSEX BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



20.   IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. The Company adopted SFAS No. 142 on January 1, 2002. The scope of SFAS No. 142 does not include unidentifiable intangible assets related to acquisitions of banks, savings banks, credit unions, other financial institutions having assets and liabilities of similar type, and branches of such enterprises. Such unidentifiable intangible assets, which include the excess of cost over assets acquired reported by the Company in its consolidated statements of financial condition, will continue to be governed by SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions". The Company does not believe the adoption of SFAS No. 142 will have a material impact on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the impairment of Disposal of Long-Lived Assets." This standard sets forth the accounting for the impairment of long-lived assets, whether they are held and used or are disposed of by sale or other means. It also broadens and modifies the presentation of discontinued operations. The standard will be effective for the Company's fiscal year 2002, although early adoption is permitted, and its provisions are generally to be applied prospectively. The Company does not believe SFAS No. 144 will have a material impact on its consolidated financial statements.


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



DIRECTORS AND OFFICERS
----------------------

       Directors of
West Essex Bancorp, Inc.                     Principal Officers of                    Principal Officers of
   and West Essex Bank                      West Essex Bancorp, Inc.                         West Essex Bank
   -------------------                      ------------------------                         ---------------


Leopold W. Montanaro                        Leopold W. Montanaro                        Leopold W. Montanaro
  Chairman of the Board                       President and Chief                         President and Chief
  of West Essex Bancorp, Inc.                 Executive Officer                           Executive Officer

William J. Foody                            Dennis A. Petrello                          Dennis A.Petrello
  Chairman of the Board                       Senior Executive Vice President             Senior Executive VicePresident
  of West Essex Bank                          and Chief Financial Officer                 and Chief Financial Officer
  Managing Partner
  Crow Holdings                             Charles E. Filippo                          Charles E.Filippo
                                              Executive Vice President                    Executive Vice President
David F. Brandley, Esq.                                                                   and Chief Lending Officer
  Partner in the Law Firm of                Craig L. Montanaro
  Brandley & Kleppe                           Senior Vice President,                    Craig L. Montanaro
                                              Secretary and Treasurer                     Senior Vice President
John J. Burke                                                                             and Chief Operating Officer,
  President                                                                               Secretary and Treasurer
  JJ Burke & Associates
                                                                                        Michael T. Sferrazza
S.M. Terry LaCorte                                                                        Vice President and Controller
  Retired President of
  North Jersey Press, Inc.                                                              Lisa A. Mulligan
                                                                                          Vice President and Human Resources
                                                                                          Officer
Everett N. Leonard
  Retired Verona Boro Administrator
                                                                                        Donna Duess
                                                                                          Vice President


INVESTOR AND CORPORATE INFORMATION

CORPORATE HEADQUARTERS
West Essex Bancorp, Inc.
417 Bloomfield Avenue, Caldwell, New Jersey  07006
(973) 226-7911

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m. on May 21, 2002, at the Radisson Hotel, Route 46, Fairfield, New Jersey. Stockholders are encouraged to attend.

Annual Report on Form 10-KSB

A copy of West Essex Bancorp, Inc.'s Annual Report on Form 10-KSB without exhibits is available without charge to stockholders upon written request. Requests should be sent to Mr. Dominic Tangredi, Compliance Officer.

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

Special Counsel

Muldoon Murphy and Faucette LLP, 5101 Wisconsin Avenue, NW, Washington, DC
20016.

Independent Accountants

Radics & Co., LLC, 55 Route 46 East, Pine Brook, New Jersey 07058.

Inquiries

Security analysts, retail brokers and stockholders seeking financial information should contact Dennis A. Petrello, Senior Executive Vice President and Chief Financial Officer. Requests for written materials can be forwarded to the attention of Mr. Dominic Tangredi, Investor Relations Department.

Stock Information

West Essex Bancorp, Inc., is traded on the Nasdaq National Market under the ticker symbol "WEBK." As of December 31, 2001, West Essex Bancorp, Inc. had 4,921,615 shares of common stock outstanding and approximately 384 shareholders of record.

Stock Price and Dividends

The following table discloses the dividends declared and the high and low bids for the Company's common stock on the Nasdaq National Market for each quarterly period indicated.


                           Dividends           High              Low
Quarter ended              Per Share         Bid Price        Bid Price
-------------              ---------         ---------        ---------

December 31, 2001            $ 0.13           $15.80              $12.84
September 31, 2001             0.12            14.64               11.84
June 30, 2001                  0.12            13.36               10.00
March 31, 2001                 0.12            10.40                9.70
December 31, 2000              0.08             9.80                9.10
September 30, 2000             0.08             9.60                7.20
June 30, 2000                  0.08             7.45                7.10
March 31, 2000                 0.08             7.70                7.00